Exhibit 10.47

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. [***] denotes omissions.

LICENSE AND COLLABORATION AGREEMENT

between

PTC THERAPEUTICS, INC.

PTC THERAPEUTICS HD, INC.

and

NOVARTIS PHARMACEUTICALS CORPORATION

Dated as of November 27, 2024

Page

ARTICLE 1 DEFINITIONS1

ARTICLE 2 GOVERNANCE21

2.1 Joint Development Committee.21

2.2 Joint Commercialization Committee.25

2.3 Joint Finance Committee.26

2.4 Joint Intellectual Property Committee28

2.5 Alliance Managers28

ARTICLE 3 GRANT OF LICENSES28

3.1 Grants to Licensee28

3.2 Sublicenses.29

3.3 Retention of Rights30

3.4 Exclusivity.31

3.5 Technology Transfer and Cooperation.32

ARTICLE 4 DEVELOPMENT; ONGOING CLINICAL TRIALS34

4.1 Development.34

4.2 Handling of Safety and Pharmacovigilance Matters.36

4.3 Safety and Data Monitoring Plans36

4.4 Subcontracting.37

4.5 Records37

ARTICLE 5 REGULATORY MATTERS37

5.1 Regulatory Activities by PTC.37

5.2 Licensee Regulatory Activities.38

5.3 Regulatory Diligence40

5.4 Clinical Safety Database40

5.5 Right of Reference40

5.6 Pharmacovigilance Agreement40

5.7 Transfer of Legacy Safety Data40

5.8 Compliance40

ARTICLE 6 COMMERCIALIZATION41

6.1 In General41

6.2 Commercialization Diligence41

6.3 Profit-Sharing Commercialization Plan and Budge41

6.4 Pricing Approvals41

6.5 Commercialization Costs41

6.6 Commercialization Reports42

6.7 Statements and Compliance with Applicable Law42

i

(continued)

Page

6.8 Product Trademarks42

ARTICLE 7 MANUFACTURING42

7.1 Existing Inventory; Licensee Responsibility42

7.2 Manufacturing Transfer; Additional Covenants43

7.3 Records Retention43

7.4 Regulatory Authority Inspections43

7.5 Licensee Audits44

7.6 Quality Agreement44

ARTICLE 8 FINANCIALS45

8.1 Upfront Payment45

8.2 Development and Regulatory Milestones45

8.3 Commercial Milestones46

8.4 Limitations47

8.5 Profit Sharing in the Profit-Sharing Territory47

8.6 Royalties.48

8.7 Reports and Payment Terms49

8.8 Payments50

8.9 Exchange Rate50

8.10 Currency Restrictions50

8.11 Interest on Late Payments50

8.12 Tax.50

8.13 Effective Date51

8.14 Financial Records51

8.15 Audit52

8.16 No Partnership53

ARTICLE 9 INTELLECTUAL PROPERTY53

9.1 Ownership of Intellectual Property.53

9.2 Maintenance and Prosecution of Patents54

9.3 Enforcement of Patents.56

9.4 Invalidity or Unenforceability Defenses or Actions.58

ARTICLE 10 CONFIDENTIALITY AND NON-DISCLOSURE59

10.1 Confidentiality Obligations59

10.2 Permitted Disclosures59

10.3 SEC Filings and Other Disclosures60

10.4 Information Security60

10.5 Return of Confidential Information61

10.6 Use of Name61

(continued)

Page

10.7 Public Announcements61

10.8 Publications62

ARTICLE 11 REPRESENTATIONS, WARRANTIES AND COVENANTS62

11.1 Mutual Representations and Warranties62

11.2 Additional Representations and Warranties of PTC63

11.3 Additional Representations and Warranties of Licensee65

11.4 Covenants between the Execution Date and the Effective Date66

11.5 Compliance with Anti-Corruption Laws; Policies66

11.6 Representations and Warranties as of the Effective Date67

11.7 DISCLAIMER OF WARRANTIES67

ARTICLE 12 INDEMNIFICATION67

12.1 Indemnification by Licensee67

12.2 Indemnification by PTC67

12.3 Notice of Claim68

12.4 Defense.68

12.5 Limitation of Liability69

12.6 Insurance69

ARTICLE 13 TERM AND TERMINATION70

13.1 Term70

13.2 Termination.70

13.3 Patent Challenge71

13.4 Termination for Insolvency.71

13.5 Effects of Termination72

13.6 Transition Assistance73

13.7 Accrued Rights; Surviving Obligations74

13.8 Termination Not Sole Remedy75

ARTICLE 14 ANTITRUST APPROVALS75

14.1 HSR Filings Prior to the Effective Date75

14.2 HSR Filing Procedures75

14.3 Other Antitrust Jurisdictions76

14.4 Effective Date76

14.5 Termination Date76

ARTICLE 15 MISCELLANEOUS77

15.1 Force Majeure77

15.2 Non-Solicitation77

15.3 Export Control77

(continued)

Page

15.4 Assignment77

15.5 Change in Control78

15.6 Severability78

15.7 Governing Law, Jurisdiction and Service.79

15.8 Dispute Resolution79

15.9 Notices.81

15.10 Entire Agreement; Amendments83

15.11 Expenses83

15.12 English Language83

15.13 Equitable Relief83

15.14 Waiver and Non-Exclusion of Remedies83

15.15 No Benefit to Third Parties84

15.16 Further Assurance84

15.17 Relationship of the Parties84

15.18 Counterparts84

15.19 References; Headings84

15.20 Construction84

(continued)

Page

SCHEDULES
Schedule 1.60 Schedule 1.61	Existing Inventory Existing Patents
Schedule 1.93	Initial Handover Package
Schedule 1.98	Sample Invoice
Schedule 1.108	Licensed Compound
Schedule 4.1.1	Initial Development Plan
Schedule 5.3	Regulatory Diligence Milestones
Schedule 6.2	Commercial Diligence Milestones
Schedule 6.8	Domain Name
Schedule 7.1	Existing Inventory Terms
Schedule 8.5.2	Net Profit or Loss
Schedule 8.8	Bank Account
Schedule 10.7	Initial Press Release
Schedule 14.3	CMA and European Commission Anti-trust Provisions

v

LICENSE AND COLLABORATION AGREEMENT

This License and Collaboration Agreement (the “Agreement”) is made and entered into as of November 27, 2024 (the “Execution Date”) and effective as of the Effective Date by and between PTC Therapeutics, Inc., a Delaware corporation having its principal place of business at 500 Warren Corporate Center Drive, Warren, New Jersey 07059 and its subsidiary, PTC Therapeutics HD, Inc., a Delaware corporation having its place of business at 500 Warren Corporate Center Drive, Warren, New Jersey 07059 (collectively “PTC”), and Novartis Pharmaceuticals Corporation, a corporation organized and existing under the laws of Delaware, having an address at One Health Plaza, East Hanover, New Jersey 07936 (“Licensee”). PTC and Licensee are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals

WHEREAS, PTC has developed Licensed Compounds for the treatment of Huntington’s disease and controls certain intellectual property rights with respect to the Licensed Compounds and Licensed Products in the Territory (each as defined herein);

WHEREAS, the Parties desire to collaborate on the development and commercialization of products containing Licensed Compounds;

WHEREAS, PTC wishes to grant a license to Licensee, and Licensee wishes to take, a license under such intellectual property rights to develop, manufacture and commercialize Licensed Products in the Territory, in each case in accordance with the terms and conditions set forth below; and

WHEREAS, PTC retains the rights to continue the Ongoing Clinical Trials, and Licensee wishes to enter into a profit sharing and commercialization relationship with PTC, in each case in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1
DEFINITIONS

For purposes of this Agreement, the terms defined in this ARTICLE 1 shall have the meanings specified below, whether used in their singular or plural form:

1.1“AAA” has the meaning set forth in Section 15.8.4(b).
1.2“Accelerated Approval” means an initial marketing approval for a product by the FDA pursuant to 21 U.S.C. 356(c) or 21 CFR Part 314, Subpart H based upon a surrogate endpoint or an intermediate clinical endpoint.

1.3“Accounting Standards” means: (a) with respect to Licensee, International Financial Reporting Standards (“IFRS”); and (b) with respect to PTC, the United States Generally Accepted Accounting Principles, in each case, consistently applied throughout the applicable Party’s organization. Each Party shall promptly notify the other Party in the event that it changes the Accounting Standards pursuant to which its records are maintained; provided, that each Party may only use internationally recognized accounting principles (e.g., IFRS, GAAP, etc.) as its Accounting Standards.
1.4“Acquired Affiliate” has the meaning set forth in Section 1.37.
1.5“Acquirer” has the meaning set forth in Section 3.4.2(a).
1.6“Acquiring Party” has the meaning set forth in Section 3.4.2(b).
1.7“Acquired Product” has the meaning set forth in Section 3.4.2(b).
1.8“Acquisition” has the meaning set forth in Section 3.4.2(b).
1.9“Active Ingredient” means an active ingredient as defined in 21 CFR 210.3(b)(7) and such equivalent legislation under the Applicable Law of other countries in the Territory.
1.10“Adverse Event” means any untoward medical occurrence in a patient or clinical investigation subject administered a pharmaceutical product and that does not necessarily have a causal relationship with the relevant treatment, including any unfavorable and unintended sign (including an abnormal laboratory finding), symptom, or disease temporally associated with the use of a medicinal (investigational) product, whether or not related to the medicinal (investigational) product.
1.11“Affiliate” means, with respect to a Party, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Party. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise; or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity). The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management or policies of such entity.
1.12“Agreement” has the meaning set forth in the preamble hereto.
1.13“Alliance Manager” has the meaning set forth in Section 2.5.
1.14“ANDA Act” has the meaning set forth in Section 9.3.3.

1.15“Anti-Corruption Laws” has the meaning set forth in Section 11.5.
1.16“Applicable Law” means federal, state, local, national and supra-national laws, statutes, rules, and regulations, including any rules, regulations, guidelines, or other requirements of the Governmental Authorities, major national securities exchanges or major securities listing organizations, that may be in effect from time to time during the Term and applicable to a particular activity or country or other jurisdiction hereunder.
1.17“Arbitration Notice” has the meaning set forth in Section 15.8.3.
1.18“Bankruptcy Laws” has the meaning set forth in Section 13.4.2.
1.19“Baseball Arbitration” has the meaning set forth in Section 15.8.4(a).
1.20“Breaching Party” has the meaning set forth in Section 13.2.3.
1.21“Business Day” means a day other than a Saturday or Sunday on which banking institutions in Basel, Switzerland, Zurich, Switzerland, Luxembourg, Luxembourg, New York, New York or Newark, New Jersey are open for business.
1.22“Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date, and the last Calendar Quarter shall end on the last day of the Term.
1.23“Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.
1.24“Centralized Approval Procedure” means the procedure through which a MAA filed with the EMA results in a single marketing authorization valid throughout the European Union.
1.25“Change in Control” means, with respect to a Party, the occurrence of any of the following events: (a) any Third Party (or group of Third Parties acting in concert) acquires directly or indirectly the beneficial ownership of any voting security of such Party, or if the percentage ownership of such Third Party in the voting securities of such Party is increased through stock redemption, cancellation or other recapitalization, and immediately after such acquisition or increase such Third Party is, directly or indirectly, together with its Affiliates, the beneficial owner of voting securities representing fifty percent (50%) or more of the total voting power of all of the then-outstanding voting securities of such Party; (b) the consummation of a merger, consolidation, recapitalization, or reorganization of such Party, other than any such transaction which would result in stockholders or equity holders of such Party immediately prior to such transaction directly or indirectly owning at least fifty percent (50%) of the outstanding securities of the surviving entity (or its parent entity) immediately following such transaction; (c) the stockholders or equity holders of such Party approve a plan of complete liquidation of such Party, or an agreement for the sale or disposition by such Party of all or a substantial portion of such Party’s assets; or (d) the sale or other transfer to a Third Party of all or substantially all of such Party’s assets which relate to this Agreement.
1.26“Clinical Trial” means a clinical trial or such other study in humans that is conducted in accordance with GCP and is designed to generate data in support or maintenance of an NDA, MAA or other similar marketing application.
1.27“Closing Certificate” has the meaning Section 11.4.11.
1.28“CMO” means a contract manufacturing organization.
1.29“CoC Party” has the meaning set forth in Section 3.4.2(a).
1.30“Combination Product” has the meaning set forth in Section 1.127.
1.31“Commercial Milestone Event” has the meaning set forth in Section 8.3.
1.32“Commercial Milestone Payment” has the meaning set forth in Section 8.3.
1.33“Commercialization” means any and all activities directed to the preparation for sale of, offering for sale of, or sale of a Licensed Product or a Competing Product (as applicable), including activities related to marketing, pricing, promoting, branding, distributing, exporting and importing such Licensed Product or a Competing Product (as applicable), and interacting with Regulatory Authorities regarding any of the foregoing and any and all activities directed to obtaining Pricing Approvals. For clarity, Commercialization shall not include Development or Manufacturing. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization, and “Commercialized” has a corresponding meaning.
1.34“Commercially Reasonable Efforts” means, (a) with respect to the performance of activities under this Agreement by PTC, the carrying out of such activities in a sustained and diligent manner, by employees and personnel with sufficient seniority and expertise in such activities, and using efforts and resources commonly used in the biopharmaceutical industry by companies with resources and expertise similar to those of PTC for compounds or products of similar market potential at a similar stage in development or product life, which level of effort is commensurate with the level of effort that PTC would devote to its own internal compounds or products; and (b) with respect to the performance of Development, Commercialization, or Manufacturing activities with respect to a Licensed Compound or a Licensed Product by Licensee, the carrying out of such activities in a sustained and diligent manner, by employees and personnel with sufficient seniority and expertise in such activities, and using efforts and resources comparable to the efforts and resources commonly used in the biopharmaceutical industry by companies with resources and expertise similar to those of Licensee for compounds or products of similar market potential at a similar stage in development or product life, which level of effort is commensurate with the level of effort that Licensee would devote to its own internal compounds or products, in each case of (a) and (b), taking into account any of the following: issues of intellectual property coverage, safety and efficacy, reasonably anticipated or approved labeling, Applicable Law, and any other relevant scientific, technical, commercial and other factors.

1.35“Competing Product” means any product comprising or containing an oral, small molecule direct splicing modifier molecule that modulates the splicing of the huntingtin (HTT) pre-mRNA leading primarily to reduction of HTT protein for the purpose of preventing, treating, or palliating Huntington Disease and associated juvenile and pre-symptomatic Huntington conditions, other than a Licensed Product.
1.36“Confidential Information” means any technical, business, or other information or data provided orally, visually, in writing or other form by or on behalf of one Party to the other Party in connection with this Agreement, whether prior to, on, or after the Execution Date, including information relating to the terms of this Agreement, any Licensed Compound or any Licensed Product (including all Regulatory Documentation), any Exploitation of any Licensed Compound or any Licensed Product, any Know-How with respect thereto developed by or on behalf of the disclosing Party or its Affiliates (including PTC Know-How, PTC Platform Know-How and Licensee Know-How, as applicable), or the scientific, regulatory or business affairs or other activities of either Party. Notwithstanding the foregoing, Joint Know-How shall be deemed to be the Confidential Information of both Parties.
1.37“Control” means, with respect to any item of Know-How, Regulatory Documentation, Material, Patent, or other Intellectual Property Right existing on or after the Execution Date and during the Term, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise (other than by operation of the license and other grants in Section 3.1), to grant a license, sublicense or other right (including the right to reference Regulatory Documentation) to or under such Know-How, Regulatory Documentation, Material, Patent, or other Intellectual Property Right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party. Notwithstanding the foregoing, neither Party shall be deemed to Control any Know-How (including Confidential Information), Material, Patent, Regulatory Documentation, or other Intellectual Property Right that, prior to the consummation of a Change in Control of such Party, is owned or in-licensed by an Acquired Affiliate unless (a) prior to the consummation of such Change in Control, such Party or any of its Affiliates also Controlled such Intellectual Property Right, or (b) after the consummation of such Change in Control, such Party or any of its Affiliates determines to use or uses any such Know-How (including Confidential Information), Material, Patent, Regulatory Documentation, or other Intellectual Property Right in the performance of its obligations or exercise of its rights under this Agreement, in each of which cases ((a) and (b)), such Know-How (including Confidential Information), Material, Patent, Regulatory Documentation, or other Intellectual Property Right will be “Controlled” by such Party for purposes of this Agreement. In addition, if PTC in-licenses or otherwise acquires an item of Know-How, Regulatory Documentation, Material, Patent, or other Intellectual Property Right after the Execution Date, such shall not be deemed “Controlled” by PTC unless the Parties mutually agree on the terms and cost to sublicense such Know-How, Patent, Material, Regulatory Documentation, or other Intellectual Property Right. For the purposes of this definition, an “Acquired Affiliate” is an entity that becomes an Affiliate of a Party through acquisition (or other comparable transactions) of such Party by a Third Party.
1.38“Cover”, “Covering” or “Covered” with respect to a particular subject matter at issue and a relevant Patent or individual claim in such Patent, as applicable, that the composition or Exploitation of such subject matter would, in the absence of a license or other right to use, infringe one (1) or more issued claims in such Patent, and for the purpose of determining such infringement of pending patent applications would infringe such pending claim if it were to issue.
1.39“Data” means any and all data and results that have arisen or arise from the Exploitation of a Licensed Compound or Licensed Product, including pharmacology data, preclinical data, clinical data, investigator reports (both preliminary and final), statistical analysis, expert opinions and reports, and safety and other electronic databases, in each case, in any and all forms, including files, reports, raw data, source data (including patient medical records and original patient report forms, but excluding patient-specific data to the extent required by Applicable Law) and the like.
1.40“Data Integrity” means the procedures and controls in place to ensure that all data (including electronic records) are Attributable, Legible, Contemporaneous, Original, Accurate, Complete, Available, Consistent and Enduring (ALCOA+) through from their creation, processing, review, reporting and retention (over the data lifecycle)
1.41“Data Room” means PTC’s “Project Hercules” data room hosted by DFS Venue.
1.42“Debarred” means: (a) debarred under Section 306(a) or (b) of the FFDCA or any comparable provision of foreign law, (b) convicted of any of the felonies identified among the exclusion authorities listed on the U.S. Department of Health and Human Services, Office of Inspector General (OIG) website, including 42 U.S.C. § 1320a-7(a) (http://oig.hhs.gov/exclusions/authorities.asp), (c) identified in the OIG List of Excluded Individuals/Entities (LEIE) database (http://exclusions.oig.hhs.gov/) or otherwise excluded from contracting with the federal government (see the System for Award Management (formerly known as the Excluded Parties Listing System) at http://sam.gov/portal/public/SAM/), or (d) listed by any U.S. federal agency as being suspended, debarred, excluded or otherwise ineligible to participate in federal procurement or non-procurement programs, including under 21 U.S.C. § 335a (http://www.fda.gov/ora/compliance_ref/debar/).
1.43“Debarred Person” has the meaning set forth in Section 11.1.7.
1.44“Default Notice” has the meaning set forth in Section 13.2.3.
1.45“Derivative Compounds” means, with respect to a particular Licensed Compound referenced in Section 1.108(a), (b) or (c):
(a)any prodrugs, metabolites (including all nucleotide metabolites and mimetics thereof) and prodrugs of any such metabolites, in each case, of such Licensed Compound;
(b)all stereoisomers, including enantiomers and diastereoisomers thereof, of such Licensed Compound;
(c)all tautomers, including purified tautomers, the corresponding tautomeric mixtures and any combination of tautomers in any degree of tautomeric purity of such Licensed Compound;

(d)all salt forms and esters of such Licensed Compound; and
(e)all crystal, amorphous forms, and polymorphic forms of such Licensed Compound.
1.46“Development” means all activities related to pre-clinical, non-clinical and clinical research and development, test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, qualification and validation, quality assurance/quality control, clinical studies, including Manufacturing in support thereof, statistical analysis and report writing, the preparation and submission of Drug Approval Applications, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval. When used as a verb, “Develop” means to engage in Development.
1.47“Development Milestone Event” has the meaning set forth in Section 8.2.
1.48“Development Milestone Payment” has the meaning set forth in Section 8.2.
1.49“Development Plan” has the meaning set forth in Section 4.1.1.
1.50“Dismissed” has the meaning set forth in Section 13.4.1.
1.51“Dispute Notice” has the meaning set forth in Section 15.8.1.
1.52“Dollars” or “$” means United States Dollars.
1.53“Drug Approval Application” means a New Drug Application (an “NDA”) as defined in the FFDCA, or any corresponding foreign application in the Territory, including, (i) with respect to the European Union, a Marketing Authorization Application (a “MAA”) filed with the EMA pursuant to the Centralized Approval Procedure, (ii) with respect to the United Kingdom, an MAA filed with the Medicines and Healthcare products Regulatory Agency (“MHRA”), or (iii) with the applicable Regulatory Authority of a country in the European Union with respect to the mutual recognition or any other national approval procedure. An application for a label expansion is a “Drug Approval Application”.
1.54“DSUR” has the meaning set forth in Section 4.2.1.
1.55“Effective Date” has the meaning set forth in Section 14.4.
1.56“EMA” means the European Medicines Agency and any successor agency or authority having substantially the same function.
1.57“European Regulatory Approval” means, with respect to a Licensed Product, receipt of Regulatory Approval of such Licensed Product from the relevant Regulatory Authority in three (3) of the Major European Markets.

1.58“European Union” means the economic, scientific, and political organization of member states as it may be constituted from time to time. For the avoidance of doubt, as of the Execution Date, the European Union does not include the United Kingdom.
1.59“Execution Date” has the meaning set forth in the preamble hereto.
1.60“Existing Inventory” means the inventory of Licensed Compound and Licensed Product and placebo existing as of the Execution Date as set forth on Schedule 1.60.
1.61“Existing Patents” means the Patents listed on Schedule 1.61.
1.62“Existing Regulatory Documentation” means the Regulatory Documentation Controlled by PTC or any of its Affiliates as of the Effective Date.
1.63“Exploit” or “Exploitation” means to make, have made, import, use, sell, or offer for sale, including to Develop, Commercialize, register, Manufacture, have Manufactured, hold, or keep (whether for disposal or otherwise), have used, export, transport, distribute, promote, market, or have sold or otherwise dispose of.
1.64“FAA” has the meaning set forth in Section 15.8.3.
1.65“FDA” means the United States Food and Drug Administration and any successor agency(ies) or authority having substantially the same function.
1.66“FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §301 et seq., as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).
1.67“Field” means any and all uses in humans and animals.
1.68“First Commercial Sale” means the first sale through a bona fide arm’s-length transaction, or commercial use, of any Licensed Product in a country following receipt of Regulatory Approval (excluding Pricing Approval, solely for the purposes of royalties under this Agreement, and the Commercialization reporting obligation in Section 6.6) of such Licensed Product by Licensee or any of its Affiliates or their Sublicensees, excluding any Licensed Product transferred or disposed of as samples or for clinical trials for any so-called treatment investigational new drug sales, named patient sales, expanded access program, compassionate or emergency use sales or pre-license sales made for non-commercial, compassionate purpose, or any indigent program or promotional or educational purposes.
1.69“Force Majeure” has the meaning set forth in Section 15.1.
1.70“FTE” means [***] hours of work per full Calendar Year (or equivalent pro-rata portion thereof for a period less than twelve (12) months) devoted to or in support of the activities undertaken by a Party under this Agreement, that is carried out by one or more employees or contracted personnel of a Party or its Affiliates, as such hours are measured in accordance with such Party’s normal time allocation practices. For clarity, FTE only applies to employees and contracted personnel of a Party and does not apply to subcontractors, contract research organizations or contract manufacturing organizations of a Party.
1.71“FTE Cost” means personnel costs incurred, covering the cost of salaries, benefits, infrastructure costs, travel, general laboratory or office supplies, postage, insurance, training and all other general expenses and overhead items.
1.72“GAAP” means the United States Generally Accepted Accounting Principles consistently applied.
1.73“GCP” means the then-current good clinical practice standards for Clinical Trials for pharmaceutical products, as set forth in the FFDCA or other Applicable Law, and such standards of good clinical practice as are required by the applicable Regulatory Authority(ies) for which the applicable pharmaceutical product is intended to be developed, to the extent such standards are not less stringent than United States GCP.
1.74“Generic Product” means, with respect to a Licensed Product in a country, another pharmaceutical product that: (a) is sold by a Third Party other than a Sublicensee; (b) is authorized for use in such country in one (1) or more of the indications for which such Licensed Product has Regulatory Approval in such country; and (c) (i) contains the same active pharmaceutical ingredient(s) as such Licensed Product and (ii) is a product approved by way of an abbreviated regulatory mechanism by the Regulatory Authority in such country that, in each case, meets the equivalency determination by the applicable Regulatory Authority and is substitutable for such Licensed Product.
1.75“GLP” means the then-current good laboratory practice standards as promulgated or endorsed by FDA as defined in 21 C.F.R. Part 58 or the successor thereto, or comparable regulatory standards in jurisdictions outside the United States.
1.76“GMP” means the then-current good manufacturing practices as specified in 21 C.F.R. Parts 11, 210 and 211, ICH Guideline Q7A, or equivalent laws, rules, or regulations of an applicable Regulatory Authority at the time of manufacture.
1.77“Governmental Authority” means any federal, state, national, state, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).
1.78“GVP” means the then-current set of measures for: (a) the performance of pharmacovigilance in the EU; and (b) monitoring the safety of medicines on sale to the public in the U.S. and other countries.
1.79“GxP” means GMP, GCP, GLP or GVP.
1.80“GxP Audit” means an audit, which is comprised of an evaluation of the state of compliance of the systems and sub-systems, applicable to a manufacturing site, non-manufacturing site, investigator site or service provider site or a GxP system or process, with EU and U.S.

standards and ICH Guidelines, and the applicable regulations in the countries where a Licensed Compound or Licensed Product or any component thereof is Manufactured or Commercialized.
1.81“Handover Packages” means, together, the Initial Handover Package, the Ongoing Phase 2A Handover Package and the Ongoing OLE Clinical Trial Handover Package and each being a “Handover Package”.
1.82“Handover Deficiencies” has the meaning set forth in Section 3.5.2(d).
1.83“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder.
1.84“HSR Clearance Date” has the meaning set forth in Section 11.4.11.
1.85“HSR Conditions” means the following conditions, collectively: (a) the waiting period under the HSR Act (and any extension thereof, including under any agreement between a Party and a Governmental Authority agreeing not to consummate the Agreement prior to a certain date) shall have expired or earlier been terminated, (b) no injunction (whether temporary, preliminary or permanent) prohibiting consummation of the transaction contemplated by this Agreement or any material portion hereof shall be in effect, (c) no judicial or administrative proceeding opposing consummation of all or any part of this Agreement shall be pending, and (d) no requirements or conditions shall have been imposed by the United States Department of Justice or Federal Trade Commission (as applicable) in connection with the filings by the Parties under the HSR Act, other than requirements or conditions that are satisfactory to the Party on whom such requirements or conditions are imposed.
1.86“HSR Filing” means filings with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice of a Notification and Report Form for Certain Mergers and Acquisitions (as that term is defined in the HSR Act) with respect to the subject matter of this Agreement, together with all required documentary attachments thereto.
1.87“Improvement” has the meaning set forth in Section 9.1.3.
1.88“IND” means an application filed with a Regulatory Authority for authorization to commence Clinical Trials, including (a) an Investigational New Drug Application as defined in the FFDCA or any successor application or procedure filed with the FDA, (b) any equivalent thereof in other countries or regulatory jurisdictions, and (c) all supplements, amendments, variations, extensions and renewals thereof that may be filed with respect to the foregoing.
1.89“Indemnification Claim Notice” has the meaning set forth in Section 12.3.
1.90“Indemnified Party” has the meaning set forth in Section 12.3.
1.91“Indemnifying Party” has the meaning set forth in Section 12.3.
1.92“Initial Press Release” has the meaning set forth in Section 10.7.

1.93“Initial Handover Package” means, with respect to the Licensed Compound and Licensed Product, the technical, preclinical, clinical, safety, regulatory and Manufacturing (including CMC) data and information and documents (including CMC documents) listed on Schedule 1.93.
1.94“Initiation” means, with respect to a Clinical Trial, the first dosing of the first human subject in such Clinical Trial.
1.95“Intellectual Property Rights” means any Know-How, Patents, trademarks, service marks, registered designs, copyrights, database rights, design rights, inventions, confidential information, applications for any of the above, and any similar right recognized from time to time in any jurisdiction including any applications for registration of the foregoing, together with all rights of action in relation to the infringement of any of the above as exist anywhere in the world.
1.96“Invention” means any invention, discovery or other Know-How that is discovered, generated, conceived or reduced to practice by or on behalf of a Party or its Affiliates or sublicensees through activities conducted under this Agreement, including all right, title and interest in and to the Intellectual Property Rights thereof, including Patents, therein and thereto.
1.97“Investigator Notification” means a notification for all participating investigators of any Serious Adverse Event (experience) assessed by the sponsor as unexpected and suspected to the study investigational medicinal product or presents any findings that suggest significant risk for the applicable subjects involved in the applicable trial.
1.98“Invoice” means an invoice from PTC substantially in the form of Schedule 1.98.
1.99“JCC” has the meaning set forth in Section 2.2.1.
1.100“JDC” has the meaning set forth in Section 2.1.1.
1.101“JFC” has the meaning set forth in Section 2.3.1.
1.102“JIPC” has the meaning set forth in Section 2.4.
1.103“Joint Intellectual Property Rights” has the meaning set forth in Section 9.1.2.
1.104“Joint Know-How” has the meaning set forth in Section 9.1.2.
1.105“Joint Patents” has the meaning set forth in Section 9.1.2.
1.106“Know-How” means all technical, scientific, and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including: biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols; assays; and biological methodology; in each case (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed.
1.107“Knowledge” means the actual knowledge without any duty to conduct any investigation with respect to such facts and information of the [***].
1.108“Licensed Compound” means [***] PTC518 [***].
1.109“Licensed Patents Infringement” has the meaning set forth in Section 9.3.1(a).
1.110“Licensed Product” means any product comprising or containing a Licensed Compound (a) whether as the sole therapeutically active ingredient or in combination or adjunct therapy with one or more other therapeutically active ingredient and (b) in any dosage form or strengths, formulation or method of delivery.
1.111“Licensee” has the meaning set forth in the preamble hereto.
1.112“Licensee Indemnitees” has the meaning set forth in Section 12.2.
1.113“Licensee Know-How” means all Know-How Controlled by Licensee or any of its Affiliates or Sublicensees as of the Execution Date or during the Term that is necessary or reasonably useful for the Development, Manufacture, or Commercialization of any Licensed Compound or any Licensed Product. Notwithstanding the foregoing, Licensee Know-How shall not include (a) any Know-How that relates to any other Active Ingredient or other proprietary compound, or product owned by, licensed to or otherwise Controlled by Licensee or its Affiliates, or (b) Licensee’s interest in any Joint Patents or any Joint Know-How.
1.114“Licensee Patents” means all of the Patents Controlled by Licensee or any of its Affiliates or Sublicensees as of the Execution Date or at any time during the Term that are necessary or reasonably useful (or, with respect to patent applications, would be necessary or reasonably useful if such patent applications were to issue as patents) for the Exploitation of any Licensed Compound or any Licensed Product. Notwithstanding the foregoing, Licensee Patents shall not include (a) any Patents owned by, licensed to or otherwise Controlled by Licensee or its Affiliates that claim any other Active Ingredient or other proprietary compound or product as a composition of matter that is not a Licensed Compound, or (b) Licensee’s interest in any Joint Patents.
1.115“Losses” has the meaning set forth in Section 12.1.
1.116“MAA” has the meaning set forth in Section 1.43.
1.117“Major European Market” means each of the United Kingdom, France, Germany, Italy and Spain.
1.118“Major Market” means each of the United States, Brazil, Switzerland, Russia and the Major European Markets.

1.119“Manufacture” and “Manufacturing” means all activities related to the planning, purchasing, production, manufacture, processing, compounding, purifying, formulating, filling, finishing, testing, packaging, labeling, serialization, storage, shipping, and holding of any Licensed Compound, any Licensed Product, or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, sample retention, stability testing, quality assurance, and quality control.
1.120“Manufacturing Know-How” means, with respect to a Party, any and all Know-How which is owned or otherwise Controlled by such Party or any of its Affiliates as of the Effective Date or at any time thereafter during the Term, which Know-How is used in or useful for or otherwise related to Manufacturing of any product (or any components or process steps involving any such product), including any Licensed Compound or Licensed Product.
1.121“Manufacturing Process” has the meaning set forth in Section 7.2.
1.122“Manufacturing Transfer” has the meaning set forth in Section 7.2.
1.123“Materials” means any tangible compositions of matter, articles of manufacture, assays, chemical, biological or physical materials, and other similar materials, including raw ingredients, intermediates, excipients, impurities, processing aids, active pharmaceutical ingredients, placebo, packaging and labelling materials and components (including printed and non-printed components, where applicable).
1.124“MHRA” has the meaning set forth in Section 1.53.
1.125“Monetization Transaction” has the meaning set forth in Section 3.2.5.
1.126“NDA” has the meaning set forth Section 1.53.
1.127“Net Sales” means the net sales recorded by Licensee or any of its Affiliates or their Sublicensees (excluding, for clarity, any distributors or wholesalers) for any Licensed Product sold to Third Parties other than Sublicensees as determined in accordance with Licensee’s Accounting Standards as consistently applied, less a deduction of [***] percent ([***]%) for direct expenses related of the sales of the Licensed Product, distribution and warehousing expenses and uncollectible amounts on previously sold products. The deductions booked on an accrual basis by Licensee and its Affiliates under its Accounting Standards to calculate the recorded net sales from gross sales include the following:
(a)normal trade and cash discounts;
(b)amounts repaid or credited by reasons of defects, rejections, recalls or returns;
(c)rebates and chargebacks (including claw-backs) to customers and other Third Parties (including Medicare, Medicaid, Managed Healthcare and similar types of rebates);

(d)amounts provided or credited to customers through coupons and other discount programs;
(e)delayed ship order credits, discounts or payments related to the impact of price increases between purchase and shipping dates or retroactive price reductions;
(f)fee for service payments to customers for any non-separable services (including compensation for maintaining agreed inventory levels and providing information); and
(g)other reductions or specifically identifiable amounts deducted for reasons similar to those listed above in accordance with Licensee’s Accounting Standards.

With respect to the calculation of Net Sales:

(i)Net Sales only include the value charged or invoiced on the first arm’s length sale to a Third Party;
(ii)sales between or among Licensee and its Affiliates and Sublicensees shall be disregarded for purposes of calculating Net Sales;
(iii)if a Licensed Product is delivered to a Third Party before being invoiced (or is not invoiced), Net Sales will be calculated at the time all the revenue recognition criteria under Licensee’s Accounting Standards are met; and
(iv)in the event that the Licensed Product is sold in a finished dosage form containing the Licensed Compound in combination with one (1) or more other active ingredients (a “Combination Product”), the Net Sales will be calculated by multiplying the Net Sales of the Combination Product by the fraction, A/(A+B) where A is the weighted average net sale price (by sales volume) in the relevant country of the Licensed Product containing the Licensed Compound as the sole active ingredient in finished form, and B is the weighted average net sale price (by sales volume) in that country of the product(s) containing the other component(s) as the sole active ingredient(s) in finished form. Regarding prices comprised in the weighted average net price (by sales volume) when sold separately referred to above, if these are available for different dosages from the dosages of the Licensed Compound and other active ingredient components that are included in the Combination Product, then Licensee shall be entitled to make a proportional adjustment to such prices in calculating Net Sales of the Combination Product. If the weighted average net sale price (by sales volume) cannot be determined for the Licensed Product or other product(s) containing the single the Licensed Compound or component(s), the calculation of Net Sales for the Combination Product will be agreed by the Parties based on the relative value contributed by each component (each Party’s agreement not to be unreasonably withheld, conditioned or delayed).
1.128“Non-Breaching Party” has the meaning set forth in Section 13.2.3.
1.129“Ongoing Clinical Trial Activities” means, together, the Ongoing Phase 2A Clinical Trial Activities and the Ongoing OLE Clinical Trial Activities.

1.130“Ongoing Clinical Trials” means, together, the Ongoing Phase 2A Clinical Trial and the Ongoing OLE Clinical Trial.
1.131“Ongoing OLE Clinical Trial” means the Phase II Clinical Trial of the Licensed Compounds and Licensed Products being conducted by PTC as of the Execution Date, the official title of which is “A Phase 2b, Double-Blind, Randomized Extension Study to Evaluate the Long-Term Safety and Efficacy of PTC518 in Participants With Huntington’s Disease” (having clinicaltrials.gov ID: NCT06254482).
1.132“Ongoing OLE Clinical Trial Activities” means the activities undertaken by or on behalf of PTC or its Affiliates in connection with the Ongoing OLE Clinical Trial as set forth in the Development Plan until the Ongoing OLE Clinical Trial Handover Date.
1.133“Ongoing OLE Clinical Trial Handover” has the meaning set forth in Section 4.1.5.
1.134“Ongoing OLE Clinical Trial Handover Date” means the date on which, on a country-by-country basis, Licensee becomes the sponsor of the Ongoing OLE Clinical Trial in accordance with Section 4.1.5.
1.135“Ongoing OLE Clinical Trial Handover Package” has the meaning set forth in Section 3.5.2(b).
1.136“Ongoing Phase 2A Clinical Trial” means the Phase II Clinical Trial of the Licensed Compound and Licensed Product being conducted by PTC as of the Execution Date, the official title of which is “A Phase 2A, Randomized, Placebo-Controlled, Dose-Ranging Study to Evaluate the Safety and Efficacy of PTC518 in Subjects With Huntington’s Disease” (having clinicaltrials.gov ID NCT05358717).
1.137“Ongoing Phase 2A Clinical Trial Activities” means the activities undertaken by or on behalf of PTC or its Affiliates in connection with the Ongoing Phase 2A Clinical Trial as set forth in the Development Plan.
1.138“Ongoing Phase 2A Handover Package” means, with respect to the Ongoing Phase 2A Clinical Trial, (a) the final clinical study report, setting forth the results and underlying data of the Ongoing Phase 2A Clinical Trial, in customary format and level of detail mutually agreed by the Parties; and (b) access to the data and results arising out of the Ongoing Phase 2A Clinical Trial.
1.139“Other Antitrust Jurisdictions” means the antitrust authorities described in Schedule 14.3.
1.140“Party” and “Parties” has the meaning set forth in the preamble hereto.
1.141“Patent Actions” has the meaning set forth in Section 9.2.1.
1.142“Patent Challenge” means any direct dispute or challenge of the validity, patentability, scope, priority, construction, non-infringement, inventorship, ownership or enforceability of any PTC Patent or any claim thereof, or opposition or assistance in the opposition of the grant of any letters patent within the licensed patent rights, in any legal or administrative proceedings, including in a court of law, before the USPTO or other agency or tribunal in any jurisdiction, or in arbitration including by reexamination, inter partes review, opposition, interference, post-grant review, nullity proceeding, pre-issuance submission, third party submission, derivation proceeding or declaratory judgment action. The term “Patent Challenge” will not include (a) Licensee being an essential party in any patent interference proceeding before the USPTO, which interference Licensee acts in good faith to try to settle, or (b) Licensee, due to its status as an exclusive licensee of Patents other than PTC Patents, being named by the licensor of such Patents as a real party in interest in such an interference, so long as Licensee either abstains from participation in, or acts in good faith to settle, the interference. Further, a “Patent Challenge” will not include arguments made by Licensee that (i) distinguish the inventions claimed in Patents Controlled by Licensee outside of this Agreement from those claimed in the PTC Patents but (ii) do not disparage the PTC Patents or raise any issue of PTC Patents’ compliance with or sufficiency under applicable patent laws, regulations or administrative rules, in each case (x) in the ordinary course of ex parte prosecution of the Patents Controlled by Licensee outside of this Agreement or (y) in inter partes proceedings before the USPTO or other agency or tribunal in any jurisdiction (excluding interferences or derivation proceedings), or in arbitration, wherein Patents Controlled by Licensee outside of this Agreement have been challenged or (z) are made in connection with a response to a claim or allegation that Licensee or its Affiliates infringes or may infringe any Patents Controlled or enforceable by PTC or its Affiliates.
1.143“Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications; (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications; (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention; (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b), and (c)); and (e) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.
1.145“PDMA” means the Japan’s Pharmaceuticals and Medical Devices Agency and any successor agency(ies) or authority having substantially the same function.
1.146“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.
1.147“Pharmacovigilance Agreement” has the meaning set forth in Section 5.6.

1.148“Phase II Clinical Trial” means a Clinical Trial of a Licensed Compound or Licensed Product, the principal purpose of which is a determination of safety and efficacy in the target patient population or a similar clinical study prescribed by the Regulatory Authorities, from time to time, pursuant to Applicable Law or otherwise, including the trials referred to in 21 C.F.R. §312.21(b), as amended (or foreign equivalent thereof).
1.149“Phase III Clinical Trial” means a Clinical Trial of a Licensed Compound or Licensed Product in any country that is (a) conducted after evidence suggesting effectiveness of the Licensed Compound or Licensed Product has been obtained pursuant to one or more previous Clinical Trials, and (b) conducted to gather additional information about effectiveness and safety as needed to evaluate the benefit-risk relationship of the drug and to provide an adequate basis for submission of a Drug Approval Application, including the trials referred to in 21 C.F.R. § 312.21(c), as amended or its successor regulation or a Regulatory Authority with similar requirements in a country other than the United States (or foreign equivalent thereof).
1.150“Phase IV Clinical Trial” means, with respect to a Licensed Product, a clinical study of such product that is conducted post-Regulatory Approval and that is not conducted for the purpose of: (a) obtaining, maintaining or expanding a Regulatory Approval; or (b) studying the applicable product for a potential expanded label.
1.151“Pivotal Trial” means a Clinical Trial of a Licensed Compound or Licensed Product that is prospectively designed to confirm with statistical significance in an expanded patient population the efficacy and safety of a drug in a given patient population, and the results of which are intended to form the basis for Regulatory Approval. For the avoidance of doubt, a clinical trial that meets the foregoing criteria shall be deemed a Pivotal Trial regardless of whether it is characterized as a “Phase 2a,” “Phase 2b,” or “Phase 2b/3,” or “Phase 3” Clinical Trial.
1.152“Pricing Approval” means, in any country where a Governmental Authority, in parallel with or subsequent to the granting of Regulatory Approval, authorizes reimbursement for, or approves or determines pricing for, pharmaceutical products, receipt (or, if required to make such authorization, approval or determination effective, publication) of such reimbursement authorization or pricing approval or determination (as the case may be).
1.153“Product Trademarks” means the Trademark(s) to be used by Licensee or its Affiliates or its or their respective Sublicensees for the Commercialization of Licensed Products in the Territory and any registrations thereof or any pending applications relating thereto in the Territory (excluding, in any event, any trademarks, service marks, names or logos that include any corporate name or logo of Licensee or its Affiliates or its or their respective Sublicensees).
1.154“Program Agreements” has the meaning set forth in Section 3.5.3.
1.155“Proposals” has the meaning set forth in Section 15.8.4(d).
1.156“PTC” has the meaning set forth in the preamble hereto.
1.157“PTC Indemnitees” has the meaning set forth in Section 12.1.

1.158“PTC Know-How” means all Know-How Controlled by PTC as of the Execution Date or at any time during the Term that is necessary for the Development, Manufacture, or Commercialization of a Licensed Compound or a Licensed Product. Notwithstanding the foregoing, PTC Know-How shall not include (a) any Know-How that relates to any other Active Ingredient or other proprietary compound or product owned by, licensed to or otherwise Controlled by PTC or its Affiliates, (b) PTC’s interest in any Joint Patents or any Joint Know-How, or (c) any Know-How that primarily relates to the PTC Platform.
1.159“PTC Patents” means all of the Patents Controlled by PTC as of the Execution Date or at any time during the Term that are necessary (or, with respect to patent applications, would be necessary if such patent applications were to issue as patents) for the Development, Manufacture, or Commercialization of a Licensed Compound or a Licensed Product. The PTC Patents include the Existing Patents. Notwithstanding the foregoing, PTC Patents shall not include (a) any claims within any Patents Controlled by PTC or its Affiliates that claim any other Active Ingredient or other proprietary compound or product as a composition of matter that is not a Licensed Compound, (b) PTC’s interest in any Joint Patents or (c) the PTC Platform Patents.
1.160“PTC Platform” means PTC’s general drug discovery platforms or technologies, including improvements thereto, or PTC’s chemical libraries.
1.161“PTC Platform Know-How” means all Know-How Controlled by PTC as of the Execution Date or at any time during the Term that relates to the PTC Platform that is necessary for the Development, Manufacture, or Commercialization of a Licensed Compound or a Licensed Product.
1.162“PTC Platform Patents” means Patents Covering the PTC Platform that are necessary (or, with respect to patent applications, would be necessary if such patent applications were to issue as patents) for the Development, Manufacture, or Commercialization of a Licensed Compound or a Licensed Product.
1.163“PTC ROFN” has the meaning set forth in Section 3.2.4.
1.164“Quality Agreement” has the meaning set forth in Section 7.4.
1.165“Records” means all data, information, text, drawings, books, records (including training records), documents or other materials of a Party or any of its Affiliates recorded in any form (including those created for and on behalf of such Party by its or its Affiliates’ employees, directors, officers, subcontractors and agents) arising from or in connection with activities under this Agreement (including in connection with the Clinical Trials for Licensed Products).
1.166“Regulatory Approval” means, with respect to a country or other jurisdiction in the Territory, any and all approvals (including Drug Approval Applications), licenses, registrations, or authorizations of any Regulatory Authority necessary to commercially distribute, sell, or market a Licensed Product in such country or other jurisdiction, including any Pricing Approvals from Regulatory Authorities or other Governmental Authorities.
1.167“Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial, or local governmental or regulatory agencies, departments, bureaus,

commissions, councils, or other government entities (e.g., the FDA, EMA, PDMA, MHRA and any corresponding national or regional regulatory authorities in any country that is a counterpart to the foregoing agencies) regulating or otherwise exercising authority with respect to activities contemplated in this Agreement, including the Exploitation of Licensed Compound(s) or Licensed Product(s) in the Territory.
1.168“Regulatory Documentation” means all (a) applications (including all INDs and Drug Approval Applications), registrations, licenses, authorizations, and approvals (including Regulatory Approvals), (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, adverse event files, and complaint files, and (c) clinical and other data contained or relied upon in any of the foregoing, in each case ((a), (b), and (c)) relating to a Licensed Compound or Licensed Product.
1.169“Regulatory Exclusivity” means any exclusive marketing rights, data exclusivity rights or other comparable exclusivity right conferred by any Regulatory Authority with respect to a pharmaceutical product in a country or jurisdiction, other than a Patent, including (a) such rights that prohibit a Person from (i) relying on safety or efficacy data generated by or on behalf of a Party with respect to such pharmaceutical product in an application for Regulatory Approval of a biosimilar product, or (ii) Commercializing such pharmaceutical product and a biosimilar product thereof, including orphan drug exclusivity or rights similar thereto in other countries or regulatory jurisdictions; and (b) such rights conferred in the U.S. under Section 351(k) of the Public Health Service Act (42 U.S.C. 262(k)), the Orphan Drug Act (21 U.S.C. 360bb(a)(2)(A)), or the FDA Modernization Act of 1997 (21 U.S.C. 355a(b)), or rights similar thereto outside the U.S., including in the European Union, European Commission Directive 2001/83/EC and Regulation (EC) No. 1901/2006, as amended.
1.170“Regulatory Plan” has the meaning set forth in Section 5.2.1.
1.171“Relevant Employee” has the meaning set forth in Section 15.1.
1.172“Right of Reference” has the meaning set forth in Section 5.5.
1.173“Royalty Floor” has the meaning set forth in Section 8.6.4(d).
1.174“Royalty Term End Date” means, with respect to each Licensed Product and each country or other jurisdiction in the Royalty Territory, the date on which the latest of the following occurs: [***].
1.175“Royalty Territory” means all countries and jurisdictions within the Territory other than the Profit-Sharing Territory.
1.176“Sales & Royalty Report” means, with respect to a given period, a written report or reports showing in Dollars each of: (a) the Net Sales of each Licensed Product in the Royalty Territory, on a country-by-country basis, during such period by Licensee and its Affiliates and their respective Sublicensees in local currency and in Dollars; (b) the royalties payable which shall have accrued hereunder with respect to such Net Sales in the Royalty Territory; (c) the aggregate

Calendar Year to-date Net Sales in the Royalty Territory and (d) the aggregate Calendar Year to-date Net Sales in the Profit-Sharing Territory.
1.177“Senior Executives” means, (a) for PTC, the [***] or his/her designee for [***] related disputes pursuant to Section 2.1.3(a) and all other disputes pursuant to Section 15.8.2, and [***] or his/her designee for disputes pursuant to Section 8.15.3 and (b) for Licensee, the [***] or his/her designee for [***] related disputes pursuant to Section 2.1.3(a), the [***] or his/her designee for disputes pursuant to Section 8.15.3, and [***] or his/her designee for all other disputes pursuant to Section 15.8.2; provided, that, in each case ((a) and (b)), such person is not a member of the JDC at the time that the applicable disagreement or dispute arises between the members of the JDC.
1.178“Serious Adverse Event” means any Adverse Event that, at any dose: (a) results in death; (b) is life-threatening; (c) requires inpatient hospitalization or prolongation of existing hospitalization; (d) results in persistent or significant disability/incapacity; or (e) is a congenital anomaly/birth defect. In the case of other Adverse Events, medical and scientific judgment should be exercised in deciding whether expedited reporting is appropriate. Such events may be important medical events that may not be immediately life-threatening or result in death or hospitalization, but which may jeopardize the patient or may require intervention to prevent one of the other outcomes listed in the first sentence of this definition. Such events should usually be considered Serious Adverse Events.
1.179“Sublicensee” means a Person, other than an Affiliate, that is granted a sublicense by Licensee under the grants in Section 3.1 as provided in Section 3.2. For clarity, distributors and wholesalers are not Sublicensees.
1.180“Tax” means any and all taxes, imposts, duties, withholdings, assessments, levies, fees, duties or other charges imposed, collected or withheld by a Governmental Authority, in each case in the nature of a tax, whether direct or indirect, and together with any interest, penalties, additional amounts and additions related thereto.
1.181“Term” has the meaning set forth in Section 13.1.
1.182“Terminated Product” means each Licensed Product or Licensed Compound with respect to which this Agreement is terminated pursuant to Section 13.2, or, if this Agreement is terminated in its entirety, all Licensed Products and Licensed Compounds.
1.183“Terminated Territory” means each country or other jurisdiction with respect to which this Agreement is terminated pursuant to Section 13.2, or, if this Agreement is terminated in its entirety, the entire Territory.
1.184“Termination Date” has the meaning set forth in Section 14.5.
1.185“Territory” means worldwide.
1.186“Third Party” means any Person other than PTC, Licensee and their respective Affiliates.

1.187“Third Party Acquiror Product” has the meaning set forth in Section 3.4.2(a).
1.188“Third Party Claims” has the meaning set forth in Section 12.1.
1.189“Third Party License” has the meaning set forth in Section 8.6.4(c).
1.190“Trademark” means any word, name, symbol, internet domain names, color, designation or device or any combination thereof that functions as a source identifier, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo or business symbol, whether or not registered.
1.191“United States” or “U.S.” means the United States of America and its territories and possessions (including the District of Columbia and Puerto Rico).
1.192“Upfront Payment” has the meaning set forth in Section 8.1.
1.193“U.S. Regulatory Approval” means, with respect to a Licensed Product, Regulatory Approval by the FDA of such Licensed Product.
1.194“Valid Claim” means, with respect to a particular country, (a) any claim of an issued and unexpired Patent in such country that (i) has not been held revoked, unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal and (ii) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise in such country, or (b) a claim of a pending patent application that has not been finally abandoned or finally rejected or expired and which has been pending [***] from the date of filing of the earliest priority patent application to which such pending patent application is entitled to claim benefit. Any claim in a pending patent application that is filed after [***] from its earliest priority date will not be considered a Valid Claim until such claim is granted and meets the requirement of subsection (a).
ARTICLE 2
GOVERNANCE
2.1Joint Development Committee.
2.1.1Formation and Purpose. The Parties shall establish and convene a joint development committee (the “JDC”) within [***] after the Effective Date. The JDC shall consist of an equal number of representatives from each Party and operate by the procedures in accordance with this Section 2.1. The purpose of the JDC shall be to provide a forum for the coordination, communication and oversight of the Parties’ Development activities for the Licensed Compounds and Licensed Products under this Agreement, including the resolution of disputes properly referred to the JDC under this Agreement.
2.1.2JDC Responsibilities. The JDC’s primary responsibilities shall be to:

(a)review and oversee the overall Development and Manufacture for Development of the Licensed Compounds and Licensed Product in the Field, and facilitate communications between the Parties with respect to such Development and Manufacture;
(b)review, discuss, update, approve, oversee and evaluate the progress of the Development Plan, including reviewing and making any updates and amendments, including any amendments to effect changes to the Clinical Trial protocol for, design or timing of a Clinical Trial of Licensed Compound or Licensed Product;
(c)discuss and oversee any safety and pharmacovigilance matters arising out of the Development of the Licensed Compounds and Licensed Products;
(d)discuss all Data and other results arising from any Clinical Trials of the Licensed Compounds and Licensed Products;
(e)discuss planned activities to be undertaken in connection with any Clinical Trials of Licensed Compound or Licensed Product and the anticipated timeline for initiating and completing such activities;
(f)discuss the operational aspects of the Regulatory Plan;
(g)discuss and approve the strategic aspects of the Regulatory Plan, including reviewing and making any updates and amendments to such strategic aspects of the Regulatory Plan;
(h)review, discuss and make substantive decisions regarding all safety and pharmacovigilance issues arising out of the Ongoing Clinical Trial Activities (which includes, for clarity, the decision on whether to make a safety determination);
(i)coordinate and oversee the Ongoing OLE Clinical Trial Handover;
(j)coordinate and oversee the delivery of the Handover Packages to Licensee pursuant to Section 3.5.2 and the other transfer and transition activities undertaken pursuant this Agreement;
(k)prior to the completion of the Ongoing Clinical Trials, review, discuss and approve a manufacturing technology transfer plan for the transfer of the Manufacturing Know-How to Licensee;
(l)coordinate and oversee the Manufacturing Transfer;
(m)discuss the timing for the anticipated First Commercial Sale of a Licensed Product in the Profit-Sharing Territory and Major European Markets;
(n)resolve any disputes that may arise among any subcommittee established pursuant to Section 2.1.6, in each case with respect to matters within the authority thereof;

(o)establish other subcommittees or working groups pursuant to Section 2.1.6 and define those matters that are within the decision-making authority of the JDC that will be delegated to any such subcommittee or working group; and
(p)perform other obligations specifically delegated to it under this Agreement.
2.1.3JDC Decisions.
(a)Except as set forth in this Section 2.1.3, the decisions of the JDC shall be made by unanimous agreement in good faith. Each Party’s JDC representatives collectively will have one (1) vote on behalf of that Party with respect to decisions by the JDC. If the JDC fails to reach unanimous agreement on a matter before it for approval within [***] from the date that the matter is first presented to the JDC in writing, then, at the request of either Party, the Senior Executives shall first attempt in good faith to resolve such dispute by negotiation and consultation between themselves. In the event that such dispute is not resolved between the Senior Executives within [***], such dispute shall promptly be referred to the Chief Executive Officer of each Party, who shall meet in person at a mutually acceptable time and location or by means of telephone or video conference within [***] after the notice of the dispute and attempt to negotiate a resolution to the dispute. If such matter is not resolved by the Chief Executive Officers, then the matter will remain unresolved and neither Party may take any action with respect to such matter, or, if such matter has been previously agreed to by the Parties or the JDC (e.g., there is an existing Development Plan in place), then such matter shall continue as previously agreed by the Parties or the JDC without change unless and until otherwise agreed to by the Parties or the JDC. Notwithstanding the foregoing, the Party to which an activity under any Development Plan or Regulatory Plan is assigned shall have the right to make final operational and tactical decisions with respect to how such activity is conducted from an operational or tactical perspective; provided that (i) such decisions are consistent with this Agreement and the Development Plan or Regulatory Plan, as applicable (and, for the avoidance of doubt, the foregoing shall not be interpreted to empower such Party to make final decisions with respect to any changes to the Development Plan or, subject to Section 5.2.1, the Regulatory Plan), and (ii) such decisions are consistent with customary business practices for other of such Party’s similar products. For clarity, the JDC shall only have approval rights over matters which are explicitly stated in Section 2.1.2 to be subject to the approval of the JDC, and the JDC shall have no approval rights over matters before the JDC solely for discussion, updating, overseeing, evaluation or similar information exchange purposes.
(b)Notwithstanding anything to the contrary in this Agreement, to the extent that a Party has final decision-making authority with respect to any matter pursuant to Section 2.1.3, such Party shall not exercise such final decision-making authority to: (i) determine that a Party has fulfilled its obligations, or a Party has breached its obligations, under this Agreement or amend this Agreement in any way; (ii) require a Party to violate Applicable Law; (iii) make any decisions that conflict with the terms of this Agreement, including the diligence obligations under Section 5.3 and Section 6.2 and ARTICLE 9 or (iv) make any decision that is expressly stated to require the other Party’s approval or agreement or the approval or agreement of both Parties under this Agreement. Any information shared at the JDC by either Party, other than information that is provided for approval pursuant to Sections 2.1.1(b), (g) and (k), is provided for the other Party’s information purposes only and such providing Party makes no representation or warranty as to the accuracy of such information and does not commit to taking any additional actions in relation to such information.
2.1.4JDC Membership. Promptly after the Effective Date, each Party shall designate two (2) representatives for the JDC. The JDC may elect to vary the number of representatives from time to time, provided that unless otherwise agreed by the Parties in writing at the JDC, the JDC shall maintain an equal number of representatives from each Party. Each representative designated by a Party shall have the appropriate level of experience in the subject area of the JDC and shall have sufficient seniority within the applicable Party’s organization to have the necessary decision-making authority in order for the JDC to fulfill its responsibilities. Either Party may designate substitutes for its JDC representatives if one (1) or more of such Party’s designated representatives is unable to be present at a meeting. From time to time, each Party may replace its JDC representatives by providing written notice to the other Party specifying the prior representative(s)’ names and their replacement(s)’ name. Each JDC representative shall be bound by confidentiality and non-use obligations at least as restrictive as those set forth in this Agreement.
2.1.5Meetings.
(a)Timing and Frequency. The JDC shall meet at least once every Calendar Quarter unless otherwise agreed by the Parties. Additional meetings of the JDC shall be held upon [***] prior written notice by either Party, as required under this Agreement or to resolve any matter or dispute referred to the JDC in accordance with this Agreement. In the case of any matter or dispute referred to the JDC, such meeting shall be held within [***] following referral to the JDC, or as soon as reasonably possible thereafter.
(b)Meeting Procedures. Meetings of the JDC shall be effective only if at least one (1) representative from each Party are present or participating. The JDC may meet at a reasonable time either (i) in person at either Party’s facilities or at such locations as the Parties may otherwise agree; or (ii) by audio or video teleconference; provided that, at minimum the JDC shall meet in person at least [***] times per Calendar Year unless the Parties mutually agree otherwise. Each Party shall be responsible for all of its own expenses incurred in connection with the JDC meeting, including all travel and lodging.
(c)Non-Member Participation. Additional non-members of the JDC may from time to time be invited to participate in an open session during a JDC meeting where such non-members will share, report or provide specific insight or comments to the JDC and the JDC representatives will then meet in a closed session with no non-members to vote on matters under the authority of the JDC. For the avoidance of doubt, non-members of the JDC shall have no voting rights or powers. The Party inviting the non-member participant shall ensure that such non-member participant is subject to confidentiality and non-use obligations at least as restrictive as those set forth in this Agreement.
2.1.6Additional Subcommittees and Working Groups. The JDC may establish other subcommittees or working groups, as needed to further the purposes of this Agreement, including any responsibilities assigned to the JDC under this Agreement; provided, however, that the JDC shall not delegate its dispute resolution authority. The purpose, scope and procedures of any such subcommittee or working group shall be mutually agreed in writing by the

JDC. Actions to be taken by any subcommittee or working group shall be taken only following unanimous vote, with each Party having one (1) vote. If any subcommittee or working group fails to reach unanimous agreement on a matter before it for decision for a period in excess of [***] from the date that the matter is first presented to such subcommittee or working group in writing, such matter shall be referred to the JDC for resolution pursuant to Section 2.1.2(n).
2.1.7Authority. The Parties agree that it shall be conclusively presumed that, unless otherwise explicitly stated, each voting member of the JDC, or each subcommittee or working group established by the JDC, has the authority and approval of such member’s respective senior management in casting his or her vote with respect to subject matters within the authority of the JDC, subcommittee or working group respectively. The JDC, and each subcommittee or working group established by the JDC, shall each have only the powers assigned expressly to the JDC in this ARTICLE 2 and elsewhere in this Agreement, and shall not have any power to amend, modify or waive compliance with this Agreement.
2.1.8Information Exchange. Upon the reasonable request of PTC, Licensee shall disclose to PTC all material information in relation to Licensee’s Development activities under this Agreement through the JDC and, where applicable, PTC may ask reasonable questions in relation to such matters and offer advice in relation thereto, and Licensee shall give due consideration to PTC’s input.
2.2Joint Commercialization Committee.
2.2.1Formation and Purpose. No later than two (2) years prior to the anticipated First Commercial Sale of a Licensed Product in the Profit-Sharing Territory, the Parties shall establish and convene a joint commercialization committee (the “JCC”). The JCC shall consist of an equal number of representatives from each Party and operate by the procedures in accordance with this Section 2.2. The purpose of the JCC shall be to provide a forum for the discussion and information exchange regarding Licensee’s Commercialization activities for the Licensed Products in the Profit-Sharing Territory and Major European Markets.
2.2.2JCC Responsibilities. The JCC’s sole responsibilities shall be to:
(a)discuss Commercialization in the Major European Markets;
(b)discuss, evaluate and review the Profit-Sharing Commercialization Plan and Budget; and
(c)perform other obligations specifically delegated to it under this Agreement.
2.2.3JCC Membership. Within [***] after the formation of the JCC, each Party shall designate three (3) representatives for the JCC. The JCC may elect to vary the number of representatives from time to time, provided that unless otherwise agreed by the Parties in writing at the JCC, the JCC shall maintain an equal number of representatives from each Party. Each representative designated by a Party shall have the appropriate level of experience in the subject area of the JCC and shall have sufficient seniority within the applicable Party’s organization to have the necessary decision-making authority in order for the JCC to fulfill its responsibilities.

Either Party may designate substitutes for its JCC representatives if one (1) or more of such Party’s designated representatives is unable to be present at a meeting. From time to time, each Party may replace its JCC representatives by providing written notice to the other Party specifying the prior representative(s)’ names and their replacement(s)’ name. Each JCC representative shall be bound by confidentiality and non-use obligations at least as restrictive as those set forth in this Agreement.
2.2.4Meetings.
(a)Timing and Frequency. The JCC shall meet at least once every Calendar Quarter unless otherwise agreed by the Parties. Additional meetings of the JCC shall be held upon [***] prior written notice by either Party, as required under this Agreement or to resolve any matter or dispute referred to the JCC in accordance with this Agreement.
(b)Meeting Procedures. Meetings of the JCC shall be effective only if at least one (1) representative from each Party are present or participating. The JCC may meet at a reasonable time either (i) in person at either Party’s facilities or at such locations as the Parties may otherwise agree; or (ii) by audio or video teleconference; provided that, at minimum the JCC shall meet in person at least two times per Calendar Year unless the Parties mutually agree otherwise. Each Party shall be responsible for all of its own expenses incurred in connection with the JCC meeting, including all travel and lodging.
(c)Non-Member Participation. Additional non-members of the JCC may from time to time be invited to participate in an open session during a JCC meeting where such non-members will share, report or provide specific insight or comments to the JCC. The Party inviting the non-member participant shall ensure that such non-member participant is subject to confidentiality and non-use obligations at least as restrictive as those set forth in this Agreement.
2.2.5Limitations to JCC Authority. The JCC does not have approval rights or voting authority for any Commercialization activities conducted by or on behalf of Licensee, its Affiliates or Sublicensees, including with respect to the Profit-Sharing Commercialization Plan and Budget. Any information shared at the JCC by Licensee is provided for PTC’s information purposes only and Licensee makes no representation or warranty as to the accuracy of such information and does not commit to taking any additional actions in relation to such information.
2.3Joint Finance Committee.
2.3.1Formation and Purpose. Simultaneously with the formation of the JCC, the Parties shall establish and convene a joint finance committee (the “JFC”). The JFC shall consist of an equal number of representatives from each Party and operate by the procedures in accordance with this Section 2.3. The purpose of the JFC shall be to provide a forum for the discussion and information exchange relating to financial matters.
2.3.2JFC Responsibilities. The JFC’s sole responsibilities shall be to:
(a)share information regarding the budget and expense items set forth in the Profit-Sharing Commercialization Plan and Budget;

(b)discuss the calculations set forth in any Sales & Royalty Report and Net Profit or Losses Report;
(c)review and discuss the updated Calendar Quarter budget and estimate reports for the Profit-Sharing Territory provided by Licensee to PTC;
(d)review invoices and other administering operations performed by Licensee under Schedule 8.5.2; and
(e)for the first four (4) Calendar Quarters following First Commercial Sale, discuss quarterly Net Sales estimates for the Royalty Territory provided by Licensee to PTC.
2.3.3Limitations to JFC Authority. The JFC does not have approval rights or voting authority for any Commercialization activities conducted by or on behalf of Licensee, its Affiliates or Sublicensees. Any information shared at the JFC by Licensee is provided for PTC’s information purposes only and Licensee makes no representation or warranty as to the accuracy of such information and does not commit to taking any additional actions in relation to such information.
2.3.4JFC Membership. Within [***] after the formation of the JFC, each Party shall designate two (2) representatives for the JFC. The JFC may elect to vary the number of representatives from time to time, provided that unless otherwise agreed by the Parties in writing at the JFC, the JFC shall maintain an equal number of representatives from each Party. Each representative designated by a Party shall have the appropriate level of experience in the subject area of the JFC and shall have sufficient seniority within the applicable Party’s organization to fulfill its responsibilities. Either Party may designate substitutes for its JFC representatives if one (1) or more of such Party’s designated representatives is unable to be present at a meeting. From time to time, each Party may replace its JFC representatives by providing written notice to the other Party specifying the prior representative(s)’ names and their replacement(s)’ name. Each JFC representative shall be bound by confidentiality and non-use obligations at least as restrictive as those set forth in this Agreement.
2.3.5Meetings.
(a)Timing and Frequency. The JFC shall meet at least once every Calendar Quarter unless otherwise agreed by the Parties. Additional meetings of the JFC shall be held upon [***] prior written notice by either Party.
(b)Meeting Procedures. Meetings of the JFC shall be effective only if at least one (1) representative from each Party are present or participating. The JFC may meet at a reasonable time either (i) in person at either Party’s facilities or at such locations as the Parties may otherwise agree; or (ii) by audio or video teleconference; provided that, at minimum the JFC shall meet in person at least [***] per Calendar Year unless the Parties mutually agree otherwise. Each Party shall be responsible for all of its own expenses incurred in connection with the JFC meeting, including all travel and lodging.
(c)Non-Member Participation. Additional non-members of the JFC may from time to time be invited to participate in an open session during a JFC meeting where such non-members will share, report or provide specific insight or comments to the JFC. The Party inviting the non-member participant shall ensure that such non-member participant is subject to confidentiality and non-use obligations at least as restrictive as those set forth in this Agreement.
2.4Joint Intellectual Property Committee. As soon as practicable following the Effective Date, the Parties shall establish and convene a joint intellectual property committee (the “JIPC”). The JIPC shall consist of one (1) or more intellectual property lawyers from each Party; provided that each Party shall always have same number of members of the JIPC. The JIPC shall meet on a quarterly basis (or such other frequency as determined by the JIPC) to discuss and coordinate the Parties’ efforts in accordance with the provisions set forth in ARTICLE 9, including prosecution, maintenance, enforcement and defense of PTC Patents, Licensee Patents and Joint Patents and other intellectual property issues arising related to Product Trademarks.
2.5Alliance Managers. Each Party shall appoint an employee who shall oversee interactions between the Parties for all matters related to this Agreement (each an “Alliance Manager”). Such persons shall endeavor to ensure clear and responsive communication between the Parties and the effective exchange of information and may serve as a single point of contact for any matters arising under this Agreement. The Alliance Managers shall have the right to attend all JDC, JCC, JFC, JIPC and subcommittee meetings as non-voting participants (unless he or she is also a representative on such committee) and may bring to the attention of the JDC, JFC, JCC or JIPC, as applicable, any matters or issues either of them reasonably believes should be discussed and shall have such other responsibilities as the Parties may mutually agree in writing. Each Party may designate different Alliance Managers by notice in writing to the other Party. The Alliance Managers shall have the responsibility of creating and maintaining a constructive work environment between the Parties. Without limiting the generality of the foregoing, each Alliance Manager shall (a) be responsible for calling and convening meetings but shall have no special authority over the other members of the JDC, JFC, JCC and JIPC and if he or she is also a representative on such committee, shall have no additional voting rights, (b) prepare and circulate an agenda reasonably in advance of each upcoming meeting, (c) identify and bring disputes and issues that may result in disputes (including any asserted occurrence of a material breach by a Party) to the attention of the JDC, JFC, JCC or JIPC, as applicable, in a timely manner, and function as the point of first referral in all matters of conflict resolution, (d) provide a single point of communication for seeking consensus both internally within the Parties’ respective organizations and between the Parties, (e) plan and coordinate cooperative efforts, internal communications and external communications between the Parties with respect to this Agreement, and (f) prepare meeting minutes within [***] after a JDC, JFC, JCC, JIPC or other subcommittee meeting and take responsibility for ensuring that relevant action items resulting from such meetings are appropriately carried out or otherwise addressed. Minutes prepared by Alliance Managers shall not be finalized until each JDC, JFC, JCC, JIPC or applicable subcommittee representative reviews and approves such minutes. The minutes of each JDC, JFC, JCC, JIPC or other subcommittee meeting shall be the Confidential Information of both Parties.
ARTICLE 3
GRANT OF LICENSES
3.1Grants to Licensee. Subject to Sections 3.2, 3.2.5, and the other terms and conditions of this Agreement, PTC hereby grants to Licensee (a) an exclusive license, even as to

PTC, with the right to grant sublicenses in accordance with Section 3.2, under the PTC Patents, PTC Know-How and PTC’s interests in the Joint Patents to Develop, Manufacture, Commercialize and otherwise Exploit the Licensed Compounds and Licensed Products in the Field in the Territory, (b) a co-exclusive license, with the right to grant sublicenses in accordance with Section 3.2, under PTC’s interests in the Joint Know-How, to Develop, Manufacture, Commercialize and otherwise Exploit the Licensed Compounds and Licensed Products in the Field in the Territory, and (c) a non-exclusive license with the right to grant sublicenses in accordance with Section 3.2, under the PTC Platform Patents and PTC Platform Know-How to Develop, Manufacture, Commercialize and otherwise Exploit the Licensed Compounds and Licensed Products in the Field in the Territory. For the avoidance of doubt, the foregoing license does not include any rights to research or conduct non-clinical development of any Licensed Compound referenced in paragraph (c) of the definition of Licensed Compound in Section 1.108 or otherwise alter the active moiety of any Licensed Compound referenced in paragraph (c) of the definition of Licensed Compound in Section 1.108.

3.2Sublicenses.
3.2.1Right to Grant Sublicenses. Subject to this Section 3.2, Licensee shall have the right to grant sublicenses (or further rights of reference), through multiple tiers of sublicensees, under the licenses and rights of reference granted in Section 3.1, to its Affiliates and other Persons; provided that any sublicenses granted to Third Party(ies) to Develop or Commercialize any Licensed Compound(s) or Licensed Product(s) in a Major Market or for the entire Territory shall be subject to PTC’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Licensee shall cause each Sublicensee to comply with all applicable terms and conditions of this Agreement, including record keeping, confidentiality, intellectual property, audits, and to defend, hold harmless, and indemnify PTC. Licensee hereby guarantees the performance of its Affiliates and Sublicensees, shall be responsible for any breaches by any such Affiliate or Sublicensee, and the grant of any such sublicense shall not relieve Licensee of its obligations under this Agreement, except to the extent they are satisfactorily performed by such Affiliate or Sublicensee. Any such permitted sublicenses shall be consistent with and expressly made subject to the terms and conditions of this Agreement. Licensee shall promptly provide a copy of all sublicense agreements and any amendments thereof to PTC within [***] after its execution; provided that the financial and any other commercially sensitive terms of any such sublicense agreement may be redacted to the extent not pertinent to confirming Licensee’s compliance with its obligations under this Section 3.2.1.
3.2.2Termination of Sublicenses. In the event of termination of this Agreement, in whole or in part, with respect to any Licensed Compound or Licensed Product in its entirety or with respect to any Terminated Product or Terminated Territory, any sublicense granted by Licensee pursuant to this Section 3.2 shall automatically be deemed to terminate to the same extent as the licenses and other rights granted by PTC to Licensee in Section 3.1, and the other terms and conditions of this Agreement, terminate.
3.2.3No Implied License. Except as expressly set forth herein, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, under or to any Patents, Know-How, or other Intellectual Property Rights owned or otherwise Controlled by the other Party.

3.2.4PTC Right of First Negotiation. Notwithstanding anything to the contrary in this Agreement, in the event Licensee desires to sublicense rights under Section 3.1 to any Third Party in a Major Market, or for the entire Territory, Licensee hereby grants to PTC a right of first negotiation to sublicense such rights (“PTC ROFN”). PTC may exercise each PTC ROFN upon written notice to Licensee within [***] from the date upon which PTC receives written notice from Licensee of sublicensing terms. In the event that PTC elects to exercise a PTC ROFN, the Parties shall enter into good faith negotiations for a commercially reasonable sublicensing agreement. If the Parties, in good faith negotiations, are unable to reach agreement within [***] after the date upon which PTC exercised the PTC ROFN, then Licensee will be free to offer such rights to Third Parties on terms no more favorable than those offered to PTC; provided if Licensee has not entered into such sublicense within [***] from the expiry of such [***] day period then the terms of this Section 3.2.4 shall once again apply to any future applicable proposed sublicense with respect to any Licensed Product.
3.2.5Licensee Right of First Negotiation. Notwithstanding Section 15.4, if PTC intends to grant a Third Party a security interest in or to otherwise sell, assign, or otherwise transfer its rights to receive payments with respect to any Licensed Product under this Agreement to a Third Party (a “Monetization Transaction”), then PTC will provide Licensee written notice of such intent and offer Licensee a right of first negotiation with respect thereto. Licensee will have [***] from the date of receipt of such notice of a Monetization Transaction to send written notice to PTC of its desire to exercise its right of first negotiation and, if Licensee timely provides such notice, the Parties shall exclusively negotiate the terms of such transaction for a period of [***] starting on the date of Licensee’s notice. If: (a) Licensee does not timely deliver such notice of its desire to exercise its right of first negotiation to PTC for such Monetization Transaction; or (b) Licensee timely delivers such notice of its desire to exercise its right of first negotiation but the Parties cannot agree on the terms prior to the end of such [***], then, for a period of [***] following expiration of such applicable [***] period, PTC may enter into a Monetization Transaction with a Third Party on terms no more favorable in the aggregate than PTC last offered in writing to Licensee. If PTC has not entered into such a Monetization Transaction following such [***] period, the terms of this Section 3.2.5 shall once again apply to any future proposed Monetization Transaction with respect to any Licensed Product.
3.3Retention of Rights. Notwithstanding anything to the contrary in this Agreement, and without limitation to any rights granted or reserved to PTC pursuant to any other term or condition of this Agreement, PTC hereby expressly retains, on behalf of itself and its Affiliates (and on behalf of its licensees, sublicensees and contractors):
3.3.1rights in and to the PTC Patents, PTC Platform Patents, the PTC Know-How, PTC Platform Know-How, PTC’s interests in and to Joint Patents and Joint Know-How, Regulatory Approvals and Regulatory Documentation with respect to any Licensed Compound or Licensed Product (including the Existing Regulatory Documentation), in each case (i) to perform its obligations under this Agreement, including under the Development Plan, including the right to Manufacture Licensed Compounds and Licensed Products for the purpose of conducting Development under this Agreement, and (ii) to conduct pre-clinical research with respect to Licensed Compounds and Licensed Products in the Field, and to Manufacture the Licensed Compounds and Licensed Products, for use in the performance of such research, provided that, (a) such research shall be conducted solely for PTC’s or its Affiliates’ internal research purposes and

(b) PTC shall not, directly or indirectly, through its Affiliates or Third Parties, conduct any activities [***] of the Licensed Compounds and Licensed Products; and
3.3.2all right, title, and interest in and to the PTC Patents, PTC Platform Patents, the PTC Know-How, PTC Platform Know-How, PTC’s interests in and to Joint Patents and Joint Know-How, Regulatory Approvals and Regulatory Documentation with respect to any Licensed Compound or Licensed Product (including the Existing Regulatory Documentation), in each case to develop and obtain and maintain regulatory approvals for, and to manufacture, commercialize and otherwise exploit any compound or product other than the Licensed Compounds or Licensed Products in all fields (including the Field) anywhere in the Territory.
3.4Exclusivity.
3.4.1Exclusivity Obligations. Subject to Section 3.4.2, neither Party, nor any of its Affiliates shall, directly or indirectly, by itself or for or with any Third Party, Commercialize nor collaborate with, enable or otherwise authorize, license or grant any right to any Third Party to, Commercialize, any Competing Product in the Field from the Effective Date until, on a Licensed Product-by-Licensed Product and country-by-country basis, the [***] anniversary of the First Commercial Sale of such Licensed Product in such country in the Territory.
3.4.2Change in Control.
(a)In the event that there is a Change in Control involving a Party (where such Party or its parent is the acquired entity) (the “CoC Party”), then the obligations of Section 3.4.1 shall not apply to any Competing Product that: (A) is controlled by the relevant acquirer or its Affiliates as of the effective date of such Change in Control (collectively, the “Acquirer”); and (B) is being Developed or Commercialized by the Acquirer as of the closing of such Change in Control (such product, a “Third Party Acquiror Product”); provided that: (1) the CoC Party and the Acquirer establish and enforce internal processes, policies, procedures and systems to segregate information relating to any such Third Party Acquiror Product from any Confidential Information related to the Licensed Compounds or Licensed Products under this Agreement; (2) the Acquirer does not use, directly or indirectly, any Patents, Know-How or Confidential Information of the CoC Party (including any Patents, Know-How or Confidential Information licensed or acquired from a Party under this Agreement) in the Commercialization of such Third Party Acquiror Product; and (3) the CoC Party and the Acquirer segregate all activities relating to the Exploitation of the Third Party Acquiror Product from the Development or Commercialization of the Licensed Compounds and Licensed Products under this Agreement.
(b)In the event that (A) either Party or their respective Affiliates  acquires a Third Party (by merger, sale, consolidation, reorganization, or other change of control (including a Change in Control)), so that such Third Party becomes an Affiliate over which the Acquiring Party has control, or (B) either Party acquires or exclusively in-licenses product related assets of a Third Party (including any subsidiaries or divisions thereof) (each of (A) or (B), an “Acquisition” and such Party being the “Acquiring Party”), then the obligations of Section 3.4.1 shall not apply to any product that: (1) is controlled by the relevant acquired Third Party or its Affiliates as of the effective date of such Acquisition; and (2) is being Developed or Commercialized as of or after the closing of such Acquisition (such product, a “Acquired

Product”); provided that the Acquiring Party, within twelve (12) months of the closing of such Acquisition, (I) divests (whether by out-license, asset sale, or otherwise) such Acquired Product, or (II) terminates the Commercialization of or does not Commercialize such Acquired Product. In such event, up until such divestment or termination set forth in (I) or (II), (x) the Acquiring Party and the acquired Third Party will establish and enforce internal processes, policies, procedures and systems to segregate information relating to any such Acquired Product from any Confidential Information related to the Licensed Compounds or Licensed Products under this Agreement; (y) the acquired Third Party will not use, directly or indirectly, any Patents, Know-How or Confidential Information of the other Party in the Development or Commercialization of such Acquired Product; and (z) the Acquiring Party and such Third Party will segregate all material scientific or technical activities relating to the Development or Commercialization of the Acquired Product from the Development or Commercialization of the Licensed Compounds and Licensed Products under this Agreement.
3.5Technology Transfer and Cooperation.
3.5.1PTC Know-How Transfer. Without limiting the other provisions of this Section 3.5, promptly, and in any event within [***] following the Effective Date, and on a continuing basis during the Term, PTC, without additional consideration, shall disclose and transfer to Licensee or its designated Affiliate in English, including, as applicable, by providing hard and electronic copies thereof, all PTC Know-How which comes into existence from time to time or which was not previously provided; provided that, in no event will PTC be required to disclose or transfer any PTC Platform Know-How to Licensee or any Affiliate.
3.5.2Handover Packages.
(a)Delivery of Initial Handover Package. Promptly, and in any event within [***] following the Effective Date, or within the timelines set forth in Schedule 1.93 (or such longer timelines as may be agreed by the Parties), PTC, without additional consideration, shall use Commercially Reasonable Efforts to deliver or provide electronic access to Licensee to all documents, information and data required to be included in the Initial Handover Package.
(b)Delivery of the Ongoing OLE Clinical Trial Handover Package. Promptly, and in any event within [***] following the Effective Date, and on an ongoing basis until the Ongoing OLE Clinical Trial Handover Date, subject to Section 5.7, PTC, without additional consideration, shall use Commercially Reasonable Efforts to deliver or provide electronic access to Licensee to all Regulatory Documentation for the Ongoing OLE Clinical Trial (the “Ongoing OLE Clinical Trial Handover Package”). On the Ongoing OLE Clinical Trial Handover Date, PTC, without additional consideration, shall (i) assign to Licensee any Regulatory Documentation Controlled by PTC or its Affiliates necessary to complete the Ongoing OLE Clinical Trial; and (ii) transfer, or cause its Affiliates or vendors to transfer, to Licensee, PTC’s then-remaining Existing Inventory of Licensed Compounds and Licensed Products and placebo to Licensee in accordance with Section 7.1; provided that any transfer of such Existing Inventory is subject to any Applicable Law and regulatory requirements with respect to its transfer.
(c)Delivery of Ongoing Phase 2A Clinical Trial Handover Package. Promptly and in any event within [***] following PTC’s completion of the Ongoing Phase 2A

Clinical Trial, PTC, without additional consideration, shall use Commercially Reasonable Efforts to deliver or provide electronic access to Licensee to all documents, information, data and results required to be included in the Ongoing Phase 2A Clinical Trial Handover Package.
(d)Handover Deficiencies. Within [***] after receipt of a Handover Package, Licensee shall provide written notice to PTC either (i) confirming that such Handover Package is complete or (ii) identifying in good faith any missing, incomplete or otherwise non-compliant documents, information, data or results in connection with the applicable Handover Package (“Handover Deficiencies”) and provide any supporting rationale or information related to such Handover Deficiencies. Upon receipt of any such notice, PTC, without additional consideration, shall promptly (and in any event within [***] of such notice) supplement the documents, information, data or results previously delivered in order to remedy the identified Handover Deficiencies or provide a written response with an explanation for why no Handover Deficiencies exist. Within [***] after the receipt of any supplemental documents, information, data or results from PTC, Licensee shall either confirm in writing to PTC that such Handover Package is complete or identify in writing to PTC any Handover Deficiencies. If Licensee fails to identify and notify PTC of any outstanding Handover Deficiencies within [***] after receipt of a Handover Package or within [***] after receipt of supplemental documents, information, data or results from PTC, such Handover Package will be deemed complete. The provisions of this Section 3.5.2(d) shall apply with respect to each Handover Package seriatim until the earlier of (x) Licensee confirms in writing that the Handover Package is complete, (y) such Handover Package is deemed complete, or (y) PTC provides written response with an explanation for why no Handover Deficiencies exist and there are no other supplemental documents, information, data or results PTC can provide..
3.5.3Third Party Agreements. Following the Effective Date, PTC shall promptly assign to Licensee or its designee all Third Party agreements requested by Licensee in effect that are solely related to the Exploitation of Licensed Compounds or Licensed Products (“Program Agreements”) to the extent such Program Agreements are assignable and not needed for PTC to conduct the Ongoing Clinical Trials. In the event any such Program Agreements are not assignable without the consent of the counterparty, PTC shall use Commercially Reasonable Efforts to obtain such consent; provided PTC shall not be obligated to pay any amounts to any such Third Party to obtain such consent. For any assigned Program Agreements: (a) PTC shall be solely responsible for all Losses arising from, or relating to, any such agreement as a result of, or in connection with, events or occurrences prior to the date of such assignment; and (b) Licensee shall be solely responsible for any and all Losses arising from, or relating to, any such agreement as a result of, or in connection with, events or occurrences on or after the date of such assignment. If Licensee determines not to assume any such Program Agreement, at Licensee’s request, PTC shall use Commercially Reasonable Efforts to facilitate an introduction for Licensee to the applicable counterparty(ies) in order for Licensee to directly engage such counterparty(ies) to Exploit Licensed Compounds or Licensed Products, including, if requested, providing applicable letters of authorization.
3.5.4PTC Assistance. Upon Licensee’s request, PTC shall provide reasonable assistance to Licensee and its Affiliates in connection with understanding and using (a) the Manufacturing Process disclosed in the Manufacturing Transfer and (b) the documents, information, data and results disclosed in any Handover Package, in each case, for the purpose of exercising the licenses and rights granted to Licensee and its Affiliates hereunder. Such cooperation and assistance shall include PTC making appropriate personnel available to assist Licensee or its designated CMO from time to time during the normal business hours of PTC as reasonably requested by Licensee, and providing the appropriate personnel of Licensee or its designated CMO with access to the personnel of PTC and its Affiliates for such periods of time and in such manner as is reasonable in order to familiarize the personnel of Licensee or its designated CMO with the Manufacturing Process. At Licensee’s reasonable request, such assistance shall be furnished on-site at the facilities of Licensee or its designated CMO. PTC shall keep complete and accurate records of the number of FTE hours that PTC or its Affiliate has used to provide such assistance and shall make such records available to Licensee upon Licensee’s written request. PTC shall provide up to [***] FTE hours at no cost to Licensee. If Licensee requests assistance in excess of such [***] FTE hours, then PTC shall provide such assistance and cooperation, on a cost-based fee-for-service basis, at the FTE Cost and Licensee shall promptly reimburse PTC for the cost of providing such support within [***] after receipt of an Invoice from PTC for such fee-for-service support. For clarity, (a) PTC’s participation in JDC meetings pursuant to Section 2.1 and JCC meetings pursuant to Section 2.2, and (b) PTC’s preparation of the Handover Packages and related handover obligations under Section 3.5.2 shall not count towards the [***] FTE hours.
3.5.5Assignment of INDs. Upon Licensee’s request, following completion by PTC of the Ongoing Phase 2A Clinical Trial, PTC shall promptly assign to Licensee or its designee all INDs under which any Ongoing Phase 2A Clinical Trial Activities were conducted. PTC shall, upon Licensee’s written request, at any time on or prior to the Ongoing OLE Clinical Trial Handover Date, assign to Licensee or its designee all INDs under which any Ongoing OLE Clinical Trial Activities were conducted; provided that no such transfer shall occur prior to the Ongoing OLE Clinical Trial Handover Date in the event that PTC needs to retain any such IND for PTC to continue conducting activities prior to the handover of such activities.
ARTICLE 4
DEVELOPMENT; ONGOING CLINICAL TRIALS
4.1Development.
4.1.1Development Plan. The Parties acknowledge and agree that additional Development will be required to obtain Regulatory Approvals for a Licensed Product in the Territory. After the Effective Date, PTC will conduct the activities related to the Ongoing Clinical Trials, pursuant to a written Development plan and Licensee shall be solely responsible for all other Development activities for the Licensed Compounds and Licensed Products in the Territory pursuant to such Development plan (such plan, the “Development Plan”). The initial Development Plan is attached hereto as Schedule 4.1.1. Without approval of the JDC to amend the Development Plan in accordance with Section 2.1, neither Party will, and will not be obligated or permitted to, conduct any Development activities with respect to a Licensed Compound or Licensed Product not described in the Development Plan unless required by Applicable Law or Regulatory Authority.
4.1.2Conduct of Development Plan. Each Party shall conduct its respective assigned activities (a) as set forth in the Development Plan and in accordance with the terms and conditions of this Agreement, (b) in accordance with the timelines specified therein, (c) in good scientific and workmanlike manner and in compliance with Applicable Law, including applicable national and international guidelines (e.g., guidelines adopted by the International Conference on Harmonization titled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance” or any successor document, and the then-current standards for laboratory activities for pharmaceuticals, including those as set forth in the FDA’s Good Laboratory Practice regulations as defined in 21 C.F.R. Part 58) and (d) with sufficient time, effort, equipment, and skilled personnel allocated to such activity as necessary to complete such Development Plan activity successfully and promptly. In the event of any inconsistency between the Development Plan and this Agreement, the terms of this Agreement shall prevail.
4.1.3Review of Development Plan. On a Calendar Quarter basis, the Parties, through the JDC, shall review, and as necessary, propose updates and amendments to the then-current Development Plan; provided, that, either Party may at any time recommend updates or amendments of the then-current Development Plan for discussion by the JDC. Each version of the Development Plan, at a minimum, shall set forth the Development goals and activities for the Licensed Compounds and Licensed Products and timelines therefor.
4.1.4Ongoing Phase 2A Clinical Trial. PTC shall continue to be responsible for all Ongoing Phase 2A Clinical Trial Activities, at its sole cost and expense, and act as sponsor for the Ongoing Phase 2A Clinical Trial following the Effective Date, including the supply of all Licensed Compound and Licensed Products for such Ongoing Phase 2A Clinical Trial and the completion of the Ongoing Phase 2A Clinical Trial.
4.1.5Ongoing OLE Clinical Trial. PTC shall continue to be responsible for all Ongoing OLE Clinical Trial Activities, at its sole cost and expense, and act as sponsor for the Ongoing OLE Clinical Trial following the Effective Date, including the supply of all Licensed Compounds and Licensed Products for such Ongoing OLE Clinical Trial until, on a country-by-country basis, the Ongoing OLE Clinical Trial Handover Date for such country. Following the Effective Date, the Parties shall cooperate diligently and in good faith to transfer the responsibility for, and sponsorship of, the Ongoing OLE Clinical Trial to Licensee on a country-by-country basis for all countries where the Ongoing OLE Clinical Trial has sites (the “Ongoing OLE Clinical Trial Handover”). It is the intent of the Parties to complete the Ongoing OLE Clinical Trial Handover within [***] after the Effective Date, but the Parties acknowledge and agree that such Ongoing OLE Clinical Trial Handover may take more or less time depending on the specific facts and circumstances thereof.
4.1.6Development Costs. PTC shall be responsible for all costs in connection with its performance of the Ongoing Phase 2A Clinical Trial as described in the Development Plan. PTC shall be responsible for all costs in connection with its performance of the Ongoing OLE Clinical Trial as described in the Development Plan until the Ongoing OLE Clinical Trial Handover Date (which, for clarity, will occur on a country-by-country basis). As the Upfront Payment is being made in part to support Development costs, as and when requested by Licensee, PTC shall cooperate with and provide Licensee all information reasonably requested by Licensee in order for Licensee to account for such Development costs according to Licensee’s Accounting Standards. Except as set forth in the foregoing, Licensee shall be responsible for all costs and expenses in connection with the Development of, and obtaining and maintaining Regulatory Approvals for, the Licensed Compounds and Licensed Products.
4.1.7Development Reports. From and after the Effective Date, each Party shall provide to the other Party, within [***] following the end of each Calendar Quarter: (a) a detailed written report of the applicable Development activities conducted during such Calendar Quarter, which report shall contain sufficient detail to enable the JDC to assess each Party’s compliance with the Development Plan and this Agreement; and (b) access to or copies of any written reports related to such Development activities (or results and analyses thereof) as may be prepared by or on behalf of such Party or its Affiliates.
4.1.8Development Updates. Upon the reasonable request of a Party from time to time, the other Party shall make appropriate personnel with knowledge of the Development activities available to the other Party to discuss such activities and provide to the other Party all Data arising from such Development activities in its possession or Control and not previously provided. Each Party shall maintain records in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, and in compliance with Applicable Law, which shall be materially complete and accurate and shall properly reflect all work done and results achieved in the performance of the Development Plan.
4.2Handling of Safety and Pharmacovigilance Matters.
4.2.1JDC Oversight. All safety and pharmacovigilance matters arising out of any Clinical Trial with respect to a Licensed Compound or Licensed Product shall be performed in a coordinated manner under the oversight of the JDC. The JDC shall facilitate timely information sharing, analysis, discussions and alignment with respect to all safety and pharmacovigilance issues arising out of such Clinical Trials. The Party conducting the applicable Clinical Trial shall be responsible for submitting all development safety update reports (“DSUR”) to Regulatory Authorities in accordance with Applicable Law. The submitting Party shall provide the other Party the opportunity to review and comment on any proposed DSUR at Data Lock Point (DLP) plus [***] and prior to its intended finalization for submission to the relevant Regulatory Authority. A Party will review and provide comments within [***] following its receipt of the proposed DSUR from the other Party. The submitting Party shall consider in good faith any comments provided by the other Party.
4.2.2The Parties acknowledge that they shall strive for consensus on safety and pharmacovigilance matters within the purview of the JDC; provided, that the Party conducting the Clinical Trial will have the right to promptly take any reasonable and appropriate actions necessary (e.g., safety-related decisions and submissions and interactions with health authorities relating to its sponsor responsibilities) to ensure the safety of study participants in the event that any serious safety issues requiring an urgent safety measure arise in connection with the performance of the such Clinical Trial; provided, however, that in such event the Party conducting the Clinical Trial notifies the other Party and the JDC as soon as possible (and, in any event, within twenty four (24) hours of becoming aware of a serious safety issue requiring an urgent safety measure).
4.3Safety and Data Monitoring Plans. The Party conducting a Clinical Trial shall provide the other Party with drafts of such Party’s safety and data monitoring plans with respect to such Clinical Trial for the other Party’s review and comments prior to finalization or submission of such plans to the applicable Regulatory Authority. The provisions of this Section 4.3 and Section 4.2 shall apply until such time as the Pharmacovigilance Agreement is in place, after which time the provisions of the Pharmacovigilance Agreement shall apply in lieu of the provisions of this Section 4.3 and Section 4.2.

4.4Subcontracting.
4.4.1Each Party shall have the right to engage Affiliates or Third Party subcontractors to perform certain of its obligations under this Agreement; provided that, PTC shall not, without Licensee’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) from and after the Execution Date enter into any arrangement to subcontract or otherwise delegate any new Ongoing Clinical Trial Activities to a new Third Party.
4.4.2Any Affiliate or subcontractor to be engaged by a Party to perform a Party’s obligations set forth in the Agreement shall meet the qualifications typically required by such Party for the performance of work similar in scope and complexity to the subcontracted activity. Any Party engaging an Affiliate or subcontractor hereunder shall remain principally responsible and obligated for the performance of such activities. Each Party guarantees the performance of its Affiliates or subcontractors engaged by such Party, shall be responsible for any breaches by an such Affiliate or subcontractor, and such Party shall not be relieved of its obligations under this Agreement. In addition, any Party engaging a subcontractor shall in all cases (a) have or enter into a written agreement with each subcontractor that is consistent with this Agreement, (b) retain or obtain exclusive Control of any and all Intellectual Property Rights (including Know-How and Patents) created by, arising from or developed in the course of subcontracted activities that are consistent with the terms and conditions of this Agreement to the extent applicable, excluding any subcontractor background Intellectual Property Rights and improvements thereto to the extent reasonable and customary in the industry for similar agreements, provided that the relevant Party obtains a license to such subcontractor background Intellectual Property Rights and improvements thereto to the extent necessary to make use of all deliverables in connection with the Licensed Compounds or Licensed Products, and (c) as between the Parties, remain solely responsible for all payment and other obligations and liabilities to such subcontractor.
4.5Records. Each Party shall maintain records in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, and in compliance with Applicable Law, which shall be materially complete and accurate and shall properly reflect all work done and results achieved in the performance of its Development activities. Licensee’s records shall be retained by Licensee for at least [***] after the termination of this Agreement, or for such longer period as may be required by Applicable Law.
ARTICLE 5
REGULATORY MATTERS
5.1Regulatory Activities by PTC.
5.1.1Subject to this Section 5.1.1 and Section 3.5.5, PTC shall have the responsibility to maintain all INDs necessary to perform the Ongoing Clinical Trial Activities under the Development Plan, and to conduct communications with the applicable Regulatory

Authorities with respect to such Regulatory Documentation. All Regulatory Documentation to be submitted to a Regulatory Authority in connection with Ongoing Clinical Trial Activities shall be submitted to Licensee for its review and comment at least [***] (unless an earlier response is required by the applicable Regulatory Authority, in which case the Parties shall work in good faith to provide a response within such timeframe) prior to their submission to the applicable Regulatory Authority. PTC shall, and shall cause its Affiliates to, consider in good faith and incorporate any such comments of Licensee into such Regulatory Documentation. PTC shall provide Licensee with a copy of such Regulatory Documentation promptly following submission to the applicable Regulatory Authority.
5.1.2Notwithstanding any other provision of this Agreement, without Licensee’s prior written consent, neither PTC nor its Affiliates shall submit or file any Regulatory Documentation or otherwise communicate with any Regulatory Authority regarding Licensed Compounds or Licensed Products or the Exploitation thereof (including any Clinical Trial) other than as set forth in Section 5.1.1. PTC and Licensee shall jointly prepare the briefing book for the end-of-Phase II Clinical Trial meeting with the FDA in respect of the Ongoing Phase 2A Clinical Trial.
5.1.3PTC shall provide Licensee with: (i) access to or copies of all material written or electronic correspondence relating to the Ongoing Clinical Trial Activities received by PTC or any of its Affiliates or subcontractors from Regulatory Authorities; and (ii) copies of all meeting minutes and summaries of all meetings, conferences, and discussions held by PTC or any of its Affiliates or subcontractors with the Regulatory Authorities, including copies of all contact reports produced by PTC or any of its Affiliates, in each case ((i) and (ii)), within [***] of their receipt or production of the foregoing, as applicable. If such written or electronic correspondence received from any such Regulatory Authority relates to the withdrawal, suspension, or revocation of a Regulatory Approval for a Licensed Compound or Licensed Product, the prohibition or suspension of the supply of a Licensed Compound or Licensed Product, or the initiation of any investigation, review, or inquiry by such Regulatory Authority concerning the safety of a Licensed Compound or Licensed Product, PTC shall notify Licensee and provide Licensee with copies of such written or electronic correspondence as soon as practicable, but not later than [***] after receipt of such correspondence.
5.1.4PTC shall provide Licensee with prior written notice of any meeting, conference, or discussion (including any advisory committee meeting) with a Regulatory Authority relating to a Licensed Compound or Licensed Product within [***] after PTC or its Affiliates first receives notice of the scheduling of such meeting, conference, or discussion (or within such shorter period as may be necessary in order to give Licensee a reasonable opportunity to attend such meeting, conference, or discussion). To the extent permitted by the Regulatory Authority, Licensee shall have the right to have up to [***] of its employees or agents attend all such meetings, conferences or discussions. Licensee shall have the right to replace or temporarily substitute any such employee or agent at its sole discretion.
5.2Licensee Regulatory Activities.
5.2.1Except as set forth in Section 5.1, subject to the terms and conditions of this Agreement and in accordance with the Regulatory Plan, Licensee shall be responsible for preparing, obtaining, and maintaining Drug Approval Applications, other Regulatory Approvals and other submissions, and for conducting communications with the Regulatory Authorities, for Licensed Compounds and Licensed Products in the Territory (which shall include filings of or with respect to INDs and other filings or communications with the Regulatory Authorities). At least [***] per Calendar Quarter, Licensee shall provide to PTC a detailed summary of all such regulatory related activities that it has performed, or caused to be performed, during the applicable reporting period and on a Calendar Year-to-date basis and describe such regulatory related activities it intends to perform in the next reporting period and Calendar Year in a written plan (such plan, the “Regulatory Plan”) for the Parties, through the JDC, to review the Regulatory Plan, and as necessary, propose and approve strategic aspects of the Regulatory Plan and any updates and amendments to the strategic aspects of the Regulatory Plan.
5.2.2Licensee shall promptly, in any event within [***] (or sooner if material to PTC to allow PTC to comply with Applicable Law and security filing requirements), provide PTC with copies of material regulatory documents with respect to any Licensed Compound or Licensed Product received from any Regulatory Authorities and any material draft filings, material responses or material communications with Regulatory Authorities prior to submission, which for the avoidance of doubt includes the draft labeling for any Licensed Product. Licensee shall provide PTC with a reasonable opportunity to review and comment on any such material regulatory filings, material responses, material communications and material regulatory documents with respect to any Licensed Compound or Licensed Product, including INDs, Drug Approval Applications, all Licensed Product labeling, Regulatory Authority meeting requests, and core data sheets in the Territory. Licensee shall, and shall cause its Affiliates and Sublicensees to, consider in good faith whether to incorporate such comments from PTC.
5.2.3Licensee shall promptly notify PTC after Licensee or its Affiliates first receives notice of the scheduling of any meetings, conferences or discussions with Regulatory Authorities with respect to any Licensed Compound or Licensed Product and give PTC the opportunity to have its representatives attend as a silent participant at such meeting, to the extent permitted by such Regulatory Authority.
5.2.4Licensee shall notify PTC promptly (but in no event later than [***]) following its determination that any event, incident, or circumstance has occurred that may result in the need for a recall, market suspension, or market withdrawal of a Licensed Compound or Licensed Product anywhere in the Territory, and shall include in such notice the reasoning behind such determination, and any supporting facts. Following transfer of the IND from PTC to Licensee for the Licensed Product, Licensee (or its Sublicensee) shall have the sole right to make the final determination whether to voluntarily implement any such recall, market suspension, or market withdrawal; provided that Licensee may consult with PTC to the extent practicable given the circumstances and may consider PTC’s comments in good faith. If a recall, market suspension, or market withdrawal is mandated by a Regulatory Authority, Licensee (or its Sublicensee) shall initiate such a recall, market suspension, or market withdrawal in compliance with Applicable Law. For all recalls, market suspensions, or market withdrawals undertaken pursuant to this Section 5.2.4, Licensee (or its Sublicensee) shall be solely responsible for the execution and all costs thereof, subject to Section 8.5.1.

5.3Regulatory Diligence. Licensee shall use Commercially Reasonable Efforts, itself or with or through its Affiliates, Sublicensees or subcontractors to Develop, seek, obtain and maintain Regulatory Approvals for one (1) Licensed Product in the United States and [***] of the Major European Markets. Without limitation to the foregoing, Licensee shall fulfill the Development obligations, in each case, within the time period set forth in Schedule 5.3.
5.4Clinical Safety Database. Other than with respect to the Ongoing Clinical Trials being conducted by PTC, Adverse Events related to Licensed Compounds or Licensed Products in the Territory shall be logged by Licensee in a single database, centralized, held and owned by Licensee. Upon receipt of written request from PTC, Licensee shall grant PTC reasonable access to such database with respect to Licensed Compounds and Licensed Products in the Territory.
5.5Right of Reference. PTC hereby grants, on behalf of itself and its Affiliates, to Licensee and its Affiliates a right of reference with respect to drug master files and other Regulatory Documentation submitted by PTC or its Affiliates to any Regulatory Authority with respect to Licensed Compounds or Licensed Products (each, a “Right of Reference”). If requested by Licensee, PTC shall provide a signed statement that authorizes such Right of Reference granted to Licensee and its Affiliates under this Section 5.5. In the event that any Affiliate of PTC holds any Regulatory Documentation to which Licensee and its Affiliates is granted a Right of Reference under this Section 5.5, PTC shall cause such Affiliate to grant a Right of Reference to Licensee and its Affiliates to the same extent that PTC is granting such Right of Reference under this Section 5.5.
5.6Pharmacovigilance Agreement. The Parties shall cooperate with respect to the reporting and handling of safety information involving or relating to the Licensed Products to the extent required by Applicable Law. To the extent required by Applicable Law or any Regulatory Authority, the Parties shall enter into a written agreement containing customary terms that will govern the exchange of Adverse Events and other safety information reporting obligations relating to the Licensed Products (the “Pharmacovigilance Agreement”) to ensure that such Adverse Events and other safety information is exchanged and reported to the relevant Regulatory Authorities in compliance with Applicable Law and the requirements of Regulatory Authorities. In the event that a Pharmacovigilance Agreement is not so required, if requested by Licensee in writing, the Parties shall enter into a high-level written agreement that will govern the exchange of validated safety signals for the Licensed Products, which agreement shall be entered into prior to Licensee submitting or holding its first IND for the Licensed Products.
5.7Transfer of Legacy Safety Data. Legacy safety data (including Serious Adverse Event reports, pregnancy reports and Investigator Notifications) arising out of the Ongoing Clinical Trial Activities shall be transferred from PTC to Licensee in accordance with Applicable Law. The Parties acknowledge that transfer of such legacy safety data will require mutual cooperation between the Parties and the Parties will use reasonable efforts to complete such transfer as soon as possible and in time for Licensee to submit or hold its first IND for the Licensed Products.
5.8Compliance. Each Party, in performing its obligations under this Agreement: (a) shall comply with all applicable current international regulatory standards, including GMP,

GLP, GCP, GVP and other rules, regulations and requirements; and (b) will not employ or use any person that has been Debarred.

ARTICLE 6
COMMERCIALIZATION
6.1In General. Except as set forth in the Profit-Sharing terms and conditions set forth in Schedule 8.5.2, Licensee (itself or through its Affiliates or Sublicensees) shall be solely responsible for all aspects of Commercialization of all Licensed Products throughout the Territory at Licensee’s own cost and expense, including planning and implementation, distribution, booking of sales, pricing and reimbursement.
6.2Commercialization Diligence. Licensee shall (by itself or with or through its Affiliates or Sublicensees) use Commercially Reasonable Efforts to Commercialize one (1) Licensed Product for which Regulatory Approval has been obtained in: (a) the United States; and (b) [***] of the Major European Markets. Without limiting any of the foregoing, Licensee shall fulfill the Commercialization obligations, in each case, within the time periods set forth in Schedule 6.2.
6.3Profit-Sharing Commercialization Plan and Budget. No later than [***] prior to the anticipated First Commercial Sale of the first Licensed Product in the Profit-Sharing Territory and thereafter at least once per Calendar Quarter, Licensee shall provide to PTC, through the JCC, a Commercialization plan and budget for the Profit-Sharing Territory (the “Profit-Sharing Commercialization Plan and Budget”) describing (a) the Commercialization activities it has performed, or caused to be performed, during the applicable reporting period and on a Calendar Year-to-date basis and corresponding budget for such activities, evaluating the work performed, including [***]. For clarity, subject to the right of review and discussion at the JCC, Licensee shall have sole decision-making authority, subject to the terms and conditions of this Agreement, in respect of the Profit-Sharing Commercialization Plan and Budget.
6.4Pricing Approvals. Licensee will be responsible for and have the exclusive right to (a) manage, determine and implement all material issues and decisions regarding price, price terms and other related contract terms with respect to Commercialization of Licensed Products, including discounts, rebates, other price concessions and service fees to payors and purchasers, and (b) seek and attempt to obtain and maintain Pricing Approvals for Licensed Products in the Field in the Territory, at its own cost and expense; provided that, to the extent any such costs for the Profit-Sharing Territory fall within the scope are Commercialization Costs that are incurred in accordance with the approved Profit-Sharing Commercialization Plan and Budget then the Parties will share such costs in accordance with Section 8.5. To the extent permitted by Applicable Law, Licensee shall keep the JCC reasonably informed of any communications or interaction with Regulatory Authorities relating to the Pricing Approval process.
6.5Commercialization Costs. Any and all costs which are incurred in the Commercialization of Licensed Products by or on behalf of Licensee in the Profit-Sharing Territory shall be included in the calculation of Net Profits or Losses, but solely to the extent such costs are incurred in accordance with and are consistent with the approved Profit-Sharing Commercialization Plan and Budget. Any and all other costs which are incurred in the

Commercialization of Licensed Products by or on behalf of Licensee, including all costs in the Royalty Territory, after the Effective Date shall be the sole responsibility of Licensee. For the avoidance of doubt, costs incurred in the Commercialization of Licensed Products by or on behalf of Licensee in the Royalty Territory after the Effective Date shall not be included in the calculation of Net Profits or Losses and shared by PTC and Licensee in accordance with Section 8.5.

6.6Commercialization Reports. From and after the First Commercial Sale of a Licensed Product in the Territory, within [***] following the end of each Calendar Year, Licensee shall provide to the JCC (or, PTC, if the JCC has been disbanded) a written report of the Commercialization activities for the Licensed Products conducted by or on behalf of Licensee and its Affiliates and Sublicensees in the Territory during such Calendar Year, which report shall be contain sufficient detail to enable PTC to assess Licensee’s performance of its Commercialization activities and obligations under this Agreement. In addition, upon reasonable written request by PTC, Licensee will provide PTC with further details related to the foregoing.
6.7Statements and Compliance with Applicable Law. Licensee shall, and shall cause its Affiliates and Sublicensees to, comply with all Applicable Law with respect to the Commercialization of Licensed Products. Licensee shall avoid, and shall cause its Affiliates, employees, representatives, agents, Sublicensees and distributors to avoid, taking, or failing to take, any actions that Licensee knows or reasonably should know would jeopardize the goodwill or reputation of PTC or the Licensed Products or any Trademark associated therewith. Without limitation to the foregoing, Licensee shall in all material respects conform its practices and procedures relating to the Commercialization of the Licensed Products and educating the medical community in the Territory with respect to the Licensed Products to any applicable industry association regulations, policies, and guidelines, as the same may be amended from time to time, and Applicable Law.
6.8Product Trademarks. Licensee shall have the sole right to brand the Licensed Products using Product Trademarks and any other branding elements it determines appropriate, which may vary by country or within a country. As between the Parties, Licensee shall exclusively own all rights in and goodwill associated with such Product Trademarks and any other branding elements and shall select, file, register, maintain, enforce and defend such Product Trademarks and any other branding elements in the countries and regions that it determines reasonably necessary, at Licensee’s expense. In addition, PTC has the domain name set forth on Schedule 6.8 and PTC hereby grants Licensee an exclusive license to utilize such domain name in connection with the Exploitation of the Licensed Compounds and Licensed Products.
ARTICLE 7
MANUFACTURING
7.1Existing Inventory; Licensee Responsibility. PTC will reserve from the Existing Inventory reasonable quantities of the Licensed Compound and Licensed Products and placebo for the purposes of conducting Development activities assigned to PTC under the Development Plan. Upon Licensee’s request, which may be provided at any time prior to the [***] anniversary of the Effective Date, PTC shall, or shall cause its Affiliates or CMOs to, transfer to Licensee, except any retained inventory pursuant to the foregoing sentence, PTC’s then remaining Existing Inventory of Licensed Compounds and Licensed Products and placebo for Licensee’s use in Phase

III Clinical Trials, including the Ongoing OLE Clinical Trial, at Licensee’s sole cost and expense (including Licensee will pay PTC for the cost of such Existing Inventory) and in accordance with the terms set forth in Schedule 7.1; provided that in no event shall any such transfer occur prior to the Parties entering into the Quality Agreement pursuant to Section 7.4. Except for the foregoing, Licensee shall have sole responsibility, at its own expense, for Manufacturing all Licensed Compounds and Licensed Products and components thereof, at its expense, for purposes of Exploitation in the Territory, such Manufacture and supply to be conducted by Licensee, its Affiliates, Sublicensees or subcontractors (including CMOs) as it determines appropriate in its sole discretion, subject to the term and conditions of this Agreement.

7.2Manufacturing Transfer; Additional Covenants. Within [***] following the Effective Date and, as applicable, on an ongoing basis until the completion of the Manufacturing Transfer, PTC shall: (i) disclose and provide copies of, or shall cause to be disclosed and provided, as applicable, to Licensee or its designated Affiliate(s) or CMO(s), all Manufacturing Know-How necessary or reasonably useful for the Manufacture of Licensed Compounds and Licensed Products, which shall include the transfer of Manufacturing Know-How relating to the then-current specifications and process for the Manufacture of the Licensed Compounds and Licensed Products used in such process (the “Manufacturing Process”) (the “Manufacturing Transfer”); provide all reasonable assistance requested by Licensee to enable Licensee or its designated Affiliate(s) or its designated CMO, as applicable, to implement the applicable Manufacturing Process (including information of all Materials, consumables and their suppliers) at the facilities designated by Licensee in accordance with Section 3.5.4; (ii) provide confirmation of Data Integrity; (iii) will, (to the extent that it has not already) submit a sample of the Existing Inventory for testing in accordance with Schedule 7.1 and (iv) file appropriate Regulatory Documentation and/or amend the existing IND for the Ongoing Clinical Trials, to add the European manufacturing facility and take other necessary steps in order to permit the use of Existing Inventory for the Ongoing Clinical Trials.
7.3Records Retention. PTC will, and will ensure that its Affiliates, employees, directors, officers, subcontractors and agents will, keep and maintain in good scientific manner complete, appropriate and accurate Records, in sufficient detail to verify compliance with its obligations under this Article 7. Without limiting PTC’s information security obligations under this Agreement, PTC will maintain, at its own expense, all Records in secure and suitable facilities and ensure that such facilities (and the Records stored at such facilities) are (in the context of an audit) are readily accessible to Licensee’s appointed auditor.
7.4Regulatory Authority Inspections. If a Regulatory Authority desires to conduct an inspection or GxP Audit of PTC, its Affiliates, or its or their subcontractors (including CMOs) relating to the Licensed Compounds or Licensed Products, PTC shall promptly (no later than [***] notify Licensee thereof. PTC shall permit Regulatory Authorities to conduct inspections or audits of PTC, its Affiliates, or its or their subcontractors (including CMOs) relating to the Licensed Compounds or Licensed Products, and shall ensure that such Affiliates and subcontractors (including CMOs) permit such inspections and audits to the extent consistent with the terms of any pre-existing contractual arrangement, including any quality agreements. Unless prohibited by Applicable Law, PTC shall permit Licensee to attend and observe the aforementioned inspections or audits as a silent observer. PTC shall provide Licensee with a copy (or detailed written report) of any findings of a Regulatory Authority following a regulatory audit or inspection that are communicated to PTC by such Regulatory Authority, as a result of the inspection or any submitted document(s) or in a correspondence with such Regulatory Authority (e.g., EIR, 483s, warning letters, EMA or European inspection reports, serious breaches, safety urgency measures, issues on PSURs, DSURs, etc.) and corresponding proposed responses, in each case, related to the Licensed Compounds or Licensed Products. In addition, in the event any such inspection could reasonably be expected to have an impact on the patient safety, efficacy or conduct of Clinical Trials of the Licensed Products or PTC’s Data Integrity relating to the Licensed Compounds or Licensed Products, PTC shall, no later than [***] after the date of such inspection (or issuance of the report), provide to Licensee copies of any relevant inspection report or correspondence in PTC’s possession. PTC will reasonably cooperate with Licensee in the preparation of any response to Regulatory Authorities and any corrective action plans which could reasonably be expected to affect PTC’s Data Integrity or be considered critical findings regarding any IND, NDA, MAA or other Regulatory Documentation relevant to the Licensed Compounds or Licensed Products. In the event that any Regulatory Authority desires to conduct an inspection or audit of Licensee relating to the Licensed Compounds or Licensed Products, such as any pre-approval inspection, PTC shall fully cooperate with Licensee upon request in responding to such audit or inspection, including attending such audit or inspection if so requested by Licensee.

7.5Licensee Audits. For the purpose of ensuring PTC’s compliance with this Agreement as it relates to GxP matters concerning Licensed Compounds and Licensed Products, PTC agrees and will ensure that its Affiliates and its and their respective employees, directors, officers, subcontractors and agents agree (where necessary) that Licensee have customary audit rights consistent with industry standards as more specifically detailed in the Quality Agreement with respect to any GxP matters relating to Licensed Products or Licensed Compounds. In addition, regardless of whether the Parties have entered into a Quality Agreement, Licensee shall have the right, within [***] following the Effective Date, to conduct audits of PTC or any PTC Affiliate with respect to GMP and GCP pharmacovigilance aspects of Licensed Compounds and Licensed Products, such audit to be no more than [***] each in length and upon [***] prior notice with pre-specified, reasonable scope. For clarity, at least [***] audits are anticipated if GCP/Pharmacovigilance can be combined.
7.6Quality Agreement. Within [***] after the Effective Date, the Parties will negotiate in good faith a definitive agreement with regard to certain operational, technical, and quality-related aspects of the supply of Existing Inventory by PTC to Licensee or any of its subcontractors or CMOs to Licensee or its designee (the “Quality Agreement”). If the Parties cannot agree on such Quality Agreement within such [***] period, then such dispute shall be referred to the Senior Executives of the Parties for resolution. If the Senior Executives do not fully resolve such dispute within [***] (or a later date agreed to by each of the Parties) of the dispute being referred to them then the Quality Agreement shall be decided by Baseball Arbitration pursuant to Section 15.8.4 and the principles that the Quality Agreement must meet the applicable regulatory requirements and should contain terms and conditions that are customary for agreements of such type and consistent with this Agreement. In the event of a discrepancy between this Agreement and the Quality Agreement, the Quality Agreement shall govern with respect to quality matters and this Agreement governs with respect to all other matters.

ARTICLE 8
FINANCIALS
8.1Upfront Payment. In consideration of the licenses and rights granted to Licensee hereunder, Licensee shall pay to PTC a one (1)-time, upfront payment of One Billion Dollars ($1,000,000,000) (the “Upfront Payment”) within [***] after receipt by Licensee of an Invoice therefor from PTC, which Invoice shall be issued by PTC no earlier than the Effective Date. Such payment shall be nonrefundable and noncreditable against any other payments due hereunder. Notwithstanding the non-refundable or non-creditable nature of any payments hereunder, nothing in this Agreement shall limit Licensee’s rights to assert or obtain Losses for breach of this Agreement, including Losses calculated based on the payments made under this Agreement.
8.2Development and Regulatory Milestones. In further consideration of the licenses and rights granted to Licensee hereunder, upon the first achievement by or on behalf of Licensee, its Affiliates, or its or their Sublicensees of a development and regulatory milestone event in the table set forth below by a Licensed Product (each, a “Development Milestone Event”), the corresponding one (1)-time development and regulatory milestone payment (each, a “Development Milestone Payment”) shall become payable by Licensee to PTC (which payment shall be nonrefundable (unless in the case of a manifest error) against any other payments due hereunder):
No.	Development Milestone Event	Development Milestone Payment
1.	[***]	[***]
2.	[***]	[***]
3.	[***]	[***]
4.	[***]	[***]

No.	Development Milestone Event	Development Milestone Payment
5.	[***]	[***]
[***]		[***]
[***]		[***]

[***].

8.3Commercial Milestones. In further consideration of the licenses and rights granted to Licensee hereunder, upon the first achievement by or on behalf of Licensee its Affiliates, or its or their Sublicensees, of a sales milestone event in the table set forth below by Licensed Products (each, a “Commercial Milestone Event”), Licensee shall pay the applicable corresponding one (1)-time sales milestone payment (each, a “Commercial Milestone Payment”) to PTC (which payment shall be nonrefundable (unless in the case of a manifest error) against any other payments due hereunder). In the event that more than one Commercial Milestone Event threshold is exceeded, Licensee shall pay to PTC a separate Commercial Milestone Payment with respect to each Commercial Milestone Event threshold that is exceeded.
No.	Commercial Milestone Event	Commercial Milestone Payment
1	[***]	[***]
2	[***]	[***]
3	[***]	[***]
4	[***]	[***]
5	[***]	[***]

No.	Commercial Milestone Event	Commercial Milestone Payment
6	[***]	[***]
[***]	[***]

8.4Limitations. Notwithstanding any other provision of this Agreement: (i) each Development Milestone Payment and Commercial Milestone Payment shall be payable only one (1) time on the first occurrence of the applicable Milestone Event; (ii) the maximum aggregate Development Milestone Payments that may become payable shall not exceed (a) [***] or (b) [***]; and (iii) the maximum aggregate Commercial Milestone Payments that may become payable shall not exceed [***].
8.5Profit Sharing in the Profit-Sharing Territory. The terms and conditions of this Section 8.5 shall govern the rights and obligations of PTC and Licensee with respect to Net Profits or Losses relating to the Licensed Products in the Profit-Sharing Territory.
8.5.1Share of Net Profits Or Losses. From and after the First Commercial Sale of a Licensed Product in the Territory until this Agreement is terminated in accordance with ARTICLE 13, subject to the terms and conditions of this Agreement, PTC and Licensee shall share Net Profits or Losses for each Licensed Product in the Profit-Sharing Territory, with the following allocation: forty percent (40%) for PTC and sixty percent (60%) for Licensee.
8.5.2Calculation and Payment. Within [***] after the end of each Calendar Quarter, beginning with the Calendar Quarter in which Net Profits or Losses are first incurred or accrued in the Profit-Sharing Territory, Licensee shall submit to PTC a report (a “Net Profit or Losses Report”) setting forth Net Profits or Losses as reported, incurred, or accrued, with respect to each Licensed Product sold in the Profit-Sharing Territory during such Calendar Quarter (including indicating Net Sales in the Profit-Sharing Territory) and the amount of reconciliation payment (if any) so that the Parties share Net Profits or Losses in accordance with Section 8.5.1. If there are any Net Profits or Losses incurred or accrued in such Calendar Quarter that Licensee is unable to timely include in such financial report, then such amount shall be included and reconciled in the financial report in the following Calendar Quarter. PTC shall send an invoice to Licensee for the amount shown in such report. Licensee shall make such payment to PTC within [***] of receipt of such invoice. In the event PTC assigns its rights to PTC’s share of the Net Profits or Losses or other financials under this Agreement to a Third Party (e.g., a royalty financing partner), Licensee shall in good faith cooperate with PTC and such Third Party to facilitate and coordinate such assignment of rights, including to amend this Agreement or execute a side letter accordingly.
8.5.3Apportionment of Costs. If any Commercialization Costs, Manufacturing Costs and Patent Costs for both (i) a Licensed Product in the Profit-Sharing Territory and (ii) a Licensed Product in the Royalty Territory or any other product or activities of a Party outside of this Agreement, Licensee will apportion such costs in a manner that fairly and reasonably reflects the benefit to the Licensed Product in the Profit-Sharing Territory. Licensee will keep records of the total costs incurred and the apportionment pursuant to the records required under Section 8.15. At the request PTC, Licensee will provide reasonable additional supporting documentation regarding such apportionment.
8.6Royalties.
8.6.1Royalty Rates. In further consideration of the licenses and rights granted to Licensee hereunder, until the Royalty Term End Date for a Licensed Product in a country in the Royalty Territory, Licensee will make royalty payments to PTC on the aggregate Net Sales of Licensed Products in the Royalty Territory by Licensee, its Affiliates and its and their Sublicensees as calculated by multiplying the applicable royalty rate set forth in the table below by the corresponding amount of incremental annual Net Sales in the Royalty Territory in the applicable Calendar Year:
Portion of aggregate annual Net Sales of Licensed Products in the Royalty Territory in a given Calendar Year until the applicable Royalty Term End Date	Royalty Rate
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

8.6.2Royalty Term End Date. Licensee shall have no obligation to pay any royalty with respect to Net Sales of a given Licensed Product in given country in the Royalty Territory after the Royalty Term End Date for such Licensed Product in such country. Following the Royalty Term End Date for a given Licensed Product in such country in the Royalty Territory, Licensee’s licenses under Section 3.1 shall continue in effect, but become fully paid-up and royalty-free.
8.6.3Royalties Payable Once. For clarity, royalties shall be payable only once with respect to the same unit of Licensed Product.
8.6.4Royalty Reductions.
(a)No Valid Claim; Regulatory Exclusivity. On a Licensed Product-by-Licensed Product and country-by-country basis, if a Licensed Product is sold in a country in the Royalty Territory until the applicable Royalty Term End Date at a time when there is neither (i) Regulatory Exclusivity nor (ii) any Valid Claim of a (A) PTC Patent or Joint Patent which contains one or more claims that Cover the composition of matter or method of use of such Licensed Product in such country or (B) Licensee Patent which contains one or more claims that Cover the composition of matter of such Licensed Product in such country, then, for the purposes of Section 8.6.1 the royalty rate applicable to the Net Sales of such Licensed Product in such country during such time shall be reduced by [***] ([***]%).
(b)Generic Entry. On a Licensed Product-by-Licensed Product and country-by-country basis, if for any Calendar Quarter prior to the Royalty Term End Date, (i) there is Generic Product in a country in the Royalty Territory and (ii) the Net Sales of such Licensed Product sold in such country in such Calendar Quarter are less than [***] ([***]%) as compared with the average quarterly Net Sales of such Licensed Product in that country in the four (4) Calendar Quarters preceding the marketing or sale of the first Generic Product, then, for the purposes of Section 8.6.1, for such Calendar Quarter and until applicable Royalty Term End Date, the royalty rate applicable to the Net Sales of such Licensed Product in such country shall be reduced by [***] ([***]%).
(c)Third Party Intellectual Property. To the extent that, prior to the Royalty Term End Date, Licensee, its Affiliates or Sublicensees are required to make payments to a Third Party in consideration for a license under Patents Controlled by such Third Party that are reasonably necessary for Exploiting the Licensed Compound in such Licensed Product in such country (“Third Party License”), then Licensee may deduct up to [***] ([***]%) of all amounts paid (including upfront payments, milestone payments and royalties) to such Third Party for such Third Party License(s) from royalties owed by Licensee to PTC under Section 8.6.1 for Net Sales of the applicable Licensed Product.
(d)Royalty Floor; Carry Forward. In no event will the cumulative effect of the adjustments in Sections 8.6.4(a) through Section 8.6.4(c) reduce the royalties payable to PTC under Section 8.6.1 by more than [***] ([***]%) of the amounts that would otherwise have been payable with respect to the Licensed Products in the applicable Calendar Quarter (the “Royalty Floor”). In the event that a reduction would be permitted under this Section 8.6.4 but for the fact that such reduction would reduce the applicable royalties payable in accordance with Section 8.6.1 by more than the Royalty Floor, then Licensee may carry over such royalty reduction to payments payable hereunder with respect to any royalty payments owed in any future Calendar Quarter, in each case with such reduction continuing until all such amounts have been expended.
8.7Reports and Payment Terms.
8.7.1Milestones. Licensee shall provide PTC with written notice of the achievement of: (i) each Development Milestone Event within [***] after such achievement; and (ii) each Commercial Milestone Event as part of the Sales & Royalty Report for such Calendar Quarter in the Calendar Year in which such Commercial Milestone Event was achieved. After receipt of a notice of the achievement of a Milestone Event, PTC shall submit an Invoice to Licensee with respect to the corresponding Milestone Payment; provided, that no such Invoice shall be submitted prior to receipt of notice of achievement of the applicable Milestone Event. Licensee shall make the applicable Milestone Payment within [***] after receipt of such Invoice.
8.7.2Royalties. During the Term, promptly after Licensee’s quarterly earnings release relating to the previous Calendar Quarter, Licensee shall provide PTC with a Sales & Royalty Report. PTC shall submit an Invoice to Licensee with respect to the royalty amount shown therein (if any). Licensee shall pay such royalty amount within [***] after receipt of the Invoice.

8.8Payments. All amounts payable and calculations under this Agreement shall be in Dollars. All payments to be made by Licensee to PTC under this Agreement shall be made in Dollars by bank wire transfer in immediately available funds to a bank account set forth in Schedule 8.8. Any payment which falls due on a date which is not a Business Day in the location from which the payment will be made may be made on the next succeeding Business Day in such location. For any payment not described in Section 8.1, Section 8.2, Section 8.3, or Section 8.5.2 each Party shall provide to the other Party an invoice for all amounts due to it under this Agreement. Unless otherwise noted, payments on such invoices shall be made within [***] of the other Party’s receipt of the applicable invoice.
8.9Exchange Rate. The rate of exchange to be used in computing the amount of currency equivalent in Dollars for the payment due shall be made by using Licensee’s then-current standard exchange rate methodology as applied in its external reporting for the conversion of foreign currency sales into Dollars.
8.10Currency Restrictions. In the event that, by reason of Applicable Law in any country, it becomes impossible or illegal for a Party to transfer, or have transferred on its behalf, payments owed the other Party under this Agreement, such Party will promptly notify the other Party of the conditions preventing such transfer and such payments will be deposited in local currency in the relevant country to the credit of the other Party in a recognized banking institution designated by the other Party (or, if none is designated by the other Party within a period of [***] of the other Party’s receipt of such notice, in a recognized banking institution selected by the transferring Party) and identified in a written notice given to the other Party.
8.11Interest on Late Payments. Any amount owed by either Party under this Agreement that is not paid within the applicable time period set forth herein will accrue interest thereon at an annual rate (but with interest accruing on a daily basis) of [***] percentage points above the CME Term Secured Overnight Financing Rate (USD SOFR) of twelve (12) month rate on which such payment was originally due until the date of payment, provided that such rate shall not exceed the rate permissible under Applicable Law. In relation to payments disputed in good faith, interest under this Section 8.11 is payable only after the dispute is resolved, on sums found or agreed to be due, from the due date.
8.12Tax.
8.12.1Income Taxes. Except as otherwise provided in this Section 8.12, each Party shall be responsible for its own taxes (including taxes imposed on or measured by Net Sales, capital, franchise or similar taxes pursuant to Applicable Law).
8.12.2Indirect Taxes. All amounts set forth in this Agreement shall be exclusive of any value added (VAT), goods and services (GST), sales, turnover, use, excise, consumption, and other similar indirect Taxes (“Indirect Taxes”). PTC shall issue all Invoices in full compliance with the Indirect Tax laws and regulations applicable at PTC’s place of business. If any Indirect Taxes are due based on local law, PTC shall be allowed to add the amount of Indirect Taxes to the amounts set forth in this Agreement and invoice the net amount plus the applicable Indirect Taxes. The Parties shall issue invoices for all amounts payable under this Agreement consistent with all

Indirect Tax requirements and irrespective of whether the sums may be netted for settlement purposes.
8.12.3Withholding Taxes.
(a)In the event that any payments made by Licensee to PTC pursuant to this Agreement shall become subject to withholding taxes under the Applicable Law of any jurisdiction, or if it is unclear whether Applicable Law require such withholding, including extra-territorial taxation, Licensee shall be authorized to deduct and withhold the amount of such taxes for the account of PTC to the extent required by Applicable Law and pay the withholding tax to the relevant tax authority, so that only the correspondingly reduced amount less withholding tax is paid out to PTC. Licensee shall deliver to PTC proof of the withholding tax payment. Any such amounts withheld and paid to any such tax authority shall be deemed to have been paid to PTC for purposes of this Agreement, in full satisfaction of Licensee’s obligation with respect to such amounts.
(b)Licensee and PTC shall make all reasonable efforts to obtain relief or reduction of withholding tax under the applicable tax treaties, including the submission or issuance of requisite forms and information. If a special procedure is required for treaty relief by law, a treaty relief based on a tax treaty will only be taken into account if PTC submits an exemption certificate to Licensee in accordance with legal requirements at the time of the payment to PTC. If no withholding tax deduction has been made but tax authorities subsequently take the position that a withholding tax deduction should have been made, PTC shall provide, at its expense, all reasonable support to Licensee to obtain relief or reduction of withholding under the Applicable Law and tax treaties, including the submission or issuance of requisite forms and information. All refunds of withholding taxes granted by the competent tax authority and related interest shall be paid to Licensee. If a refund of withholding taxes is not possible, PTC shall repay the corresponding amount to Licensee.
8.12.4Tax Allocation. The Parties agree that the consideration paid under this Agreement will be allocated among the asset(s) for U.S. federal and state income tax purposes in accordance with Section 1060 of the Code, and the applicable regulations. The allocation shall be adjusted, as necessary, to reflect any subsequent payments treated as adjustments to the initial consideration or such other items. No Party hereto shall file any tax return or other document with, or make any statement or declaration to, any Governmental Authority prior to Parties agreeing to an allocation schedule within [***] of the Effective Date.
8.12.5Asset Sale. For the avoidance of doubt, both Parties intend to treat any payment or any contingent payments under this Agreement as an asset sale and purchase for U.S. Federal and State tax purposes.
8.13Effective Date. For clarity, no payments shall become due and payable under or in connection with this Agreement unless and until the Effective Date occurs.
8.14Financial Records. Licensee shall, and shall cause its Affiliates and Sublicensees to, keep complete and accurate books and records pertaining to Net Sales and Net Profits or Losses of Licensed Products, in sufficient detail to calculate all amounts payable hereunder and to verify compliance with its obligations under this Agreement. Such books and records shall be retained by Licensee and its Affiliates and Sublicensees until the later of (a) [***] after the end of the period to which such books and records pertain, (b) the expiration of the applicable tax statute of limitations (or any extensions thereof), and (c) for such longer period as may be provided under statute of limitations under Applicable Law or otherwise required by Applicable Law.

8.15Audit.
8.15.1Upon the written request of a Party (“Auditing Party”), the other Party (“Audited Party”) shall permit an independent certified public accounting firm of internationally recognized standing selected by the Auditing Party and reasonably acceptable to the Audited Party, at the Auditing Party’s expense (subject to Section 8.15.4), to have access during normal business hours, upon receipt of reasonable advanced notice from the Auditing Party, to the books and records of the Audited Party and its Affiliates as may be reasonably necessary to verify the accuracy of Net Sales and Net Profits or Losses, and, with respect to PTC, in relation to the PTC, costs relating to prosecution, maintenance, enforcement or defense of Patents it has responsibility for pursuant to this Agreement.
8.15.2Such accounting firm shall provide the Auditing Party with a high level report confirming whether it has identified any discrepancy in the accuracy of, in relation to Licensee, the accuracy of Net Sales and Net Profits or Losses, and, with respect to PTC, in relation to the PTC, costs relating to prosecution, maintenance, enforcement or defense of Patents it has responsibility for pursuant to this Agreement. Such inspection right shall not be exercised more than once in any Calendar Year and not more frequently than once with respect to records covering any specific period of time. In addition, the Auditing Party shall only be entitled to audit the books and records of the Audited Party from the [***] prior to the Calendar Year in which the audit request is made. The accounting firm shall have the right to disclose to the Auditing Party only its conclusions regarding any payments under this Agreement. In no event shall the Auditing Party have access to any of the books and records provided to the accounting firm pursuant to this Section 8.15.1.
8.15.3The accounting firm shall provide its audit report and basis for any determination to the Audited Party at the time such report is provided to the Auditing Party before it is considered final; provided, that, at least [***] prior to the provision of such report, the accounting firm shall provide its draft audit report and basis for any determination to the Audited Party to verify the exclusion of any Confidential Information and to allow for the reasonable review and provision of comments by the Audited Party. The Audited Party shall have the right to request a further determination by such accounting firm as to matters which the Audited Party disputes within [***] following receipt of such report. The Audited Party will provide the Auditing Party and the accounting firm with a reasonably detailed statement of the grounds upon which it disputes any findings in the audit report and the accounting firm shall undertake to complete such further determination within [***] after the dispute notice is provided, which determination shall be limited to the disputed matters. Any matter that remains unresolved shall be resolved in accordance with the dispute resolution procedures contained in Section 15.8.
8.15.4In the event that the final result of the inspection reveals an undisputed underpayment or overpayment by a Party, the Party identified as owing the other Party shall pay the amount of the discrepancy (plus interest, in accordance with Section 8.11) to the other Party from the date originally due within [***] of the date the accounting firm delivers to the Auditing Party such accounting firm’s written report identifying such discrepancy. The fees charged by such accounting firm shall be paid by the Auditing Party; unless such report indicates an underpayment to the Auditing Party of more than [***] ([***]%) of amounts actually payable to the Auditing Party, in which case the Audited Party shall reimburse all reasonable fees incurred by the Auditing Party to engage such accounting firm for the relevant audit pursuant to this Section 8.15.
8.15.5The Auditing Party shall treat all information received in the report provided pursuant to Section 8.15.1 in accordance with the confidentiality and non-use provisions of this Agreement, and before such accounting firm is provided access to any of the Audited Party’s information, shall cause such accounting firm to enter into a confidentiality agreement with the Audited Party obligating it to retain all such information in confidence pursuant to such confidentiality agreement.
8.16No Partnership. For the avoidance of doubt, by no means do either Party intend any payment, or any contingent, or future payments under this Agreement to constitute the formation of a partnership or joint venture for U.S. Federal Tax Purposes.
ARTICLE 9
INTELLECTUAL PROPERTY
9.1Ownership of Intellectual Property.
9.1.1Ownership of Technology. Subject to Section 9.1.2 and Section 9.1.3, each Party shall own and retain all right, title, and interest in and to any and all: (a) Inventions that are conceived, discovered, developed, or otherwise made by or on behalf of such Party (or its Affiliates or Sublicensees) under or in connection with this Agreement, whether or not patented or patentable, and any and all Patents and other intellectual property rights with respect thereto, except to the extent that any such Invention or any Patent or intellectual property rights with respect thereto, is Joint Know-How or Joint Patents, and (b) other Know-How, Inventions, Patents, and other Intellectual Property Rights that are owned or otherwise Controlled (other than pursuant to the license grants set forth in Section 3.1) by such Party, its Affiliates or its licensees or Sublicensees.
9.1.2Ownership of Joint Patents, Joint Know-How. The Parties shall each own an equal, undivided interest in any and all (a) Inventions that are conceived, discovered, developed or otherwise made jointly by or on behalf of PTC or its Affiliates, on the one hand, and Licensee or its Affiliates or Sublicensees, on the other hand, in connection with the work conducted under or in connection with this Agreement, whether or not patented or patentable (the “Joint Know-How”), and (b) Patents Covering any such Joint Know-How (the “Joint Patents”) and other Intellectual Property Rights with respect to the Inventions described in clause (a) (together with Joint Know-How and Joint Patents, the “Joint Intellectual Property Rights”). Each Party shall promptly disclose to the other Party in writing, and shall cause its Affiliates, (and in the case of Licensee, its Sublicensees) to so disclose, the development, making, conception or reduction to practice of any Joint Know-How or Joint Patents. Subject to the licenses granted under Section

3.1, each Party shall have the right to Exploit the Joint Intellectual Property Rights without a duty of seeking consent or accounting to the other Party.
9.1.3Ownership of Improvements to PTC Platform. Notwithstanding Section 9.1.1 and Section 9.1.2, PTC shall solely own any and all Inventions that are conceived, discovered, developed or otherwise made by or on behalf of a Party (or its Affiliates, independent contractors or Sublicensees) that is a derivative, enhancement, modification or improvement to the PTC Platform, whether or not patented or patentable, and including all Patents and Intellectual Property Rights with respect thereto (the “Improvement”). Licensee shall promptly disclose to PTC in writing such Improvement. Licensee hereby agrees to assign, and to cause its Affiliates, independent contractors and Sublicensees to assign, and hereby assigns to PTC all of its, its Affiliates’, independent contractors’ and Sublicensees’, right, title and interest in and to all Improvements. Licensee shall take all actions and provide PTC with all requested assistance to effect such assignment and shall execute any and all documents necessary to perfect such assignment.
9.1.4United States Law. The determination of whether Inventions are conceived, discovered, developed, or otherwise made by a Party for the purpose of allocating proprietary rights (including Patent, copyright or other Intellectual Property Rights) therein, shall, for purposes of this Agreement, be made in accordance with Applicable Law in the United States as such law exists as of the Effective Date irrespective of where such conception, discovery, development or making occurs.
9.1.5Assignment Obligation. Each Party shall cause all Persons who perform Development activities, Manufacturing activities or regulatory activities for such Party under this Agreement to be under an obligation to assign their rights in any Inventions resulting therefrom to such Party.
9.2Maintenance and Prosecution of Patents.
9.2.1Patent Prosecution and Maintenance of PTC Patents and Joint Patents. Licensee shall have the first right, but not the obligation, to prepare, file, prosecute and maintain, including controlling reexaminations, interferences, oppositions, and any other ex parte or inter partes matters (e.g., inter partes reviews), (“Patent Actions”) for the PTC Patents and Joint Patents worldwide, at Licensee’s sole cost and expense. Licensee shall keep PTC reasonably informed with regard to the Patent Actions for PTC Patents and Joint Patents. Licensee will (a) furnish to PTC copies of material documents relevant to such Patent Actions before any deadlines, (b) allow PTC a reasonable opportunity to comment on material documents to be filed with respect to such Patent Actions prior to any such filing being made, and (c) take into reasonable consideration such comments from PTC. In the event that Licensee decides not to control the Patent Actions for a PTC Patent or Joint Patent in a country or other jurisdiction in the Territory, Licensee shall provide reasonable prior written notice to PTC of such intention, and PTC shall thereupon have the option, in its sole discretion, to assume the control and direction of Patent Actions for such PTC Patent or Joint Patent at its sole expense in such country or other jurisdiction; provided that, (i) PTC shall seek and reasonably consider Licensee’s comments and rationale for not prosecuting or maintaining such Patent before determining whether it would assume the control and direction of

Patent Actions for such Patent and (ii) PTC shall keep Licensee regularly informed of the status and progress of such efforts and shall reasonably consider Licensee’s comments on such efforts.
9.2.2Patent Prosecution and Maintenance of Licensee Patents. Licensee shall have the sole right, but not the obligation, to control and direct the Patent Actions for the Licensee Patents worldwide at its sole cost and expense; provided however, if a Licensee Patent contains a claim that Covers composition of matter or method of use of such Licensed Product that contains the Licensed Compound set forth in Section 1.108(a) or (b) (or any Derivative Compound of any such Licensed Compound set forth in Section 1.108(a) or (b)), then Licensee shall keep PTC reasonably informed with regard to the Patent Actions for such Licensee Patents. Licensee will (a) furnish to PTC copies of material documents relevant to such Patent Actions before any deadlines, (b) allow PTC a reasonable opportunity to comment on material documents to be filed with respect to such Patent Actions prior to any such filing being made, and (c) take into reasonable consideration such comments from PTC. In the event that Licensee decides not to control the Patent Actions for a Licensee Patent in a country or other jurisdiction in the Territory, Licensee shall provide reasonable prior written notice to PTC of such intention, and PTC shall thereupon have the option, in its sole discretion, to assume the control and direction of Patent Actions for such Licensee Patent at its sole expense in such country or other jurisdiction; provided that, (i) PTC shall seek and reasonably consider Licensee’s comments and rationale for not prosecuting or maintaining such Patent before determining whether it would assume the control and direction of Patent Actions for such Patent and (ii) PTC shall keep Licensee regularly informed of the status and progress of such efforts and shall reasonably consider Licensee’s comments on such efforts.
9.2.3Patent Prosecution and Maintenance of PTC Platform Patents. PTC shall have the sole right, but not the obligation, to control and direct the Patent Actions for the PTC Platform Patents worldwide at its sole cost and expense.
9.2.4Cooperation. The Parties agree to reasonably cooperate in the preparation, filing, prosecution, and maintenance of the PTC Patents and Joint Patents in the Territory under this Agreement. Such assistance and cooperation shall include making a Party’s inventors and other scientific advisors reasonably available to assist the other Party’s Patent preparation, filing, prosecution and maintenance efforts.
9.2.5Patent Term Extension and Supplementary Protection Certificate. Licensee shall have the sole right to make decisions regarding patent term extensions, including supplementary protection certificates and any other extensions that are now or become available in the future, wherever applicable, for PTC Patents, Joint Patents and Licensee Patents in any country or other jurisdiction. Licensee shall have the sole responsibility of applying for any extension or supplementary protection certificate with respect to such PTC Patents, Joint Patents and Licensee Patents in the Territory at its sole cost.
9.2.6Patent Listings. Licensee shall have the sole right to make all filings with Regulatory Authorities in the Territory with respect to PTC Patents, Joint Patents and Licensee Patents, including as required or allowed (a) in the United States, in the FDA’s Orange Book, and (b) outside the United States, under the national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83 or other international equivalents. Licensee shall have the sole right to make all filings with Regulatory Authorities in the Territory with respect to PTC Patents, Joint Patents and Licensee Patents.
9.2.7Unitary Patent System. Licensee shall be solely responsible for all strategies for the PTC Patents, Joint Patents and Licensee Patents with respect to the EU Unitary Patent System, including the filing or withdrawal of any action to opt-in or opt-out from the EU Unitary Patent System for any PTC Patents, Joint Patents and Licensee Patents and the validation of any PTC Patents, Joint Patents and Licensee Patents as a unitary patent or a European patent.
9.3Enforcement of Patents.
9.3.1Enforcement of PTC Patents and Joint Patents.
(a)Each Party shall promptly notify the other Party in writing of any alleged or threatened infringement of the PTC Patents or the Joint Patents by a Third Party (the “Licensed Patents Infringement”) of which such Party becomes aware.
(b)As between the Parties, Licensee shall have the first right, but not the obligation, to prosecute any Licensed Patents Infringement with respect to any PTC Patent or Joint Patent in the Territory at Licensee’s sole cost and expense. PTC shall have the right to join as a party to such claim, suit, or proceeding in the Territory and participate with its own counsel at its own expense; provided that Licensee shall retain control of the prosecution of such claim, suit, or proceeding. To the extent PTC is a necessary party to any such prosecution and PTC elects to be represented by the same outside counsel(s) as Licensee, Licensee shall pay any expenses associated with PTC’s participation. If Licensee does not take any steps to prosecute a Licensed Patents Infringement with respect to any PTC Patent or Joint Patent within [***] following the first notice provided above with respect to such Licensed Patents Infringement, then PTC may prosecute such Licensed Patents Infringement at its own expense; provided that, if Licensee has reasonable grounds for believing that PTC’s exercise of its backup enforcement right as set forth in this Section 9.3.1(b) could reasonably be detrimental to the patent protection of any Licensed Compound, Licensed Product, then PTC shall not be permitted to enforce such Patent without the prior consent of Licensee, in Licensee’s sole discretion.
9.3.2Enforcement of Licensee Patents. Licensee shall have the right, but not the obligation, to prosecute any such infringement at its own expense and Licensee shall retain control of the prosecution of such claim, suit or proceeding; provided however, if a Licensee Patent contains a claim that Covers composition of matter or method of use of such Licensed Product that contains the Licensed Compound set forth in Section 1.108(a) or (b) (or any Derivative Compound of any such Licensed Compound set forth in Section 1.108(a) or (b)), then PTC shall have the right to join as a party to such claim, suit, or proceeding in the Territory and participate with its own counsel at its own expense; provided that Licensee shall retain control of the prosecution of such claim, suit, or proceeding. To the extent PTC is a necessary party to any such prosecution and PTC elects to be represented by the same outside counsel(s) as Licensee, Licensee shall pay any expenses associated with PTC’s participation. If Licensee does not take any steps to prosecute such infringement with respect to any Licensee Patent within [***] following the first notice provided above with respect to such infringement, then PTC may prosecute such infringement at its own expense; provided that, if Licensee has reasonable grounds for believing that PTC’s exercise of its backup enforcement right as set forth in this Section 9.3.2 could reasonably be detrimental to the patent protection of any Licensed Compound, Licensed Product, then PTC shall not be permitted to enforce such Patent without the prior consent of Licensee, in Licensee’s sole discretion.
9.3.3Generic Competition. Notwithstanding the foregoing, if either Party (a) reasonably believes that a Third Party may be filing or preparing or seeking to file a generic or abridged Drug Approval Application that refers or relies on Regulatory Documentation submitted by either Party to any Regulatory Authority, whether or not such filing may infringe the PTC Patents or the Joint Patents or a Licensee Patent contains a claim that Covers composition of matter or method of use of such Licensed Product that contains the Licensed Compound set forth in Section 1.108(a) or (b) (or any Derivative Compound of any such Licensed Compound set forth in Section 1.108(a) or (b)); (b) receives any notice of certification regarding the PTC Patents or the Joint Patents pursuant to the U.S. “Drug Price Competition and Patent Term Restoration Act” of 1984 (21 United States Code §355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV)) (“ANDA Act”) claiming that any such Patents are invalid or unenforceable or claiming that any such Patents will not be infringed by the Manufacture, use, marketing or sale of a product for which an application under the ANDA Act is filed; or (c) receives any equivalent or similar certification or notice in any other jurisdiction, it shall (i) notify the other Party in writing identifying the alleged applicant or potential applicant and furnishing the information upon which determination is based and (ii) provide with a copy of any such notice of certification within [***] of the date of receipt and the Parties’ rights and obligations with respect to any legal action as a result of such certification shall be as set forth in Section 9.3.1, 9.3.2, or 9.3.4, as applicable; provided, however, that if Licensee elects not to bring suit against the Third Party providing notice of such certification within [***] of receipt of such notice, then PTC shall have the right, but shall not be obligated, to bring suit against such Third Party and to join Licensee as a party plaintiff if necessary to bring such a suit, in which event PTC shall hold Licensee harmless from and against any and all costs and expenses of such litigation, including reasonable attorneys’ fees and expenses.
9.3.4Cooperation. The Parties agree to cooperate fully in any infringement action pursuant to this Section 9.3. Where a Party brings such an action, the other Party shall, where necessary, furnish a power of attorney solely for such purpose or shall join in, or be named as a necessary party to, such action. Unless otherwise set forth herein, the Party entitled to bring any patent infringement litigation in accordance with this Section 9.3 shall have the right to settle such claim; provided that neither Party shall have the right to settle any patent infringement litigation under this Section 9.3 in a manner that diminishes or has a material adverse effect on the rights or interest of the other Party, or in a manner that imposes any costs or liability on, or involves any admission by, the other Party, without the express written consent of such other Party. The Party commencing the litigation shall provide the other Party with copies of all pleadings and other documents filed with the court and shall consider reasonable input from the other Party during the course of the proceedings.
9.3.5Recovery. Any recovery realized as a result of such litigation described in Section 9.3.1 or 9.3.3 (whether by way of settlement or otherwise) shall be first, allocated to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses). Any remainder after such reimbursement will be shared [***] ([***]%) to the Party prosecuting such infringement and [***] ([***]%) to the other Party.
9.4Invalidity or Unenforceability Defenses or Actions.
9.4.1Notice. Each Party shall promptly notify the other Party in writing of any alleged or threatened assertion of invalidity or unenforceability of any of the PTC Patents or Joint Patents or a Licensee Patent contains a claim that Covers composition of matter or method of use of such Licensed Product that contains the Licensed Compound set forth in Section 1.108(a) or (b) (or any Derivative Compound of any such Licensed Compound set forth in Section 1.108(a) or (b)) by a Third Party, in each case in the Territory and of which such Party becomes aware.
9.4.2PTC Patents and Joint Patents. Licensee shall have the first right, but not the obligation, to defend and control the defense of the validity and enforceability of the PTC Patents and the Joint Patents in the Territory at its sole cost and expense. PTC may participate in any such claim, suit, or proceeding in the Territory with counsel of its choice at its own expense; provided that Licensee shall retain control of the defense in such claim, suit, or proceeding. If Licensee elects not to defend or control the defense of such PTC Patents or Joint Patents in a suit brought in the Territory, or otherwise fails to initiate and maintain the defense of any such claim, suit, or proceeding, then PTC may conduct and control the defense of any such claim, suit, or proceeding at its own expense.
9.4.3Licensee Patents. Licensee shall have the right, but not the obligation, to defend and control the defense of the validity and enforceability of the Licensee Patents at its own expense; provided however, if a Licensee Patent contains a claim that Covers composition of matter or method of use of such Licensed Product that contains the Licensed Compound set forth in Section 1.108(a) or (b) (or any Derivative Compound of any such Licensed Compound set forth in Section 1.108(a) or (b)), then PTC may participate in any such claim, suit, or proceeding in the Territory with counsel of its choice at its own expense; provided that Licensee shall retain control of the defense in such claim, suit, or proceeding. If Licensee elects not to defend or control the defense of such Licensee Patents in a suit brought in the Territory, or otherwise fails to initiate and maintain the defense of any such claim, suit, or proceeding, then PTC may conduct and control the defense of any such claim, suit, or proceeding at its own expense; provided that, if Licensee has reasonable grounds for believing that PTC’s exercise of its backup defense right as set forth in this Section 9.4.3 could reasonably be detrimental to the patent protection of any Licensed Compound, Licensed Product, then PTC shall not be permitted to defend such Patent without the prior consent of Licensee, in Licensee’s sole discretion.
9.4.4Cooperation. Each Party shall assist and cooperate with the other Party as such other Party may reasonably request from time to time in connection with its activities set forth in Section 9.4.2, including by being joined as a party plaintiff in such action or proceeding, providing access to relevant documents and other evidence, and making its employees available at reasonable business hours. In connection with any such defense or claim or counterclaim, the controlling Party shall consider in good faith any comments from the other Party and shall keep the other Party reasonably informed of any steps taken, and shall provide copies of all documents filed, in connection with such defense, claim, or counterclaim. In connection with the activities set forth in this Section 9.4.2, each Party shall consult with the other as to the strategy for the defense of the PTC Patents and Joint Patents and any Licensee Patent contains a claim that Covers composition of matter or method of use of such Licensed Product that contains the Licensed Compound set forth in Section 1.108(a) or (b) (or any Derivative Compound of any such Licensed Compound set forth in Section 1.108(a) or (b)).
ARTICLE 10
CONFIDENTIALITY AND NON-DISCLOSURE
10.1Confidentiality Obligations. At all times during the Term and for a period of [***] following termination or expiration hereof in its entirety or, with respect to trade secrets, for as long as such information remains a trade secret, each Party shall, and shall cause its officers, directors, employees and agents to, keep confidential and not publish or otherwise disclose to a Third Party and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement or is necessary or reasonably useful for the performance of, or the exercise of such Party’s rights under, this Agreement. Notwithstanding the foregoing, but to the extent the receiving Party can demonstrate by documentation or other competent proof, the confidentiality and non-use obligations under this Section 10.1 with respect to any Confidential Information shall not include any information that:
10.1.1has been published by a Third Party or is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of the receiving Party;
10.1.2has been in the receiving Party’s possession prior to disclosure by the disclosing Party without any obligation of confidentiality with respect to such information;
10.1.3is subsequently received by the receiving Party from a Third Party without restriction and without breach of any agreement between such Third Party and the disclosing Party; or
10.1.4has been independently developed by or for the receiving Party without reference to or use or disclosure of the disclosing Party’s Confidential Information.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination and its principles are in the public domain or in the possession of the receiving Party.

10.2Permitted Disclosures. Notwithstanding the foregoing, the receiving Party may disclose Confidential Information belonging to the disclosing Party to the extent such disclosure is reasonably necessary in the following instances:

10.2.1complying with Applicable Law, including regulations promulgated by securities exchanges and as provided in Section 10.3 and Section 10.7, or court or administrative orders (in such case only to the extent determined necessary based upon advice of counsel), provided that the Party seeking to make such disclosure shall, to the extent practicable, give reasonable advance notice to the other Party of such disclosure and use reasonable efforts to secure confidential treatment of such Confidential Information;
10.2.2filing, prosecuting, maintaining, enforcing or defending litigation related to the subject matter of this Agreement, including the activities set forth in ARTICLE 9 of this Agreement;
10.2.3in communications with existing or bona fide prospective acquirers, merger partners, royalty financing partners, lenders or investors, and consultants, representatives and advisors of the receiving Party (a) in connection with transactions or bona fide prospective transactions with the foregoing, or (b) for either Party or its Affiliates to exercise its rights under this Agreement, in each case ((a) and (b)) on a “need-to-know” basis and under appropriate confidentiality provisions substantially similar to those of this Agreement;
10.2.4in connection with a permitted publication pursuant to Section 10.8; or
10.2.5to its Affiliates, its actual or prospective subcontractors and vendors, its agents, representatives and advisors, on a “need-to-know” basis in order for the receiving Party to exercise its rights or fulfill its obligations under this Agreement, each of whom prior to disclosure must be bound by obligations of confidentiality and restrictions on use of such Confidential Information that are substantially similar to those set forth in this ARTICLE 10; provided, however, that, the receiving Party shall remain responsible for any failure by any Person who receives Confidential Information pursuant to this Section 10.2.5 to treat such Confidential Information as required under this ARTICLE 10.
10.3SEC Filings and Other Disclosures. Subject to the terms of this Section 10.3, either Party may disclose the terms of this Agreement and make any other public written disclosure regarding the existence of, or performance under, this Agreement, to the extent required, in the reasonable opinion of such Party’s legal counsel, to comply with: (a) Applicable Law, including the rules and regulations promulgated by the United States Securities and Exchange Commission; or (b) any equivalent Governmental Authority, securities exchange or securities regulator in any country in the Territory. Prior to disclosing this Agreement or any of the terms hereof pursuant to this Section 10.3, the Parties shall consult with one another with respect to the timing, form, and content of such disclosure. If so requested by the other Party, the Party subject to such obligation shall use commercially reasonable efforts to obtain an order protecting to the maximum extent possible the confidentiality of such provisions of this Agreement as reasonably requested by the other Party. If the Parties are unable to agree on the form or content of any required disclosure, such disclosure shall be limited to the minimum required as reasonably determined by the disclosing Party in consultation with its legal counsel.
10.4Information Security. Each Party certifies that it adheres to and maintains up-to-date best practices for information security as are known in the industry. In the event of a security breach that may affect the disclosing Party’s Confidential Information or that results in the degradation of activities performed hereunder, the receiving Party will notify the disclosing Party immediately (for PTC, with a copy to: [***]) after becoming aware of the breach, and provide daily updates in regards thereto until the disclosing Party determines that it is satisfied with the response. In addition, the receiving Party shall be open to a security audit and provide appropriate remedies, e.g., a one-year subscription to a credit monitoring service, in the event of such a breach.

10.5Return of Confidential Information. Upon early termination of this Agreement for any reason, each Party and its Affiliates shall immediately, at such Party’s election: (a) return to the other Party; or (b) destroy and provide proof of destruction, all tangible items bearing or containing any Confidential Information disclosed by the other Party or any of its Affiliates, except for one (1) copy which may be retained in its confidential files for archive or compliance purposes. Each Party and its Affiliates will also be permitted to retain such additional copies of or any computer records or files containing the other Party’s or any of its Affiliates’ Confidential Information that have been created solely by automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with the retaining Party’s standard archiving and back-up procedures, but not for any other use or purpose. All Confidential Information shall continue to be subject to the terms of this Agreement.
10.6Use of Name. Except as expressly set forth in this Agreement, neither Party shall mention or otherwise use the name, logo, or Trademark of the other Party or any of its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material, or other form of publicity without the prior written approval of such other Party in each instance. Notwithstanding the foregoing, a Party shall be entitled to use the name of the other Party to the extent necessary (i) in connection with the Development, Manufacture, Commercialization or other Exploitation of Licensed Compounds or Licensed Products, including in connection with sublicensing and subcontracting transactions, or (ii) on its website or in collateral materials, slide decks, corporate overviews and other similar documents or other materials, in each case, as reasonably necessary to accurately describe the Parties’ arrangement hereunder. The restrictions imposed by this Section 10.6 shall not prohibit either Party from making any disclosure identifying the other Party that, in the opinion of the disclosing Party’s counsel, is required by Applicable Law; provided such Party shall submit the proposed disclosure identifying the other Party in writing to the other Party as far in advance as reasonably practicable so as to provide a reasonable opportunity to comment thereon.
10.7Public Announcements. PTC may, following the Execution Date, issue a press release in the form set forth in Schedule 10.7 (“Initial Press Release”), the release of which the Parties shall coordinate in order to accomplish such release promptly upon execution of this Agreement. Each Party may issue any other public announcement, press release, or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent provided that, other than for financial reporting purposes, such Party shall submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable (and in no event less than [***] prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon and such public announcement, press release, or other public disclosure does not contain the Confidential Information of the other Party. Notwithstanding the foregoing, a Party desiring to make a public announcement, press release, or other public disclosure may issue such disclosure without prior review or consent by the other Party if (a) the contents of such public announcement, press release, or other public disclosure have previously been made public other than through a breach of this Agreement by such Party, (b) such public announcement, press release, or other public disclosure is consistent with the previous public announcement, press release, other public disclosure or other publicly available information or (c) such public announcement does not contain any Confidential Information of the other Party. All public announcements or press releases shall expressly acknowledge PTC’s scientific contributions to the Licensed Compound and Licensed Product in a reasonably prominent manner.

10.8Publications. Each Party recognizes that the publication of papers regarding results of, and other information regarding, activities under this Agreement, including oral presentations and abstracts, may be beneficial to both Parties, provided such publications are subject to reasonable controls to protect Confidential Information. In particular, it is the intent of the Parties to maintain the confidentiality of any Confidential Information included in any invention disclosures or draft Patent application until such Patent application has been filed. Accordingly, each Party shall have the right to review and approve any paper proposed for publication by the other Party, including any abstracts or significant oral presentations, that contains clinical data or pertains to results of clinical studies, or other studies with respect to the Licensed Compounds or Licensed Products or that includes Confidential Information of the other Party. Before any such paper is submitted for publication or a significant oral presentation is made, the publishing or presenting Party shall deliver a then-current copy of the paper or materials for oral presentation to the other Party at least [***] prior to submitting the paper to a publisher or making the presentation (or such shorter period as may be reasonably necessary to meet presentation or publication timelines). The other Party shall review any such paper and give its comments to the publishing Party within [***] of the delivery of such paper to the other Party. With respect to abstracts and significant oral presentation materials, the other Party shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to the publishing or presenting Party with appropriate comments, if any. If approval is not given or deemed given, either Party may refer the matter to the Senior Executives for resolution together with the reasons for withholding approval. Notwithstanding the foregoing, the publishing or presenting Party shall comply with the other Party’s request to delete references to such other Party’s Confidential Information in any such paper and will withhold publication of any such paper or any presentation of same for an additional [***] in order to permit the Parties to obtain Patent protection if either Party deems it necessary. Any publication shall include recognition of the contributions of the other Party according to standard practice for assigning scientific credit, either through authorship or acknowledgement, as may be appropriate. For the avoidance of doubt, PTC shall be expressly acknowledged for PTC’s scientific contributions to the Licensed Compound and Licensed Product in all publications in a reasonably prominent manner, including the display of the PTC name and logo.
ARTICLE 11
REPRESENTATIONS, WARRANTIES AND COVENANTS
11.1Mutual Representations and Warranties. PTC and Licensee each represents and warrants to the other, as of the Execution Date and Effective Date, and covenants, as follows:
11.1.1Organization. It is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement.

11.1.2Authorization. The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and do not violate (a) such Party’s charter documents, bylaws, or other organizational documents, (b) in any material respect, any agreement, instrument, or contractual obligation to which such Party is bound, (c) any requirement of any Applicable Law, or (d) any order, writ, judgment, injunction, decree, determination, or award of any court or governmental agency presently in effect applicable to such Party.
11.1.3Binding Agreement. This Agreement is a legal, valid, and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered a proceeding at law or equity).
11.1.4No Inconsistent Obligation. It is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement, or that would impede the diligent and complete fulfillment of its obligations hereunder.
11.1.5Inventors. All of such Party’s employees, officers and contractors have executed agreements requiring assignment to such Party of all inventions, Know-How and other intellectual property made by such individuals during the course of and as a result of their association with such Party.
11.1.6Approvals. All necessary consents, approvals and authorizations of all Governmental Authorities and other Persons required to be obtained by such Party in connection with the execution and delivery of this Agreement, the activities and transactions contemplated by this Agreement, or the performance by such Party of its obligations under this Agreement have been obtained, except (i) in each case, to the extent required to conduct or handover Clinical Trials or to seek or obtain Regulatory Approvals or other applicable Regulatory Documentation and (ii) as set forth in ARTICLE 14;
11.1.7Debarred Persons. (i) neither such Party nor, to the Knowledge of such Party, any employee, agent or subcontractor of such Party involved or to be involved in the Development of the Licensed Products has been Debarred (each, a “Debarred Person”); (ii) no Debarred Person who is known by such Party to have been Debarred will be employed by such Party in the performance of any activities hereunder; and (iii) to the Knowledge of such Party, no Debarred Person on any of the FDA clinical investigator enforcement lists (including the (1) Disqualified/Totally Restricted List, (2) Restricted List and (3) Adequate Assurances List) will participate in the performance of any activities hereunder.
11.2Additional Representations and Warranties of PTC. PTC further represents and warrants to Licensee, as of the Execution Date and Effective Date (as such representations may be updated by PTC for events occurring in between the Execution Date and the Effective Date), and covenants, as follows:

11.2.1PTC has the full right, power and authority (i) to grant the licenses to Licensee under the PTC Patents, PTC Platform Patents, PTC Platform Know-How and PTC Know-How as purported to be granted pursuant to this Agreement and (ii) to perform its obligations under this Agreement;
11.2.2PTC has not granted any license or other interest to any Third Party under the PTC Patents, PTC Platform Patents, PTC Platform Know-How and PTC Know-How that is inconsistent with the licenses granted to Licensee hereunder;
11.2.3PTC or its Affiliate is the sole and exclusive owner of the Existing Patents, and there are no upstream licenses in existence relating to the Existing Patents;
11.2.4PTC has not received any written claim or demand alleging that (a) the Existing Patents are invalid or unenforceable, or (b) the Development or Commercialization of the Licensed Products as contemplated herein infringes any Patent owned by any Third Party;
11.2.5Schedule 1.61 sets forth a true, complete and correct list of all Patents Controlled by PTC or any its Affiliates that constitute Existing Patents; (i) all issued Patents within the Existing Patents are subsisting, valid, in full force and effect and enforceable; (ii) PTC or its Affiliate, as applicable, has timely paid all filing and renewal fees due prior to the Execution Date with respect to such Existing Patents; and (iii) PTC or its Affiliate, as applicable, has complied with the duty of candor and duty of disclosure obligations in each jurisdiction with respect to the Existing Patents;
11.2.6there are no judgments, orders, decrees, or settlements against or owed by PTC or any of its Affiliates, and there are no actual, pending, or, to PTC’s Knowledge, alleged or threatened in writing, adverse actions, demands, arbitrations, suits, proceedings, or other claims against PTC or any of its Affiliates, in each case, involving the Existing Patents, PTC Platform Know-How and PTC Know-How;
11.2.7all of its employees, officers, and consultants have executed (a) valid and enforceable agreements assigning or (b) have existing obligations under Applicable Law requiring assignment to PTC of all inventions made during the course of and as the result of their association with PTC and obligating the individual to maintain as confidential PTC’s Confidential Information as well as confidential information of other Persons (including Licensee and its Affiliates) which such individual may receive;
11.2.8PTC has not received any written notice from, and does not otherwise have any Knowledge regarding, any Third Party asserting or alleging that the Development, Manufacture or Commercialization of the Licensed Compounds and Licensed Products does infringe or misappropriate the Intellectual Property Rights of any Third Party;
11.2.9To PTC’s Knowledge, no Person is infringing or threatening to infringe the Existing Patents or misappropriating or threatening to misappropriate the PTC Platform Know-How or PTC Know-How in the Field;
11.2.10no PTC Patents nor PTC Know-How is subject to any funding agreement with or obligation to any Governmental Authority;

11.2.11PTC or its Affiliates are the sole owners of all the Regulatory Documentation for the Licensed Compounds and Licensed Products existing as of the Execution Date;
11.2.12PTC and its Affiliates have (i) prepared, maintained and retained all Regulatory Documentation for Licensed Compounds and Licensed Products existing as of the Execution Date pursuant to and in accordance with all Applicable Law and not made any false or misleading statements regarding such Regulatory Documentation; (ii) conducted, and has used reasonable efforts to cause its consultants and subcontractors to conduct, all studies, tests and pre-clinical studies of the Licensed Products conducted prior to, or being conducted on, the Execution Date in accordance with the applicable experimental protocols, procedures and controls pursuant to generally accepted, professional scientific and ethical standards and Applicable Law; and (iii) made available to Licensee true, correct and complete copies or originals of all material information relating to the Development, Manufacture and Commercialization of the Licensed Products as conducted by or on behalf of PTC to date, including copies of the following (to the extent there are any): Adverse Event reports, clinical study reports and material study data and Regulatory Authority inspection reports, notices of adverse findings, warning letters and other material correspondence with Regulatory Authorities;
11.2.13there is no pending action or, to PTC’s Knowledge, action threatened by any relevant Governmental Authority to place a clinical hold order on, or otherwise, threaten or terminate or suspend, any Ongoing Clinical Trial;
11.2.14neither PTC nor, to PTC’s Knowledge, any Person acting on its behalf has, with respect to Licensed Compound and Licensed Product: (i) made an untrue statement of a material fact or fraudulent statement to the FDA, EMA or any other Regulatory Authority or with respect to any Regulatory Documentation; or (ii) failed to disclose a material fact required to be disclosed to the FDA, EMA or any other Regulatory Authority, or committed any act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA, EMA or any other Regulatory Authority to invoke its policy regarding “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy; and
11.2.15PTC and its Affiliates have been, and all activities related to the Development of the Licensed Compounds and Licensed Products have been conducted, in compliance with all Applicable Law.
11.3Additional Representations and Warranties of Licensee. Licensee further represents and warrants to PTC, as of the Execution Date and Effective Date, that all of its employees, officers, and consultants have executed (a) valid and enforceable agreements assigning or (b) have existing obligations under Applicable Law requiring assignment to Licensee of all inventions made during the course of and as the result of their association with Licensee and obligating the individual to maintain as confidential Licensee’s Confidential Information as well as confidential information of other Persons (including PTC and its Affiliates) which such individual may receive.

11.4Covenants between the Execution Date and the Effective Date. From the Execution Date until the Effective Date, PTC shall, and where applicable shall cause its Affiliates to, to the extent permitted by Applicable Law, and for the purpose of keeping Licensee informed of any and all material developments or updates with respect to the Licensed Compounds and Licensed Products:
11.4.1[***];
11.4.2[***];
11.4.3[***];
11.4.4[***];
11.4.5[***];
11.4.6[***];
11.4.7[***];
11.4.8[***];
11.4.9[***];
11.4.10[***].
11.4.11On or promptly following the date on which the applicable waiting period (and any extensions thereof), including any timing agreement entered into with the FTC or the DOJ under the HSR Act, or with any other Governmental Authority pursuant to Schedule 14.3, shall have expired or terminated (the “HSR Clearance Date”), PTC shall deliver to Licensee a closing certificate (the “Closing Certificate”) certifying that it has complied, and as of the HSR Clearance Date, continues to be in compliance with, all of the covenants under this Section 11.4.
11.5Compliance with Anti-Corruption Laws; Policies. Each Party agrees that it shall not, in the performance of this Agreement, perform any actions that are prohibited by any applicable local and other anti-corruption laws, including the provisions of the United States Foreign Corrupt Practices Act, the Criminal Law of China, the PRC Anti-Unfair Competition Law, the Provisional Regulations on Anti-Commercial Bribery, any other applicable anti-bribery or anti-corruption laws (collectively “Anti-Corruption Laws”) that may be applicable to one or both Parties. Each Party shall be responsible for any breach of any representation, warranty or undertaking in this Section 11.5. Each Party will require compliance of Anti-Corruption Laws in its agreements with officers, directors, employees, temporary workers, distributors, sales intermediaries, agents, or other representatives and enforce any such agreements with such representatives. Furthermore, each Party will (and ensure that it’s foregoing personnel will): (a) not promise, offer, pay, cause to pay, accept payment or induce payment or take any action that could be considered a bribe; (b) comply with industry standards; (c) comply with all policies and guidelines (and any updates to the same) of its own; and (d) ensure it has an appropriate (having regard its size, scope of operations, nature of business activities, and consistency with industry standards) and effective ethics, risk and compliance organization and systems/policies in place designed to promote ethical business practices.

11.6Representations and Warranties as of the Effective Date. Unless a Party notifies the other Party of a particular exception to the representations and warranties of such Party as set forth in Sections 11.1, 11.2, 11.3, and 11.5 each Party shall be deemed to have reconfirmed the representations and warranties applicable to such Party as set forth in Sections 11.1, 11.2, 11.3, and 11.5 upon proceeding with the transaction after the HSR Conditions have been met.
11.7DISCLAIMER OF WARRANTIES. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES. Each Party understands that the Licensed Products are the subject of ongoing research and development and that neither Party can assure the safety, effectiveness, Regulatory Approval or commercial success of any Licensed Product.
ARTICLE 12
INDEMNIFICATION
12.1Indemnification by Licensee. Licensee shall indemnify PTC, its Affiliates and its and their respective directors, officers, employees, and agents (“PTC Indemnitees”), and defend and hold each of them harmless, from and against any and all losses, damages, liabilities, penalties, costs, and expenses (including attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims, or demands of Third Parties (collectively, “Third Party Claims”) incurred by or rendered against the PTC Indemnitees arising from or occurring as a result of: (a) the breach by Licensee of this Agreement, (b) the negligence, reckless conduct or willful misconduct on the part of Licensee or its Affiliates or Sublicensees or its or their distributors or contractors or its or their respective directors, officers, employees, and agents in performing its or their obligations under this Agreement, or (c) the Exploitation of any Licensed Product or any Licensed Compound in the Territory, except in each case, to the extent such Losses (i) constitute Shared Damages, or (ii) arise directly or indirectly from any activity for which PTC is obligated to indemnify any Licensee Indemnitee under Section 12.2(a) or (b).
12.2Indemnification by PTC. PTC shall indemnify Licensee, its Affiliates and its and their respective directors, officers, employees, and agents (the “Licensee Indemnitees”), and defend and hold each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims incurred by or rendered against the Licensee Indemnitees arising from or occurring as a result of: (a) the breach by PTC of this Agreement, (b) the negligence, reckless conduct or willful misconduct on the part of PTC or its Affiliates or its or their respective directors, officers, employees, and agents in performing its obligations under this Agreement, or (c) in the event of early termination of this Agreement, the Exploitation of any Licensed Compound or Licensed Products by or on behalf of PTC following any such termination; except, in each case, to the extent such Losses (i) constitute Shared Damages, or (ii) arise directly or indirectly from any activity for which Licensee is obligated to indemnify any PTC Indemnitee under Section 12.1(a) or (b).

12.3Notice of Claim. Promptly after a PTC Indemnitee or a Licensee Indemnitee (each, an “Indemnified Party”) receives notice of a pending or threatened Third Party Claim, such Indemnified Party shall give written notice of the Third Party Claim (the “Indemnification Claim Notice”) to the Party from whom the Indemnified Party is entitled to receive indemnification pursuant to Sections 12.1 or 12.2, as applicable (the “Indemnifying Party”); provided that, an Indemnified Party’s delay in providing or failure to provide such notice shall not relieve the Indemnifying Party of its indemnification obligations, except to the extent it can demonstrate prejudice due to the delay or lack of notice. The Indemnification Claim Notice shall contain a description of the Third Party Claim and the nature and amount of the Third Party Claim and any Losses related thereto (to the extent that the nature and amount of such Loss is known at such time); provided that, an Indemnified Party’s failure to provide such notice shall not relieve the Indemnifying Party of its indemnification obligations. Upon the request of the Indemnifying Party, the Indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.
12.4Defense.
12.4.1In General. Upon receipt of an Indemnification Claim Notice, the Indemnifying Party will have the duty to either compromise or defend, at its own expense and by counsel (reasonably satisfactory to the Indemnified Party) such Third Party Claim. The Indemnifying Party will promptly (and in any event not more than [***] after receipt of the Indemnification Claim Notice) notify the Indemnified Party in writing that it acknowledges its obligation (which acknowledgment shall not be deemed or construed as an admission of liability, either under this ARTICLE 12 or otherwise) to indemnify the Indemnified Party with respect to the Third Party Claim pursuant to this ARTICLE 12 and of its intention to compromise or defend such Third Party Claim. As to all Third Party Claims as to which the Indemnifying Party has assumed control under this Section 12.4, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such Third Party Claim (as reasonably directed by the Indemnifying Party) at its own expense.
12.4.2Cooperation. The Indemnified Party will cooperate fully with the Indemnifying Party and its legal representatives in the investigation and defense of any Third Party Claim. The Indemnifying Party shall keep the Indemnified Party informed on a reasonable and timely basis as to the status of such Third Party Claim (to the extent the Indemnified Party is not participating in the defense of such Third Party Claim) and conduct the defense of such Third Party Claim in a prudent manner.
12.4.3Settlement. If an Indemnifying Party assumes the defense of a Third Party Claim, no compromise or settlement of such Third Party Claim may be effected by the Indemnifying Party without the Indemnified Party’s written consent (such consent not to be unreasonably withheld, delayed or conditioned), unless: (a) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, (b) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, and (c) the Indemnified Party’s rights are not adversely affected. If the Indemnifying Party fails to assume defense of a Third Party Claim within a reasonable time, the Indemnified Party may settle such Third Party Claim on such terms as it deems appropriate with the consent of the Indemnifying Party (such consent not to be unreasonably withheld, delayed or conditioned), and the Indemnifying Party shall be obligated to indemnify the Indemnified Party for such settlement as provided in this ARTICLE 12.
12.4.4Certain Claims Related to Licensed Products in the Profit-Sharing Territory. The Parties shall share in any Shared Damages. With respect to any Shared Damages incurred by a Party (or any of its indemnified Persons), such Shared Damages shall be shared by the Parties in accordance Section 8.5. If either Party receives notice of a claim that arises from or is based on any Shared Activities, such Party shall inform the other Party in writing as soon as reasonably practicable, the Parties will enter into a customary agreement regarding information sharing or communications in light of their common legal intent, and the Parties shall discuss a strategy on how to defend against such Claim. The foregoing terms shall apply, mutatis mutandis, with respect to the sharing and allocation of any Shared Recoveries between the Parties.
12.5Limitation of Liability. EXCEPT FOR WILLFUL MISCONDUCT OR GROSS NEGLIGENCE AND EXCEPT IN THE EVENT OF A PARTY’S BREACH OF ITS OBLIGATIONS UNDER ARTICLE 10, AND EXCEPT FOR A PARTY’S OBLIGATIONS SET FORTH IN THIS ARTICLE 12 OR SECTION 15.13 OR AMOUNTS OWED TO A THIRD PARTY THAT CONSTITUTE SHARED DAMAGES, NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE FOR INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS OR BUSINESS INTERRUPTION, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE IN CONNECTION WITH OR ARISING IN ANY WAY OUT OF THE TERMS OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.
12.6Insurance. Each Party shall procure and maintain at its own cost, with financially stable and reputable insurers, adequate insurance protection that is usual and customary for its respective business operations, including but not limited to general and products liability insurances, and reasonably necessary to cover its actual and potential insurable liabilities under this Agreement. Any deductible associated with a Party’s Third Party insurance policy shall be the responsibility of that Party and cannot be passed on to the other Party. Each Party acknowledges and agrees that the other Party may fulfill some or all of its foregoing obligations under this Section 12.6 by means of self-insurance to the same extent, where permitted by Applicable Law. It is understood that such insurance, or self-insurance, shall not be construed to create a limit of either Party’s liability, including with respect to its indemnification obligations under this ARTICLE 12. Each Party will be provided at least [***] prior written notice of any cancellation or material decrease in the other Party’s insurance coverage limits in the event such cancellation or material decrease impacts the obligations set forth under this Agreement.

ARTICLE 13
TERM AND TERMINATION
13.1Term. This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance herewith, shall continue in force and effect until (a) with respect to the Royalty Territory, on a Licensed Product-by-Licensed Product and country-by-country basis, the Royalty Term End Date for such Licensed Product in such country and (b) with respect to the Profit-Sharing Territory, on a Licensed Product-by-Licensed Product basis, until the Exploitation of such Licensed Product has completely terminated (such period, the “Term”).
13.2Termination.
13.2.1By Licensee for Convenience. Licensee may terminate this Agreement for any reason or no reason at any time in its entirety or, on a Licensed Product-by-Licensed Product basis or, on a country-by-country basis, upon [***] prior written notice to PTC.
13.2.2By Licensee for Safety or Regulatory Issue. Licensee may terminate this Agreement in its entirety or, on a Licensed Product-by-Licensed Product basis, upon [***] prior written notice to PTC where Licensee determines that a safety or regulatory issue exists which would be reasonably expected to materially adversely affect the Development, Manufacture, or Commercialization of Licensed Product.
13.2.3Material Breach. If either Party (the “Non-Breaching Party”) believes that the other Party (the “Breaching Party”) has materially breached one or more of its obligations under this Agreement, then the Non-Breaching Party may deliver notice of such material breach to the Breaching Party (a “Default Notice”). If the Breaching Party fails to cure such breach within [***] (or [***] for payment obligations) after receipt of the Default Notice, the Non-Breaching Party may terminate this Agreement upon written notice to the Breaching Party; provided, that if such breach (other than for payment obligations) is capable of being cured but cannot be cured within such [***] period, and the Breaching Party initiates actions to cure such breach within such period and thereafter diligently pursues such actions, the Breaching Party shall have an additional period of [***] to cure such breach. Notwithstanding the foregoing, in the event that arbitration is commenced in accordance with Section 15.8.3 with respect to any alleged breach hereunder, (a) no purported termination of this Agreement pursuant to this Section 13.2.3 shall take effect until the resolution of such arbitration, and (b) the cure period for such breach shall be tolled until the resolution of such arbitration. Any termination by a Party under this Section 13.2.3 and the effects of termination provided herein shall be without prejudice to any other rights or remedies of such Party, including the right to recover Losses or other legal or equitable remedies to which it may be entitled.
13.2.4Material Breach Related to Diligence. Notwithstanding Section 13.2.3, if the material breach and failure to cure contemplated by Section 13.2.3 is with respect to Licensee’s regulatory diligence obligations under Section 5.3 or Licensee’s Commercialization diligence obligations under Section 6.2, as applicable, with respect to any country or other jurisdiction in the Territory, PTC shall have the right to terminate this Agreement, in its sole discretion, (a) solely with respect to such country or other jurisdiction, (b) in the case that such country or other jurisdiction is a Major Market, solely with respect to all Major Markets, or (c) in its entirety.

13.3Patent Challenge. In the event that Licensee or any of its Affiliates or Sublicensees, anywhere in the Territory, institutes, prosecutes, or otherwise participates in (or in any way aids any Third Party in instituting, prosecuting, or participating in), at law or in equity or before any administrative or regulatory body, including the U.S. Patent and Trademark Office or its foreign counterparts, any Patent Challenge, PTC shall have the right to terminate this Agreement in its entirety, including the rights of any Sublicensees, if Licensee, its Affiliate or its Sublicensee, as applicable, fails to withdraw such Patent Challenge within [***] after PTC provides written notice to terminate as a result of such Patent Challenge. Licensee shall provide written notice to PTC at least [***] before Licensee or its Affiliate institutes, prosecutes, or otherwise participates in (or in any way aids any Third Party in instituting, prosecuting, or participating in), at law or in equity or before any administrative or regulatory body, including the U.S. Patent and Trademark Office or its foreign counterparts, any Patent Challenge. Licensee will request that its Sublicensee identify all prior art and other evidence material to such Patent Challenge in such written notice.
13.4Termination for Insolvency.
13.4.1Either Party may terminate this Agreement in its entirety immediately upon providing written notice to the other Party on or after the time that such other Party makes a general assignment for the benefit of creditors, files an insolvency petition in bankruptcy, petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets, commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, dissolution, liquidation or any other similar proceeding or any proceeding or action of the type described above is filed against the other Party, and such proceeding or action is not dismissed, stayed, vacated, discharged, withdrawn or otherwise is of no effect (collectively, “Dismissed”) within [***] after the commencement thereof.
13.4.2All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code and other similar laws in any jurisdiction outside the United States (collectively, the “Bankruptcy Laws”), licenses of rights to “intellectual property” as defined under the Bankruptcy Laws. If a case is commenced during the Term by or against a Party under Bankruptcy Laws (and, if such case is involuntary, such case is not Dismissed within [***] after the commencement thereof) then, unless and until this Agreement is rejected as provided pursuant to such Bankruptcy Laws, such Party (in any capacity, including debtor-in-possession and a Title 11 trustee) shall perform all of the obligations in this Agreement intended to be performed by such Party. If any such case is commenced during the Term by or against a Party under the Bankruptcy Laws, this Agreement is rejected as provided for under the Bankruptcy Laws, and the non-bankrupt Party elects to retain its rights hereunder as provided for under the Bankruptcy Laws, then the Party subject to such case under the Bankruptcy Laws (in any capacity, including debtor-in-possession and a Title 11 trustee), shall provide to the non-bankrupt Party, if not already in its possession and if held by the Party subject to such case, copies of all embodiments of Patents and Know-How that are licensed hereunder to and necessary for the non-bankrupt Party to prosecute, maintain and enjoy its rights under the terms of this Agreement. All rights, powers and remedies of the non-bankrupt Party as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including the Bankruptcy

Laws) in the event of the commencement of a case by or against a Party under the Bankruptcy Laws. In particular, it is the intention and understanding of the Parties to this Agreement that the rights granted to the Parties under this Section 13.4.2 are essential to the Parties’ respective businesses and the Parties acknowledge that damages are not an adequate remedy. The Parties acknowledge and agree that the payments made under Sections 4.1.6 and 8.1 shall not (a) constitute royalties within the meaning of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, or (b) relate to licenses of Intellectual Property Rights hereunder.
13.5Effects of Termination. All of the following effects of termination are in addition to the other rights and remedies that may be available to either of the Parties under this Agreement and shall not be construed to limit any such rights or remedies. In the event this Agreement is not terminated in its entirety, but rather is terminated with respect to a Terminated Territory or a Terminated Product, then, notwithstanding anything to the contrary in this Section 13.5, the consequences of termination described herein shall only apply to such Terminated Territory or Terminated Product, and this Agreement shall remain in full force and effect with respect to all countries and jurisdictions in the Territory other than such Terminated Territory or Terminated Product:
13.5.1the Parties shall mutually agree, and the JDC shall coordinate, the wind-down of each Party’s efforts under this Agreement and a plan to ensure orderly transition of activities in a commercially reasonable manner;
13.5.2all rights and licenses granted by PTC hereunder shall immediately terminate;
13.5.3either Party may request the other Party, at the requesting Party’s option, to: (a) promptly destroy all copies of the requesting Party’s Confidential Information and confirm such destruction in writing to the requesting Party; or (b) promptly deliver to the requesting Party, at the other Party’s expense, all copies of the requesting Party’s Confidential Information; provided, however, the other Party shall be permitted to retain one (1) copy of such Confidential Information for the sole purpose of performing any continuing obligations hereunder or for archival purposes. Notwithstanding the foregoing, such other Party also shall be permitted to retain such additional copies of or any computer records or files containing such Confidential Information that have been created solely by such Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such other Party’s standard archiving and back-up procedures, but not for any other use or purpose; and
13.5.4in the event of termination by: (i) PTC pursuant to Section 13.2.3 for Licensee’s material breach of the following Section or Article of the Agreement: Section 3.1, 3.4, 5.8, 6.7, Licensee’s payment obligations under Section 8.1 through Section 8.12 (inclusive), Licensee’s confidentiality and nonuse obligations under ARTICLE 10, Licensee’s representations, warranties and covenants under ARTICLE 11, Licensee’s indemnification obligation under Section 12.1; (ii) PTC pursuant to Section 13.2.4, Section 13.3 or Section 13.4; or (iii) Licensee pursuant to Section 13.2.1 or Section 13.2.2, the following shall apply:

(a)Licensee shall, and hereby does effective as of the effective date of such termination, grant PTC an [***] license, [***], under the Licensee Patents, Licensee Know-How, and Licensee’s rights under the Joint Patents and Joint Know-How to Exploit in the Terminated Territory, any Terminated Product and any improvement to any of the foregoing;
(b)Licensee shall, and hereby does effective as of the effective date of such termination, assign to PTC all of its right, title, and interest in and to all Regulatory Documentation (including any Regulatory Approvals) applicable to any Terminated Product in the Terminated Territory, then owned by Licensee or any of its Affiliates, and shall cause any and all Sublicensees to assign to PTC any such Regulatory Documentation then owned by such Sublicensees;
(c)except in the event that Licensee terminates this Agreement pursuant to Section 13.2.2, at PTC’s request, Licensee shall assign to PTC and transfer to PTC’s designated facility all inventory and work-in process of Terminated Product at the time of termination of this Agreement. Such assignment and transfer shall be at PTC’s sole cost and expense (including that PTC will pay Licensee for the cost of such inventory). PTC shall relabel or remove any Licensee labelling from all such inventory supplied to PTC pursuant to this Section 13.5.4(c); provided that, to the extent any such Licensed Product is needed for patients, the Parties shall discuss in good faith the use of such inventory; and
(d)at PTC’s request, assign to PTC all right, title, and interest of Licensee in each Product Trademark for the Terminated Product.
13.6Transition Assistance. In the event of termination by: (a) PTC pursuant to Section 13.2.3 for Licensee’s material breach of the following Section or Article of the Agreement: Section 3.1, 3.4, 5.8, 6.7, Licensee’s payment obligations under Section 8.1 through Section 8.12 (inclusive), Licensee’s confidentiality and nonuse obligations under ARTICLE 10, Licensee’s representations and warranties under ARTICLE 11, Licensee’s indemnification obligation under Section 12.1; (b) PTC pursuant to Section 13.2.4, Section 13.3 or Section 13.4; or (c) Licensee pursuant to Section 13.2.1 or Section 13.2.2, Licensee shall upon the written request of PTC, at no cost to PTC, within [***] after such request; provided that in the event this Agreement is not terminated in its entirety, but rather is terminated with respect to a Terminated Territory or Terminated Product, then, the following consequences shall only apply to such Terminated Territory or Terminated Product:
13.6.1provide PTC with copies of all Regulatory Documentation for the Territory (including any Regulatory Approvals) applicable to any Licensed Compound or Licensed Product in Licensee’s or its Affiliates’ or Sublicensees’ possession or control and all other documents or materials in Licensee’s or its Affiliates’ or Sublicensees’ possession or control that relates to the clinical Development, Regulatory Approval, Manufacture or Commercialization of the Licensed Compounds and Licensed Product(s) or that is otherwise reasonably required to effectively transition all Development, Manufacturing, regulatory and Commercialization activities with respect to the Licensed Compounds and Licensed Products;
13.6.2where permitted by Applicable Law, transfer to PTC all of its right, title, and interest in all Regulatory Documentation applicable to any Licensed Compound or Licensed Product throughout the Territory;

13.6.3notify the applicable Regulatory Authorities and take any other action reasonably necessary to effect the transfer set forth in Section 13.6.1 above;
13.6.4transfer and assign to PTC, provide a royalty-free, sublicensable (through multiple tiers), perpetual license to all Clinical Trial Data and information, in Licensee’s, or its Affiliates’ or Sublicensees’ possession or control, relating to the Licensed Compounds and Licensed Products;
13.6.5provide any additional information possessed or controlled by Licensee reasonably necessary for PTC to evaluate whether to complete any ongoing clinical trial;
13.6.6unless expressly prohibited by any Regulatory Authority, at PTC’s written request, transfer control to PTC of all Clinical Trials being conducted by Licensee as of the effective date of such termination and at PTC’s request, winddown within or continue to conduct such clinical trials, at Licensee’s cost, for up to [***] following the effective date of such termination to enable such transfer to be completed without interruption of any such Clinical Trial; provided that (i) PTC shall not have any obligation to continue any Clinical Trial unless required by Applicable Law, and (ii) with respect to each Clinical Trial for which such transfer is expressly prohibited by the applicable Regulatory Authority, if any, Licensee shall continue to conduct such Clinical Trial to completion, at Licensee’s cost;
13.6.7except in the event that Licensee terminates this Agreement pursuant to Section 13.2.2 (Safety and Regulatory), at PTC’s request, assign (or cause its Affiliates to assign) to PTC any or all agreements with any Third Party with respect to the conduct of Development activities or clinical trials for the Licensed Products, including agreements with contract research organizations, clinical sites, and investigators, unless, with respect to any such agreement, such agreement expressly prohibits such assignment, in which case Licensee shall cooperate with PTC in reasonable respects to secure the consent of the applicable Third Party to such assignment;
13.6.8except in the event that Licensee terminates this Agreement pursuant to Section 13.2.2 at PTC’s written request, Licensee shall supply to PTC all of PTC’s requirements of the Licensed Compound and Licensed Products until the earlier of (i) such time as PTC has established an alternate, validated source of supply for the Licensed Compound and Licensed Products, and PTC is receiving supply from such alternative source and (ii) the [***] anniversary of the effective date of such termination of this Agreement. The cost to PTC for such supply shall be at Licensee’s actual, fully loaded cost plus a reasonable markup to Manufacture such Licensed Compound and Licensed Products. PTC shall relabel or remove any Licensee labelling from all such inventory supplied to PTC pursuant to this Section 13.6.8; and
13.6.9Licensee shall duly execute and deliver, or cause to be duly executed and delivered, such instruments and shall do and cause to be done such acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary under, or as PTC may reasonably request in connection with, or to carry out more effectively the purpose of, or to better assure and confirm unto PTC its rights under, this Section 13.6 and Section 13.5.
13.7Accrued Rights; Surviving Obligations. Termination or expiration of this Agreement (either in its entirety or with respect to one or more country(ies)) or other jurisdiction(s)

for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement. Without limiting the foregoing, Sections 2.1 (for so long as the JDC is responsible for coordinating the wind-down and transition efforts required under Section 13.5.1). 3.2.2, 3.2.3, 4.5, 8.8 through 8.16, 9.1, 11.7, 13.5, 13.6, this Section 13.7 and Section 13.8, and ARTICLE 1 (to the extent relevant to give effect to the other surviving provisions), ARTICLE 10 (for the time period specified in Section 10.1), ARTICLE 12, ARTICLE 15 (to the extent applicable) of this Agreement shall survive the termination or expiration of this Agreement for any reason. If this Agreement is terminated with respect to a Terminated Territory but not in its entirety, then following such termination the foregoing provisions of this Agreement shall remain in effect with respect to the Terminated Territory (to the extent they would survive and apply in the event the Agreement expires or is terminated in its entirety), and all provisions not surviving in accordance with the foregoing shall terminate upon termination of this Agreement with respect to the Terminated Territory and be of no further force and effect (and for the avoidance of doubt all provisions of this Agreement shall remain in effect with respect to all countries in the Territory other than the Terminated Territory).

13.8Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies shall remain available except as agreed to otherwise herein.
ARTICLE 14
ANTITRUST APPROVALS
14.1HSR Filings Prior to the Effective Date. Prior to consummation of this Agreement, each of PTC and Licensee shall file or cause to be filed within [***] of the date hereof with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice the Premerger Notification and Report Form required for the transactions contemplated by this Agreement pursuant to the HSR Act and observe the applicable waiting period (including any extension thereof).
14.2HSR Filing Procedures. Subject to Section 14.1, the Parties will cooperate with one another to the extent necessary in the preparation of the HSR filing. The Parties shall and shall hereto commit to further instruct their respective counsel to cooperate with each other and use good faith, diligent efforts to facilitate and expedite the identification and resolution of any such issues and, consequently, the expiration of the applicable HSR Act waiting period and respond to any inquiry or investigation by any applicable Governmental Authority during the Term of this Agreement, such good faith diligent efforts to include the Parties’ and counsel’s undertaking: (a) to keep each other appropriately informed of communications received from and submitted to personnel of the reviewing Governmental Authority, and (b) to confer with each other regarding appropriate contacts with and response to personnel any Governmental Authority. The Parties and their respective counsel shall reasonably consult and cooperate with the other, and consider in good faith the views of the other, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to the HSR Act or any other inquiry or investigation by any applicable Governmental Authority during the Term of this Agreement; provided, however, the Parties shall be mutually responsible for the content of all substantive communications with any Governmental Authority and shall share equally the responsibility for all strategic and timing decisions necessary to satisfy the HSR Conditions or to respond to any applicable Governmental Authority inquiry or investigation. Each Party will be responsible for its own costs associated with any HSR Filings or any applicable investigation by any other applicable Governmental Authority; provided, however, that Licensee shall be solely responsible for the fee relating to the HSR Filing. Without limiting the generality of the foregoing, the Parties shall use their respective reasonable best efforts to comply with a so-called “Second Request” under the HSR Act at the earliest practicable date, but in any event no later than [***] from the date that such Second Request is issued provided further each Party shall have an obligation to contest, administratively or in court, any ruling, order or other action of the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, or any other Governmental Authority trying to prevent consummation of the transactions contemplated by this Agreement but shall have no obligation to consent to the divestiture or other disposition of any of its or its Affiliates’ assets or to consent to any other structural or conduct remedy.

14.3Other Antitrust Jurisdictions. To the extent the transactions contemplated by this Agreement prompts an inquiry by Other Antitrust Jurisdictions prior to the Effective Date, the Parties shall comply with their respective obligations pursuant to Schedule 14.3.
14.4Effective Date. Except for the Parties’ rights and obligations under Section 4.4.1, Section 10.7, ARTICLE 10, ARTICLE 11, this ARTICLE 14, and paragraph 2 of Schedule 7.1, which shall be effective as of the Execution Date, or as otherwise expressly provided in this Agreement, this Agreement shall not become effective until the date on which (i) Licensee receives the Closing Certificate or (ii) PTC receives from Licensee, in Licensee’s sole discretion, written notice that Licensee waives the requirement for PTC to provide the Closing Certificate (the “Effective Date”).
14.5Termination Date. In the event that the Effective Date has not occurred on or before the Termination Date (defined below), this Agreement may be terminated by either Party on written notice to the other. “Termination Date” means the date that is [***] following the HSR Filing (if any), or such date as the Parties may mutually agree; provided that either Party may, prior to 5:00 p.m., Eastern Time, on the Termination Date, extend such date to a date that is up to [***] after the Termination Date if the HSR Clearance Date has not yet occurred; provided further that that either Party may, prior to 5:00 p.m., Eastern Time, on the Termination Date as extended by a Party in accordance with the previous proviso, further extend such date to a date that is up to [***] after the then Termination Date if the HSR Clearance Date has not yet occurred; provided further that the right to terminate this Agreement pursuant to this Section 14.5 shall not be available to a Party if such Party’s failure to perform any of its obligations under this Agreement was the primary cause for the HSR Clearance Date not occurring on or before the Termination Date (as extended hereunder).

ARTICLE 15
MISCELLANEOUS
15.1Force Majeure. In the event that either Party is prevented from performing its obligations under this Agreement, other than payment obligations, as a result of any contingency beyond its reasonable control (“Force Majeure”), including any actions of governmental authorities or agencies, war, hostilities between nations, civil commotions, riots, national industry strikes, lockouts, sabotage, shortages in supplies, energy shortages, pandemics, fire, floods and acts of nature such as typhoons, hurricanes, earthquakes, or tsunamis, the Party so affected shall not be responsible to the other Party for any delay or failure of performance of its obligations hereunder, for so long as Force Majeure prevents such performance. In the event of Force Majeure, the Party immediately affected thereby shall give prompt written notice to the other Party specifying the Force Majeure event complained of, and shall use Commercially Reasonable Efforts to resume performance of its obligations as soon as possible.
15.2Non-Solicitation. The Parties acknowledge and agree that the following covenants are intended to enable them to collaborate more closely and to exchange information more freely in support of the Development and Commercialization of Licensed Products. Until receipt of the first Regulatory Approval of a Licensed Product, but in any case no longer than the termination of this Agreement, each Party agrees that neither it nor any of its Affiliates will, directly or indirect, recruit or solicit, or attempt to solicit for employment any employee of the other Party or Affiliates of the other Party that is directly involved in the research, Development, Manufacture or Commercialization of Licensed Compound or Licensed Product (each a “Relevant Employee”) or induce a Relevant Employee to terminate his or her employment or engagement with the other Party or Affiliate of the other Party, as the case may be. This Section 15.2 does not prohibit the solicitation or hiring of Relevant Employees as a result of (a) general media advertising or a general solicitation that is not targeted towards Relevant Employees, (b) unsolicited inquiries made by a Relevant Employee of a Party to the other Party, or (c) inquiries resulting from an employment search firm utilized by a Relevant Employee.
15.3Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on the Parties from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Law.
15.4Assignment. Without the prior written consent of PTC (such consent not to be unreasonably withheld, conditioned or delayed), Licensee shall not sell, transfer, assign, delegate, pledge, or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder except that Licensee may, without PTC’s consent: (a) assign its rights or obligations under this Agreement or any part hereof to one or more of its Affiliates; or (b) assign this Agreement in its entirety to a successor to all or substantially all of its business or assets to which this Agreement relates. PTC shall have the right to sell, transfer, assign, delegate, pledge, or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement, in whole or part, without obtaining Licensee’s consent. In addition, PTC may, subject to Section 3.2.5 enter into a Monetization Transaction without Licensee’s consent. Any attempted assignment or delegation in violation of this Section 15.4 shall be void and of no effect ab initio. All validly assigned and delegated rights and obligations of the Parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of PTC or Licensee, as the case may be. The permitted assignee or permitted transferee shall assume all obligations of its assignor or transferor under this Agreement. Without limiting the foregoing, the grant of rights set forth in this Agreement shall be binding upon any successor or permitted assignee, and the obligations of Licensee, including the payment obligations, shall run in favor of any such successor or permitted assignee of PTC’s benefits under this Agreement.

15.5Change in Control. In the event of a Change in Control of PTC, PTC shall provide Licensee with written notice thereof within [***] following the consummation of such Change in Control, which notice shall identify the acquirer. Licensee may, effective upon written notice delivered to PTC within [***] following the consummation of such Change in Control, elect any or both of the following:
15.5.1to disband or reduce the responsibilities, in whole or in part, to the extent still in existence, the JDC, the JFC, the JCC, the JIPC (and any subcommittee formed pursuant to this Agreement), as determined by Licensee; or
15.5.2to limit the scope of information to be provided by Licensee to PTC (including through the JDC, JFC, the JCC or the JIPC) to the extent it determines that (i) such information is competitively sensitive or (ii) it is necessary to limit such scope in order to protect the confidentiality of such information; provided that, notwithstanding the foregoing, in no event may Licensee eliminate or reduce its obligations under Sections 4.1.7, 6.7, 8.5.2, 8.7 and 8.14.

Following a disbandment of the JDC, JFC, JCC and/or the JIPC (as applicable) by Licensee pursuant to Section 15.5.1, Licensee shall have sole decision-making authority subject to the terms and conditions of this Agreement regarding all Development activities for the Licensed Compounds and Licensed Products (including all matters previously within the JDC’s responsibility pursuant to Section 2.1.2) and any discussions or exchange of information required between the Parties pursuant to this Agreement shall be made through the Alliance Managers. For clarity, Licensee’s reporting obligations under Sections 4.1.7, 6.7, 8.5.2, 8.7 and 8.14 shall continue in accordance with the terms of such Sections.

15.6Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and reasonably acceptable to the Parties. To the fullest extent permitted by Applicable Law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid, or unenforceable in any respect.

15.7Governing Law, Jurisdiction and Service.
15.7.1Governing Law. This Agreement or the performance, enforcement, breach or termination hereof shall be interpreted, governed by and construed in accordance with the laws of the State of New York, United States, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction; provided, that all questions concerning the construction or effect of patent applications and patents shall be determined in accordance with the laws of the country or other jurisdiction in which the particular patent application or patent has been filed or granted, as the case may be. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.
15.7.2Service. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 15.9.2 shall be effective service of process for any action, suit, or proceeding brought against it under this Agreement in any such court.
15.7.3Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT.
15.8Dispute Resolution. Except as provided in Section 15.13, any dispute, difference or question arising between the Parties, arising between the Parties in connection with, relating to or arising out of this Agreement, may be submitted to dispute resolution and, if submitted, shall be resolved as follows:
15.8.1Notice of Dispute. Either Party may provide a written notice to the other Party that a dispute has occurred and requiring that the matter be submitted to dispute resolution under this Section 15.8 (a “Dispute Notice”).
15.8.2Escalation Procedure. Upon the issuance of a Dispute Notice, the Senior Executives of the Parties shall first attempt in good faith to resolve the dispute described in such Dispute Notice by negotiation and consultation between themselves. In the event that such dispute is not resolved on an informal basis within [***], such dispute shall promptly be referred to (i) the Chief Executive Officer of each Party, with respect to disputes arising other than pursuant to Section 8.15.3 and (ii) to the Chief Financial Officer of each Party, with respect to disputes arising pursuant to Section 8.15.3, who shall meet in person at a mutually acceptable time and location or by means of telephone or video conference within [***] after the Dispute Notice and attempt to negotiate a resolution to the dispute. The Chief Executive Officers or Chief Financial Officers (as applicable) of both Parties shall have [***] in which to attempt to resolve the dispute. At the end of the [***] period, unless otherwise agreed by the Parties, the dispute shall be referred to dispute resolution by binding arbitration pursuant to Section 15.8.4 for all disputes referred to dispute resolution pursuant to Section 7.6, or to Section 15.8.3 for all other disputes.
15.8.3Arbitration. If a dispute is referred for resolution by binding arbitration pursuant to this Section 15.8.3, one Party shall provide the other Party with written notice thereof (an “Arbitration Notice”). Any arbitration hereunder shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association, except as modified herein, and the arbitration proceeding shall be governed by the Federal Arbitration Act (the “FAA”). Each Party shall select one arbitrator within [***] after the date of the Arbitration Notice and the two (2) arbitrators so selected shall choose a third arbitrator to resolve the dispute within [***] after the date the second of the initial two (2) arbitrators is selected. All arbitrators shall be independent of the Parties and shall not have any present or past relationship with either Party. Simultaneous with the appointment thereof, each Party shall certify that its chosen arbitrator is competent to decide such dispute and the two (2) arbitrators so certified shall jointly certify that their chosen third arbitrator is likewise competent to decide such dispute. Such competence may include the ability to understand disputes which are primarily scientific in nature, or which require expertise and knowledge of processes related to the Development and Commercialization of a human therapeutic product which is peculiar to persons in the biotechnology or pharmaceutical industry. An arbitration decision shall be rendered in writing and shall be binding and not be appealable to any court in any jurisdiction except pursuant to the FAA. The arbitration proceedings shall be conducted in the English language and shall be held in New York City, New York. The arbitrators shall have the authority to grant specific performance, and to allocate between the Parties the costs and legal fees of arbitration in such equitable manner as they determine. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be.
15.8.4Baseball Arbitration.
(a)An arbitration under this Section 15.8.4 (a “Baseball Arbitration”) may only be initiated with respect to a Dispute Notice given with respect to a dispute arising under Section 7.6.
(b)The Baseball Arbitration shall be held in a location mutually agreeable to the Parties, or if no such location can be agreed, in New York City, New York according to the then-current commercial arbitration rules of the American Arbitration Association (“AAA”), except to the extent such rules are inconsistent with this Section 15.8.4.
(c)The Baseball Arbitration will be conducted by one (1) arbitrator who shall be reasonably acceptable to the Parties and who shall be appointed in accordance with AAA rules. If the Parties are unable to select an arbitrator, then the arbitrator shall be appointed in accordance with AAA rules. Any arbitrator chosen hereunder shall have educational training and industry experience sufficient to demonstrate a reasonable level of scientific, financial, medical and industry knowledge relevant to the particular dispute.
(d)Within [***] after the selection of the arbitrator, each Party shall submit to the arbitrator and the other Party a proposed resolution of the dispute that is the subject of the arbitration, together with any relevant evidence in support thereof (the “Proposals”). Within [***] after the delivery of the last Proposal to the arbitrator, each Party may submit a written rebuttal of the other Party’s Proposal and may also amend and re-submit its original Proposal. The Parties and the arbitrator shall meet within [***] after the Parties have submitted their Proposals, at which time each Party shall have one (1) hour to argue in support of its Proposal. The Parties shall not have the right to call any witnesses in support of their arguments, nor compel any production of documents or take any discovery from the other Party in preparation for the meeting. Within [***] after such meeting, the arbitrator shall select one of the Proposals so submitted by one of the Parties as the resolution of the dispute, but may not alter the terms of either Proposal and may not resolve the dispute in a manner other than by selection of one of the submitted Proposals. If a Party fails to submit a Proposal within the initial [***] set forth in the first sentence of this Section 15.8.4(d), the arbitrator shall select the Proposal of the other Party as the resolution of the dispute. Any time period set forth in this Section 15.8.4(d) may be extended by mutual agreement of the Parties.
(e)No arbitrator shall have the power to award punitive damages under this Agreement regardless of whether any such damages are contained in a Proposal, and such award is expressly prohibited. The proceedings and decisions of the arbitrator shall be confidential, final and binding on the Parties. Judgment on the award so rendered may be entered in a court having jurisdiction thereof.
(f)The Parties shall share equally the costs of such Baseball Arbitration.|
15.8.5Intellectual Property Disputes. Notwithstanding the foregoing, in the event that a dispute arises with respect the validity, scope, enforceability, inventorship or ownership of any Patent, Trademark or other intellectual property rights, unless otherwise agreed by the Parties in writing, such dispute shall not be submitted to a FAA proceeding in accordance with Section 15.8.3 or Baseball Arbitration in accordance with Section 15.8.4 and instead, either Party may initiate litigation in a court of competent jurisdiction, notwithstanding Section 15.7, in any country or other jurisdiction in which such rights apply.
15.9Notices.
15.9.1Notice Requirements. Any notice, request, demand, waiver, consent, approval, or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if (a) delivered by hand or sent by email (with email confirmed), (b) by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 15.9.2 or (c) to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 15.9.1. Such notice shall be deemed to have been given as of the date delivered by hand or transmitted by email (with email confirmed) or on the [***] (at the place of delivery) after deposit with an internationally recognized overnight delivery service. Any notice delivered by email shall be confirmed by a hard copy delivered as soon as practicable thereafter. This Section 15.9.1 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.
15.9.2Address for Notice.

If to Licensee, to:

Novartis Pharma AG
Lichtstrasse 35
CH-4056 Basel, Switzerland
Attention: Head of Corporate and Business Development

With a copy to: Novartis Pharma AG
Lichtstrasse 35
CH-4056 Basel, Switzerland
Attention: Global Head of Legal Transactions

and

Arnold & Porter Kaye Scholer LLP
250 W 55th Street
New York, NY 10019
Attn:Eric Rothman
Email:[***]

If to PTC, to:

PTC Therapeutics, Inc.
500 Warren Corporate Center Drive
Warren, New Jersey 07059
Attention: Legal Department
Email: [***]

PTC Therapeutics HD, Inc.
500 Warren Corporate Center Drive
Warren, New Jersey 07059
Attention: Legal Department

with a copy (which shall not constitute notice) to:

Morgan Lewis Bockius LLP
2222 Market Street
Philadelphia, PA 19103-3007
Attention: David Glazer; Richard B. Aldridge
Email:[***]

15.10Entire Agreement; Amendments. This Agreement, together with the Schedules attached hereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises, and representations, whether written or oral, with respect thereto are superseded hereby (including that certain [***]). Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement. No amendment, modification, release, or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.
15.11Expenses. Except as otherwise expressly provided in this Agreement, each Party shall pay the fees and expenses of its respective lawyers and other experts and all other expenses and costs incurred by such Party incurred in connection with the negotiation, preparation, execution, delivery and performance of this Agreement.
15.12English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.
15.13Equitable Relief. Each Party acknowledges and agrees that the restrictions set forth in ARTICLE 9, ARTICLE 10 and Section 15.2 are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions, and that any breach or threatened breach of any provision of such Articles will result in irreparable injury to such other Party for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of such Articles, the non-breaching Party shall be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance, and an equitable accounting of all earnings, profits, and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity. Both Parties agree to waive any requirement that the other (a) post a bond or other security as a condition for obtaining any such relief, and (b) show irreparable harm, balancing of harms, consideration of the public interest, or inadequacy of monetary damages as a remedy. Nothing in this Section 15.13 is intended, or should be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.
15.14Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.

15.15No Benefit to Third Parties. Covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons.
15.16Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.
15.17Relationship of the Parties. It is expressly agreed that PTC, on the one hand, and Licensee, on the other hand, shall be independent contractors and that the relationship between the two (2) Parties shall not constitute a partnership, joint venture, or agency. Neither PTC, on the one hand, nor Licensee, on the other hand, shall have the authority to make any statements, representations, or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.
15.18Counterparts. This Agreement may be executed in one or more identical counterparts, each of which will be deemed to be an original, and which collectively will be deemed to be one and the same instrument. In addition, signatures may be exchanged by facsimile or PDF. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.
15.19References; Headings. Unless otherwise specified, references in this Agreement to any Article, Section or Schedule shall mean references to such Article, Section or Schedule of this Agreement. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.
15.20Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural shall include the singular, and the use of any gender shall be applicable to all genders. Whenever this Agreement refers to a number of days without using a term otherwise defined herein, such number refers to calendar days. The word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement. The terms “including,” “include,” “includes” or “for example” shall not limit the generality of any description preceding such term and, as used herein, shall have the same meaning as “including, but not limited to,” or “including, without limitation.” The word “or” shall have the inclusive meaning commonly associated with “and/or”. The phrase “non-refundable, non-creditable” is not intended to limit any damages a Party may pursue in connection with this Agreement. The words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement as a whole and not merely to the particular provision in which such words appear. The words “shall” and “will” have interchangeable meanings for purposes of this Agreement. The provisions that require that a Party, the Parties or a committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, or otherwise. References to any specific law, rule or regulation or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof. Neither Party shall be deemed to be acting on behalf of the other Party. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof.

[SIGNATURE PAGE FOLLOWS]

THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the Execution Date.

PTC Therapeutics, Inc.	Novartis Pharmaceuticals Corporation
By: /s/ Matthew Klein__________________ Name: Matthew Klein _________________ Title: Chief Executive Officer____________	By: /s/ Eduard Marti__________________ Name: Eduard Marti__________________ Title: Treasurer______________________

PTC Therapeutics HD, Inc.
By: /s/ Avraham Adler________________ Name: Avraham Adler________________ Title: President______________________